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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant/x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
DIGITAL ISLAND, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/x/	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid: $60,016.68
	(2)	Form, Schedule or Registration Statement No.: Schedule TO and Amendment No. 3 to Schedule TO
	(3)	Filing Party: Dali Acquisition Corp. Cable & Wireless USA, Inc. Cable and Wireless plc
	(4)	Date Filed: May 21, 2001 and June 6, 2001

Digital Island, Inc.
45 Fremont Street, 12th Floor
San Francisco, California 94105

August 3, 2001

Dear Stockholder:

    You are cordially invited to attend a Special Meeting of Stockholders, which will be held on August 30, 2001 at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, 6th Floor, San Francisco, California 94105 at 10:00 a.m., local time.

    As described in the enclosed Proxy Statement, at the Special Meeting you will be asked to consider and vote upon the merger of Dali Acquisition Corp., a wholly owned subsidiary of Cable & Wireless USA, Inc. and an indirect wholly owned subsidiary of Cable and Wireless plc ("Cable & Wireless"), with and into Digital Island, Inc. ("Digital Island"), pursuant to an Agreement and Plan of Merger, dated as of May 14, 2001. Upon completion of the merger, and except as otherwise cancelled and converted in accordance with employment agreements with certain of our executives, each outstanding share of our common stock will be cancelled and converted automatically into the right to receive $3.40 net per share in cash, without interest (subject to applicable withholding taxes), upon surrender of certificates formerly representing such shares.

    The merger is the second and final step in the acquisition of Digital Island by Cable & Wireless. The first step was a tender offer by Dali Acquisition Corp. for all of the outstanding shares of Digital Island's common stock at a price of $3.40 per share, net to the seller in cash. Dali Acquisition Corp. purchased 69,133,519 shares pursuant to the tender offer (and the related subsequent offering period) and now owns approximately 83.7% of the outstanding shares of Digital Island (based on the number of shares of Digital Island common stock issued and outstanding on August 2, 2001).

    The affirmative vote of holders of a majority of the shares of Digital Island's common stock outstanding and entitled to vote at the Special Meeting is necessary to approve the Agreement and Plan of Merger. Dali Acquisition Corp. owns a sufficient number of shares to ensure approval of the Agreement and Plan of Merger at the Special Meeting and will vote all of its shares in favor of the Agreement and Plan of Merger. As a result, the affirmative vote of any stockholder other than Dali Acquisition Corp. will not be required to approve the Agreement and Plan of Merger.

    Your Board of Directors has determined that the terms of the merger are fair to and in the best interests of Digital Island's stockholders. The Board of Directors unanimously recommends that Digital Island's stockholders vote "FOR" approval of the Agreement and Plan of Merger and the merger.

    Among the factors considered by the Board of Directors in evaluating the merger was the opinion, dated May 13, 2001, of Credit Suisse First Boston Corporation, Digital Island's financial advisor, which provides that as of such date, the cash consideration to be received by our stockholders pursuant to the tender offer and the merger is fair to such stockholders from a financial point of view. The written opinion of Credit Suisse First Boston Corporation is attached as Annex B to the enclosed Proxy Statement and should be read by stockholders carefully and in its entirety.

    On the following pages, you will find a Notice of the Special Meeting and a Proxy Statement, which provides you with detailed information concerning the proposed merger. I urge you to read the enclosed materials carefully and request that you promptly complete and return the enclosed proxy. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy.

                      Sincerely,

                      Ruann F. Ernst
                       Chief Executive Officer and President

This proxy statement is dated August 3, 2001, and will be first mailed to Digital Island's stockholders on or about August 6, 2001.

Digital Island, Inc.
45 Fremont Street, 12th Floor
San Francisco, California 94105

NOTICE OF SPECIAL MEETING

To Be Held on August 30, 2001

    To the Stockholders of Digital Island, Inc.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of Digital Island, Inc. ("Digital Island"), will be held at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, 6th Floor, San Francisco, California 94105, on August 30, 2001, at 10:00 a.m., local time, for the following purposes:

      1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 14, 2001, by and among Cable and Wireless plc, Dali Acquisition Corp., an indirect wholly owned subsidiary of Cable and Wireless plc, and Digital Island (the "Merger Agreement"). The Merger Agreement provides, among other things, that in accordance with the relevant provisions of the Delaware General Corporation Law, Dali Acquisition Corp. will be merged with and into Digital Island. Following the effective time of the merger, Digital Island will continue as the surviving corporation and an indirect wholly owned subsidiary of Cable and Wireless plc, and each share of Digital Island's common stock, par value $0.001 per share, will be automatically converted into the right to receive an amount in cash equal to $3.40, net to the holder of such share, without interest (subject to applicable withholding taxes), upon surrender of certificates formerly representing such shares. The Merger Agreement is more fully described in the accompanying proxy statement and is attached as Annex A to the accompanying proxy statement.

      2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement.

    The Board of Directors has specified August 2, 2001 as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Special Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement.

    Stockholders who do not vote in favor of approving the Merger Agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable provisions of Delaware law, including the requirements a stockholder must follow in order to exercise his, her or its appraisal rights, is contained in the accompanying proxy statement.

                        By order of the Board of Directors,

                        Howard Lasky
                         Secretary

August 3, 2001

The affirmative vote of a majority of the outstanding shares entitled to vote is required to approve and adopt the Merger Agreement.

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed self-addressed envelope. No postage is necessary if the proxy is mailed in the United States of America. You may revoke a proxy at any time prior to its exercise in the manner described in the accompanying proxy statement. Any stockholder present at the special meeting, including any adjournment or postponement, may revoke such holder's proxy and vote personally on the proposal to approve and adopt the Merger Agreement at the Special Meeting.

PLEASE DO NOT SEND ANY SHARE CERTIFICATES REPRESENTING YOUR SHARES AT THIS TIME.

SUMMARY	i
The Special Meeting	i
Who We Are	ii
The Merger And Related Transactions	ii
PROXY STATEMENT	1
Introduction	1
Our Voting Securities	1
QUESTIONS AND ANSWERS ABOUT THE MERGER	2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	5
THE SPECIAL MEETING	6
General Information	6
Purpose of the Special Meeting	6
Record Date; Quorum	6
Vote Required to Approve the Merger Agreement	6
Voting and Revocation of Proxies	7
Solicitation of Proxies	7
WHO WE ARE	7
Digital Island, Inc.	7
Dali Acquisition Corp.	7
Cable & Wireless USA	8
Cable and Wireless plc	8
THE MERGER AND RELATED TRANSACTIONS	9
General	9
Conversion of Securities	9
Vote Required to Approve the Merger	9
Recommendations of the Board of Directors	9
Background of the Merger	10
Reasons for the Board of Directors' Recommendations; Factors Considered	16
Opinion of Digital Island's Financial Advisor	18
Change of Control	25
Conditions to Completion of the Merger	25
Termination of the Merger Agreement	25
Acquisition Proposals	26
Costs, Expenses and Fees	27
Indebtedness of Digital Island	28
The Board of Directors	28
Employee Stock Options and Other Employee Benefits	29
Employment Agreements	31
Arrangements with the Board of Directors	42
Agreements with Cable & Wireless or Its Affiliates	43
Further Action; Reasonable Best Efforts	43
Representations and Warranties	44
Conduct of Business by Digital Island Pending the Merger.	44
Procedure for Amendment or Waiver	44
PLANS FOR DIGITAL ISLAND	45
Plans or Proposals After the Merger	45
Material Federal Income Tax Consequences of the Merger	45
Regulatory and Other Approvals	46

Source and Amount of Funds	46
Procedures for Exchange of Certificates	46
APPRAISAL RIGHTS	48
Overview	48
Appraisal Rights	48
STOCK OWNERSHIP	51
Security Ownership of Certain Beneficial Owners and Management	51
Shareholder Proposals for Next Annual Meeting	52
Other Matters	52
Incorporation of Certain Documents By Reference	52
Available Information	53
Annexes
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Credit Suisse First Boston Corporation	B-1
Annex C—Section 262 of the Delaware General Corporation Law	C-1
Annex D—Form of Employment Agreement, dated as of July 18, 2001, by and among Digital Island, Cable & Wireless and Howard Lasky	D-1
Annex E—Form of Employment Offer Letter, dated as of July 18, 2001, from Cable & Wireless to Howard Lasky	E-1
Annex F—Form of Employment Agreement, dated as of June 26, 2001, by and among Digital Island, Cable & Wireless and Christina J. Stumpf	F-1

SUMMARY

    This summary highlights material information from this proxy statement. This summary does not contain all of the information that you should consider. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which it refers before you decide to vote. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read the merger agreement. It is the legal document that governs the merger. See "Available Information" on page 53.

The Special Meeting
(see pages 6 through 7)

Date, Place and Time

    The special meeting will be held at 10:00 a.m., local time, on August 30, 2001, at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, 6th Floor, San Francisco, California 94105.

Purpose of the Special Meeting

    At the special meeting, you will be asked to approve the merger agreement, dated as of May 14, 2001, by and among Cable and Wireless plc, Dali Acquisition Corp., an indirect wholly owned subsidiary of Cable and Wireless plc, and Digital Island, Inc. If the merger is completed, Digital Island will become an indirect wholly owned subsidiary of Cable and Wireless plc, and you will be entitled to receive $3.40, net in cash, without interest (subject to applicable withholding taxes), for each share of Digital Island common stock that you own.

Record Date

    The Board of Directors has fixed the close of business on August 2, 2001, as the record date for determination of the Digital Island stockholders entitled to notice of and to vote at the special meeting.

Vote Required to Approve the Merger Agreement

    The holders of a majority of the outstanding shares of Digital Island's common stock must vote to approve the merger agreement. You are entitled to one vote for each share of Digital Island common stock that you owned on the record date. Dali Acquisition Corp. owns a sufficient number of shares to ensure approval of the merger agreement and the merger at the special meeting and will vote all of its shares in favor of the merger agreement. As a result, the merger agreement will be approved even if no stockholders other than Dali Acquisition Corp. vote to approve it.

Proxies

    Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Digital Island's common stock as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger agreement.

    You may revoke your proxy at any time before it is voted by:

  •
  delivering a written notice of revocation of proxy prior to the special meeting to Howard Lasky, Secretary, Digital Island, Inc., 45 Fremont Street, 12th Floor, San Francisco, California 94105;
  •
  delivering to Digital Island a duly executed proxy bearing a later date prior to the special meeting; or
  •
  attending the special meeting and voting in person.

    If you own your shares of Digital Island common stock in "street name," you should follow your broker's instructions concerning how to change your vote.

  •
  You should not send any share certificates with your proxy. A form of transmittal letter with instructions for the surrender of share certificates formerly representing Digital Island's common stock will be mailed to you as soon as practicable after completion of the merger.

i

Who We Are
see (pages 7 through 8)

Digital Island
45 Fremont Street
12th Floor
San Francisco, California 94105
(415) 738-4100

    Digital Island, Inc., a corporation formed under the laws of the State of Delaware, is the leading provider of a managed Internet infrastructure for enterprises that need to give their customers a great Web experience in order to drive e-Business transactions. The company integrates managed hosting, content delivery and network services to bypass Internet congestion and guarantee fast and relevant interactions. Digital Island is headquartered in San Francisco, and its global e-Business delivery network reaches 35 countries worldwide.

Dali Acquisition Corp.
8219 Leesburg Pike
Vienna, Virginia 22182
(703) 905-5784

    Dali Acquisition Corp., a corporation formed under the laws of the State of Delaware and a wholly owned subsidiary of Cable & Wireless USA, Inc., was organized to acquire shares of Digital Island common stock and merge with and into Digital Island, and has not conducted any unrelated activities since its organization.

Cable & Wireless USA
8219 Leesburg Pike
Vienna, Virginia 22182
(703) 905-5784

    Cable & Wireless USA, Inc., a corporation formed under the laws of the State of Delaware and an indirect wholly owned subsidiary of Cable and Wireless plc, is a holding company for all of Cable and Wireless plc's businesses in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Cable & Wireless in the United States.

Cable & Wireless
124 Theobalds Road
London WC1X 8RX
England
+44 (207) 315-4000

    Cable and Wireless plc, a public limited company incorporated under the laws of England and Wales, is a major global telecommunications business with revenue of over £8 billion (U.S.$11.5 billion) for the year ended March 31, 2001, and customers in 70 countries. Cable & Wireless' focus for future growth is on IP (Internet protocol) and data services and solutions for business customers. It is developing advanced IP networks and value-added services in the U.S., Europe and the Asia-Pacific region in support of this strategy. With the capability of its global IP infrastructure and its strength in key markets, Cable & Wireless holds a unique position in terms of global coverage and services to business customers.

The Merger And Related Transactions
(see pages 9 through 44)

    Pursuant to the merger agreement, Dali Acquisition Corp. will be merged with and into Digital Island, with Digital Island surviving. As a result of the merger, Digital Island will become a wholly owned subsidiary of Cable & Wireless USA and an indirect wholly owned subsidiary of Cable & Wireless. Upon completion of the merger, each then-outstanding share of Digital Island common stock, other than any shares held in the treasury of Digital Island, owned by Dali Acquisition Corp., Cable & Wireless or by any direct or indirect wholly owned subsidiary of Cable & Wireless or Digital Island, any shares held by stockholders seeking appraisal rights who perfect their appraisal rights, and certain shares otherwise cancelled and converted in accordance with employment agreements with certain of Digital Island's executives will, by virtue of the merger, and without any further action on the part of the holder of such share, be converted automatically into the right to receive $3.40, net in cash, without interest (subject to applicable withholding taxes).

    After we complete the merger, you will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of, Digital Island, Cable & Wireless or any of their respective subsidiaries.

Why We Recommend the Merger
(see pages 16 through 18)

    After an evaluation of business, financial and market factors and consultation with its legal and financial advisors, at a meeting of the Board of Directors held on May 13, 2001, prior to the commencement of the tender offer by Dali Acquisition Corp. and Cable & Wireless, the Board of Directors (all of the members of which were unaffiliated with Dali Acquisition Corp., Cable & Wireless USA and Cable & Wireless on that date) determined that the merger was advisable, fair to and in the best interests of Digital Island and its stockholders, unanimously approved and declared the advisability of the merger agreement and the transactions contemplated thereby and unanimously voted to recommend that Digital Island's stockholders approve the merger agreement.

Opinion of Financial Advisor
(see pages 18 through 24)

    On May 13, 2001, Credit Suisse First Boston Corporation delivered to the Board of Directors its written opinion that, as of such date, the $3.40 per share in cash to be received by holders of shares in the tender offer and the merger is fair to such holders from a financial point of view.

    The full text of the written opinion of Credit Suisse First Boston Corporation, dated May 13, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached to this proxy statement as Annex B. The opinion of Credit Suisse First Boston Corporation does not constitute a recommendation as to how you should vote with respect to the merger agreement. You should read the opinion carefully and in its entirety.

Cable & Wireless' Ownership of Digital Island's Common Stock

    As of the date of this proxy statement, Dali Acquisition Corp. owns 69,133,519 shares of our common stock (or approximately 83.7% of our total shares issued and outstanding as of August 2, 2001). As a result of its ownership of our common stock, Dali Acquisition Corp. can approve the merger agreement without the affirmative vote of any other Digital Island stockholder.

Appraisal Rights Are Available
(see Annex C)

    Under Delaware law, stockholders who do not vote in favor of the merger agreement will be entitled to demand appraisal of, and to receive payment in cash of the fair value of, their shares. Stockholders desiring to exercise such appraisal rights will have the rights and duties, and must follow the procedures set forth in, Section 262 of the Delaware General Corporation Law, the full text of which is attached to this proxy statement as Annex C. Stockholders who wish to exercise appraisal rights must carefully follow the procedures described therein and are urged to read Annex C carefully and in its entirety.

Effective Time

    The merger will become effective as of the date and time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after the special meeting.

Exchange of Certificates
(see pages 46 through 47)

    Pursuant to the merger agreement, Cable & Wireless will deposit with Computershare Trust Company of New York, an amount of cash equal to the product of $3.40 and the number of shares outstanding immediately prior to the effective time of the merger, other than any shares held in the treasury of Digital Island, owned by Dali Acquisition Corp., Cable & Wireless or by any direct or indirect wholly owned subsidiary of Cable & Wireless or Digital Island, any shares held by stockholders seeking appraisal of their shares who perfect their appraisal rights, and certain shares otherwise cancelled and converted in accordance with employment agreements with certain of Digital Island's executives. Promptly after the effective time of the merger, Computershare Trust Company of New York (the Paying Agent for the merger) will send to each stockholder of record immediately prior to the effective time of the merger, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates formerly representing shares of Digital Island common stock.

  •
  Share certificates should not be forwarded to Computershare Trust Company of New York or any other person until receipt of the letter of transmittal.

    Upon the surrender of a share certificate, Computershare Trust Company of New York will issue to the surrendering holder (or such other person designated by such surrendering holder) a check representing an amount of cash equal to $3.40 per share of common stock (subject to any applicable withholding taxes) formerly represented by the share certificates surrendered to Computershare Trust Company of New York. However, you should not send any certificates with your proxy. A form of transmittal letter with instructions for the surrender of share certificates formerly representing Digital Island's common stock will be mailed to you as soon as practicable after completion of the merger.

Conditions to Completion of the Merger
(see page 25)

    The completion of the merger is subject only to:

  •
  the prior approval of the merger agreement by the holders of a majority of the shares outstanding and entitled to vote on the matter; and
  •
  certain other customary closing conditions, including the absence of any preliminary or permanent injunction or other order, decree or ruling of, or any statute, rule, regulation or executive order promulgated or enacted by, any governmental authority that would make the completion of the merger illegal, or otherwise restrict, prevent or prohibit the completion of the merger.

    All other conditions to the merger have been satisfied.

The Merger Agreement May be Terminated
(see pages 25 through 26)

    The merger agreement may be terminated at any time prior to the effective time of the merger by, among other things, the mutual agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. In certain cases, we may be required to pay Cable & Wireless a fee of $8,400,000. The merger agreement may be amended by the parties at any time, but after the merger agreement has been approved by the stockholders, no amendment may be made which by law requires further approval of the stockholders without obtaining such approval.

Federal Income Tax Consequences
(see pages 45 through 46)

    If the merger is completed, the exchange by a holder of shares for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, you are advised to consult your own tax advisors concerning the applicable federal, state, local, foreign and other tax consequences resulting from the merger.

We Have Obtained All Required Regulatory Approvals

    There are no U.S. federal or state regulatory requirements which remain to be complied with in order to complete the merger other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Source and Amount of Funds

    The total amount of funds required by Dali Acquisition Corp. to purchase all shares tendered pursuant to and to pay all related fees and expenses in connection with the tender offer was approximately $240 million. The maximum amount of funds that may be required by Digital Island to repurchase its 6% Convertible Notes due February 15, 2005 from holders of such notes that, pursuant to the terms of the indenture governing such notes, upon the change of control of Digital Island that occurred in connection with the offer, exercise their option to require Digital Island to repurchase their notes, is approximately $345.3 million. The amount of funds required by Digital Island to make all payments to participants in Digital Island's stock option plans pursuant to the merger agreement is approximately $11.2 million. The total amount of funds required by Dali Acquisition Corp. to complete the merger and to pay all related fees and expenses in connection therewith is estimated to be approximately $47.1 million. Dali Acquisition Corp. will obtain the funds necessary to complete the merger and to pay related fees and expenses from Cable & Wireless USA, which in turn will obtain such funds by means of equity contributions, intercompany loans and/or loans from third parties in any combination deemed necessary or appropriate by Cable & Wireless.

PROXY STATEMENT

Introduction

    This Proxy Statement ("Proxy Statement") pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is being filed by Digital Island, Inc. ("Digital Island") in connection with the proposed merger of Dali Acquisition Corp. ("Dali Acquisition Corp."), a wholly owned subsidiary of Cable & Wireless USA, Inc. ("Cable & Wireless USA") and an indirect wholly owned subsidiary of Cable and Wireless plc ("Cable & Wireless"), with and into Digital Island (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of May 14, 2001 (the "Merger Agreement"). Following the effective time of the Merger, Digital Island will continue as the surviving corporation and an indirect wholly owned subsidiary of Cable & Wireless. The terms "Digital Island," "we," "us" and "our" as used in this Proxy Statement refer to Digital Island and its subsidiaries as a combined entity, except where it is made clear that such term means only the parent company.

    The Merger is the second and final step in the acquisition of Digital Island by Cable & Wireless. The first step was the tender offer by Dali Acquisition Corp. to purchase all of our outstanding common stock (each, a "Share") at a purchase price of $3.40 per Share net to the seller in cash without interest (subject to applicable withholding taxes) (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 21, 2001 (and any amendments thereto) (the "Offer to Purchase"), and the related Letter of Transmittal (together with the Offer to Purchase, the "Offer").

    A copy of the Merger Agreement is filed as Annex A to this Proxy Statement, and is incorporated herein by reference in its entirety.

Our Voting Securities

    The Shares are our only class of voting securities outstanding. Each Share has one vote. As of August 2, 2001, there were outstanding 82,606,039 Shares, options to purchase an aggregate of 7,543,772 Shares, warrants to purchase an aggregate of 120,393 Shares and $345 million principal amount of our convertible subordinated notes convertible into an aggregate of approximately 2,621,380 Shares of our common stock at a conversion price of $131.61 per Share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What Will Happen in the Merger?

A:
Upon completion of the Merger, Dali Acquisition Corp. will be merged with and into us. Our stockholders who surrender their share certificates, other than Digital Island and its subsidiaries, Cable & Wireless and its subsidiaries, including Dali Acquisition Corp., stockholders who perfect their appraisal rights and certain of our executives whose shares are being cancelled and converted in accordance with their respective employment agreements, will receive a cash payment of $3.40, without interest, for each of their Shares.

Q:
Who Will Own Digital Island After the Merger?

A:
After the Merger, Digital Island will be an indirect wholly owned subsidiary of Cable & Wireless.

Q:
Why Has the Merger Been Proposed?

A:
The Merger is the second and final step in a two-part transaction, the purpose of which is the acquisition by Cable & Wireless of the entire equity interest in Digital Island. The first step was a tender offer for all of our Shares which was completed by Dali Acquisition Corp. on June 18, 2001. Dali Acquisition Corp. then provided for a twenty business day subsequent offering period which expired on July 17, 2001. Pursuant to the Offer (including the subsequent offering period), Dali Acquisition Corp. purchased 69,133,519 Shares and owns approximately 83.7% of our total issued Shares that were outstanding as of August 2, 2001.

Q:
Why is our Board of Directors Recommending That I Vote to Approve and Adopt the Merger Proposal?

A:
In the opinion of our Board of Directors, the terms and conditions of the Merger Agreement and the merger contemplated therein are fair to and in the best interests of Digital Island and our stockholders. To review the background of and reasons for the Merger, see pages 10 through 18.

Q:
What Vote is Required to Approve the Merger Agreement?

A:
Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the Shares outstanding and entitled to vote at the Special Meeting. Dali Acquisition Corp. owns a sufficient number of Shares to ensure approval of the Merger Agreement at the Special Meeting and will vote all of its Shares in favor of the Merger Agreement. As a result, the Merger Agreement will be approved even if no stockholders other than Dali Acquisition Corp. vote to approve it. Nevertheless, we urge you to complete the enclosed proxy card to assure the representation of your Shares at the Special Meeting.

Q:
What Will I Receive in the Merger?

A:
As one of our stockholders, you will receive $3.40 in cash, without interest (subject to applicable withholding taxes), for each Share that you validly surrender for payment. This is the "Merger Consideration." For example, if you own 100 Shares, upon completion of the Merger and your surrender of such Shares, you will receive $340.00 in cash.

Q:
Are Appraisal Rights Available?

A:
Yes. Under Delaware law, stockholders who oppose the Merger may dissent from the Merger and seek an appraisal of the fair value of their Shares, but only if they fully comply with the procedures of Delaware law set forth in Section 262 of the Delaware General Corporation Law, the full text of which is attached as Annex C to this Proxy Statement. Stockholders seeking to obtain an appraisal of the fair value of their Shares must carefully follow the procedures of Delaware law explained on pages 48 through 50 and are urged to read Annex C carefully and in its entirety.

Q:
What if I Tendered My Shares After the Expiration of the Tender Offer?

A:
The tender offer expired at 12:00 midnight on June 18, 2001, and the subsequent offering period expired on July 17, 2001. Some stockholders may have submitted shares of Digital Island common stock following expiration of the subsequent offering period in which case, Computershare Trust Company of New York will return such Shares without payment. However, stockholders still will be able to surrender their returned Shares after completion of the Merger in accordance with the instructions they will receive and which are described below. Stockholders who tendered their Shares after the expiration of the subsequent offering period and are seeking to obtain the fair value of their Shares must follow the procedures set forth in Section 262 of the Delaware General Corporation Law, the full text of which is attached as Annex C to this Proxy Statement.

Q:
If the Merger is Completed, When Can I Expect to Receive the Merger Consideration For My Shares?
A:
Promptly after the Merger is completed, you will receive detailed instructions regarding the surrender of your Shares. You should not send your share certificates to us or anyone else until you receive these instructions. Cable & Wireless will arrange for payment of the Merger Consideration to you as promptly as practicable following the completion of the Merger and upon receipt by Computershare Trust Company of New York (the Paying Agent for the Merger) of the required documents. Cable & Wireless will issue a press release once the Merger has been completed.

Q:
When Do You Expect the Merger to Be Completed?

A:
We expect the Merger to be completed as soon as reasonably practicable after the Special Meeting.

Q:
What Are the Tax Consequences to Me of the Merger?

A:
Your receipt of the Merger Consideration will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign, or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between the aggregate Merger Consideration you receive and your aggregate tax basis in the Shares you surrender. To review the tax consequences to you in greater detail, see "Material Federal Income Tax Consequences of the Merger" on pages 45 through 46.

Your tax consequences will depend on your financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences to you of the Merger.

Q:
Upon What Am I Being Asked to Vote?

A:
Notwithstanding the fact that Dali Acquisition Corp. owns a sufficient number of Shares to approve the Merger Agreement without your vote, you are being asked to approve the Merger Agreement, which provides for, among other things, the Merger. After the Merger, we will be the surviving corporation and also will be an indirect wholly owned subsidiary of Cable & Wireless. You will no longer own an equity interest in us or in Cable & Wireless. Our Board of Directors has unanimously approved the Merger Agreement and recommends that you vote "FOR" the approval of the Merger Agreement.

Q:
What Do I Need to Do Now?

A:
This Proxy Statement contains important information regarding the Merger and the Merger Agreement, as well as information about Digital Island and Cable & Wireless. It also contains important information about what our Board of Directors considered in evaluating the Offer and the Merger. We urge you to read this Proxy Statement carefully and in its entirety, including the Annexes that are also part of this Proxy Statement. You also may want to review the documents referenced under "Where You Can Find More Information."

Mail your signed proxy card in the enclosed return envelope, as soon as possible, so your

  Shares will be represented at the Special Meeting. In order to be sure that your vote is counted, please submit your proxy card even if you plan to attend the Special Meeting in person.

Q:
How Do I Vote?

A:
Just indicate on your proxy card how you want to vote your Shares, and sign and mail it as soon as possible in the enclosed return envelope, so that your Shares will be represented at the Special Meeting. The Special Meeting will take place at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, 6th Floor, San Francisco, California 94105, on August 30, 2001, at 10:00 a.m., local time. You may attend the Special Meeting and vote your Shares in person, rather than voting by proxy. In addition, you may withdraw your proxy at any time up to and including the day of the Special Meeting and either change your vote or attend the Special Meeting and vote in person.

Q:
Can I Change My Vote?

A:
Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. You can do so in several different ways. You may deliver a written notice of revocation to us, deliver a new proxy card to us that will replace your earlier proxy card, or you may attend the Special Meeting and vote in person. Further directions for revoking your proxy and reclaiming your right to vote up to and including the day of the Special Meeting are described on page 6 through 7.

Q:
If My Shares Are Held By My Broker in "Street Name," Will My Broker Vote My Shares for Me?
A:
Your broker will vote your Shares only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your Shares, following the directions your broker provides. If you do not provide instructions to your broker, your Shares held in "street name" will not be voted and they will be counted as votes against the proposal to approve the Merger Agreement.

Q:
To Whom Can I Talk If I Have Questions?

A:
If you would like additional copies of this document, or a new proxy card, or if you would like to ask any additional questions about the Merger, you should contact the investor relations department at Digital Island at (415) 738-4100.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This Proxy Statement, including through the incorporation by reference of certain documents and other statements made from time to time by Digital Island, Cable & Wireless, Dali Acquisition Corp., or their respective affiliates or representatives, contains certain forward-looking statements. These forward-looking statements include statements concerning the operations, economic performance, financial condition, intent, belief and current expectations of Digital Island, Cable & Wireless and Dali Acquisition Corp. and members of their respective management teams, as well as the assumptions on which such statements are based. These respective forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements.

    Important factors currently known to management of Digital Island, Cable & Wireless and Dali Acquisition Corp. that could cause actual results to differ materially from those contained in forward-looking statements include, but are not limited to:

• changes in external market factors;
• changes in business or growth strategy;
• an inability to execute strategy due to changes in such company's industry or the economy generally;
• the emergence of new or growing competitors; and

• various other competitive factors and other risks and uncertainties indicated from time to time in Cable & Wireless' and Digital Island's filings with the U.S. Securities and Exchange Commission (the "Commission").

    In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this Proxy Statement or in the documents and other statements incorporated herein by reference will in fact occur. Additionally, Digital Island, Cable & Wireless and Dali Acquisition Corp. undertake no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

THE SPECIAL MEETING

General Information

    This Proxy Statement is being provided by, and the enclosed proxy is solicited by and on behalf of, our Board of Directors for use at the Special Meeting of our stockholders.

    The Special Meeting is scheduled to be held as follows:

August 30, 2001
10:00 a.m., local time
Pillsbury Winthrop LLP
50 Fremont Street, 6th Floor
San Francisco, California 94105

Purpose of the Special Meeting

    The Special Meeting is being held so our stockholders may consider and vote upon a proposal to approve the Merger Agreement and to transact any other business that is properly brought before the Special Meeting or any postponement or adjournment. Approval of the Merger Agreement will constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

    If the Merger Agreement is approved and the Merger becomes effective, Dali Acquisition Corp. will merge with and into us, and we will become an indirect wholly owned subsidiary of Cable & Wireless. You will receive $3.40 in cash for each Share that you own. The Merger Consideration will not be paid in exchange for Shares that are held in our treasury, owned by Cable & Wireless and its subsidiaries including, Dali Acquisition Corp. or any subsidiary of Digital Island, any Shares held by stockholders who seek appraisal of the fair value of their Shares and comply with all of the Delaware law procedures in Annex C, and certain Shares otherwise cancelled and converted in accordance with employment agreements with certain of Digital Island's executives.

Record Date; Quorum

    Our Board of Directors (the "Board of Directors") has fixed the close of business on August 2, 2001, as the record date for determination of stockholders of Digital Island entitled to notice of the Special Meeting and entitled to vote at the Special Meeting. On the record date, there were 82,606,039 Shares outstanding (exclusive of 28,670 treasury shares), held by approximately 51,563 holders of record.

    The presence, in person or by properly executed proxy, of the holders of a majority of the votes entitled to be cast by the holders of all the outstanding Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Because the Shares owned by Dali Acquisition Corp. will be present at the Special Meeting and voted in favor of the Merger proposal, the presence of a quorum at the Special Meeting is assured.

Vote Required to Approve the Merger Agreement

    The holders of a majority of the outstanding Shares must approve the Merger. You are entitled to one vote for each Share that you owned on the record date. Dali Acquisition Corp. owns a sufficient number of Shares to ensure approval of the Merger Agreement at the Special Meeting and will vote all of its Shares in favor of the Merger Agreement. As a result, the Merger Agreement will be approved even if no stockholders other than Dali Acquisition Corp. vote to approve it.

Voting and Revocation of Proxies

    Because approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Shares as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the Merger Agreement. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the Merger Agreement and will be deemed a waiver of your rights to seek an appraisal of the fair value of your Shares.

    You may revoke your proxy at any time before it is voted by:

  •
  delivering a written notice of revocation of proxy prior to the Special Meeting to Howard Lasky, Secretary, Digital Island, Inc., 45 Fremont Street, San Francisco, California 94105;

  •
  delivering to us a duly executed proxy bearing a later date prior to the Special Meeting; or

  •
  attending the Special Meeting and voting in person.

    If you own your Shares in "street name," you should follow your broker's instructions concerning how to change your vote.

Solicitation of Proxies

    We will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of Shares such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies also may be solicited in person, or by telephone or telegraph, by our officers and regular employees. Such persons will receive no additional compensation for such services, but we will reimburse them for any out-of-pocket expenses they incur in connection with such services.

    You should not send any share certificates with your proxy. A form of transmittal letter with instructions for the surrender of your Shares will be mailed to you as soon as practicable after completion of the Merger.

WHO WE ARE

Digital Island, Inc.

    We are a Delaware corporation with our principal executive offices located at 45 Fremont Street, San Francisco, California 94105. Our telephone number at that address is (415) 738-4100.

    We are the leading provider of a managed Internet infrastructure for enterprises that need to give their customers a great Web experience in order to drive e-Business transactions. We integrate managed hosting, content delivery and network services to bypass Internet congestion and guarantee fast and relevant interactions. We are headquartered in San Francisco, and our global e-Business delivery network reaches 35 countries worldwide.

Dali Acquisition Corp.

    Dali Acquisition Corp. is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Dali Acquisition Corp.'s principal offices are located at 8219 Leesburg Pike, Vienna, Virginia 22182, and its telephone number at that address is (703) 905-5785. Dali Acquisition Corp. is a wholly owned subsidiary of Cable & Wireless USA and an indirect wholly owned subsidiary of Cable & Wireless.

Cable & Wireless USA

    Cable & Wireless USA is a Delaware corporation, with its principal offices located at 8219 Leesburg Pike, Vienna, Virginia 22182. Cable & Wireless USA's telephone number at that address is (703) 905-5785.

    All of the outstanding shares of capital stock of Cable & Wireless USA are owned by Cable & Wireless Holdings Inc., a Virginia corporation, which is a wholly owned subsidiary of Cable &Wireless Global Businesses International S.a.r.l., a company organized under the laws of Luxembourg ("C&W Global"). C&W Global is a direct wholly owned subsidiary of Cable & Wireless Western Hemisphere Luxembourg S.a.r.l., a company organized under the laws of Luxembourg, which is a wholly owned subsidiary of Cable & Wireless International Holdings Limited, a company organized under the laws of Ireland, which is a wholly owned subsidiary of Cable & Wireless International Treasury, a company organized under the laws of Ireland, which is a wholly owned subsidiary of Cable & Wireless Western Hemisphere Limited, a company organized under the laws of England and Wales, which is a joint wholly owned subsidiary of Cable and Wireless plc and The Eastern Leasing Company Limited, a company organized under the laws of England and Wales and a wholly owned subsidiary of Cable and Wireless plc. Cable & Wireless USA serves as the holding company for businesses of Cable & Wireless in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Cable & Wireless in the United States.

Cable and Wireless plc

    Cable & Wireless is a public limited company incorporated under the laws of England and Wales with its principal executive offices located at 124 Theobalds Road, London WC1X 8RX, England. The telephone number of Cable & Wireless at that address is +44 (207) 315-4000.

    Cable & Wireless is a major global telecommunications business with revenue of over £8 billion (U.S.$11.5 billion) for the year ended March 31, 2001, and customers in 70 countries. Cable & Wireless' focus for future growth is on IP (Internet protocol) and data services and solutions for business customers. It is developing advanced IP networks and value-added services in the U.S., Europe and the Asia-Pacific region in support of this strategy. With the capability of its global IP infrastructure and its strength in key markets, Cable & Wireless holds a unique position in terms of global coverage and services to business customers.

THE MERGER AND RELATED TRANSACTIONS

General

    The Merger Agreement provides that, at the effective time, Dali Acquisition Corp. will be merged with and into us. At the effective time, we will continue as the surviving corporation and the separate existence of Dali Acquisition Corp. will cease.

    Pursuant to the provisions of the Merger Agreement, the effective time of the Merger will occur when we file with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") a Certificate of Merger.

Conversion of Securities

    As of the effective time, without any further action on our part or the part of Dali Acquisition Corp., Cable & Wireless or holders of our securities or securities of Dali Acquisition Corp.:

  •
  each Share issued and outstanding prior to the effective time (other than Shares held in the treasury of Digital Island, or owned by Dali Acquisition Corp., Cable & Wireless or by any direct or indirect wholly owned subsidiary of Cable & Wireless or Digital Island, Shares as to which appraisal rights have been perfected and certain Shares otherwise cancelled and converted in accordance with employment agreements with certain of Digital Island's executives) will be converted into the right to receive $3.40 in cash, without interest (the "Merger Consideration"). These Shares will no longer be outstanding and will automatically be cancelled, and each holder of a certificate formerly representing any Shares will cease to have any rights with respect thereto except the right to receive the Merger Consideration, less any applicable withholding taxes, upon surrender of the share certificate that formerly evidenced such Shares;

  •
  all Shares owned by us and our subsidiaries, Cable & Wireless or its subsidiaries including Dali Acquisition Corp. will be cancelled; and

  •
  each share of common stock, par value $0.01 per share, of Dali Acquisition Corp. issued and outstanding immediately prior to the effective time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of our common stock, par value $0.001 per share.

    As a result of the actions described above, at the effective time, we will become an indirect wholly owned subsidiary of Cable & Wireless.

Vote Required to Approve the Merger

    The DGCL requires, among other things, that the adoption of any plan of merger by the Board of Directors must be approved by a majority of all the votes entitled to be cast on the plan. The Board of Directors has approved the Merger and the Merger Agreement; consequently, the only additional action by us that is necessary to effect the Merger is approval of the Merger Agreement by our stockholders.

Recommendations of the Board of Directors

    At a meeting duly called and held on May 13, 2001, our Board of Directors, after discussion and deliberation unanimously:

  •
  determined that the Merger Agreement is advisable and fair to, and in the best interests of, Digital Island and its stockholders;

  •
  approved the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

  •
  declared the advisability of the Merger Agreement and resolved to recommend acceptance of the Offer and adoption of the Merger Agreement by the holders of Shares.

Background of the Merger

    On an ongoing basis, our Board of Directors has evaluated our financial performance against our business plan and strategic alternatives, including potential business combinations and strategic investments. On an ongoing basis, our executive management and Board of Directors evaluated the impact of certain developments in our industry, including potential changes in the competitive landscape, as well as the impact of current market and economic conditions, on our short-term and long-term strategies. Based on this evaluation, our Board of Directors and executive management, in August 2000, in consultation with our outside financial advisor, Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), determined that an acquisition of us would be one of the possible courses of action that could enhance stockholder value.

    Beginning in August, 2000, Digital Island and Credit Suisse First Boston contacted numerous potential acquirors, but the deteriorating market conditions stalled the discussions with these potential acquirors in the preliminary stages. On August 15, 2000, at the request of Digital Island, representatives of Credit Suisse First Boston contacted representatives of Cable & Wireless to determine Cable & Wireless' interest in a strategic transaction with us. After considering the proposal, on September 21, 2000, representatives of Cable & Wireless subsequently contacted representatives of Credit Suisse First Boston to determine if representatives of Digital Island's management team would be available to meet with Cable & Wireless' representatives during a planned visit to the United States on September 21, 2000. During this period, Cable & Wireless was considering a wide range of strategic options and meeting with various companies as part of its evaluation process. On September 21, 2000, we executed and delivered a confidentiality agreement with Cable & Wireless, and discussions between the parties' representatives took place relating to Digital Island's business model and its implications on our financial condition and future performance.

    On October 10, 2000, Chris Abell, a director of business development at Cable & Wireless, provided a list of questions to Credit Suisse First Boston to be used as part of Cable & Wireless' due diligence review. On November 29, 2000, Mr. Abell and other members of Cable & Wireless' management met with Chris Albinson, our chief strategy officer, and Tim Wilson, our chief marketing officer, in San Francisco to conduct a preliminary due diligence review of our company. In the meeting, our organization and products, as well as our marketing and business development strategies were discussed.

    During the period September through December, 2000, Cable & Wireless' management held numerous meetings and telephone conversations to consider the strategic alternatives available to it, including the potential advantages which might result from combining certain of the operations of Cable & Wireless with ours, as well as the potential advantages any such combination might create for Cable & Wireless' customers. This process culminated on January 16, 2001, with the approval by Cable & Wireless' management of a strategic plan for Cable & Wireless' United States operations which concluded that acquisitions should be considered in the sphere of activities in which Cable & Wireless would engage.

    In late January, 2001, Credit Suisse First Boston and our executive management began a process to solicit a private investment to finance our operations. During the preliminary stages of the process, our executive management and Credit Suisse First Boston approached a number of potential investors.

    At the end of January, 2001, Cable & Wireless engaged both Greenhill & Co. ("Greenhill") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as its financial advisors in connection with its decision to pursue a potential business combination involving Digital Island.

    On February 2, 2001, representatives of Credit Suisse First Boston contacted representatives of Cable & Wireless to determine if Cable & Wireless had any interest in making a strategic investment in our company, and thereafter provided to Cable & Wireless copies of Digital Island's publicly available information, its business model and a preliminary investment term sheet. Representatives of Cable & Wireless contacted Credit Suisse First Boston's representatives on February 9, 2001, to advise them that Cable & Wireless was in the process of examining the material provided to them by Credit Suisse First Boston and was interested in exploring opportunities involving our company.

    Greenhill and Merrill Lynch contacted representatives of Credit Suisse First Boston on February 13, 2001, to indicate that they had been engaged to represent Cable & Wireless and to again express Cable & Wireless' interest in participating in our process. During this conversation, Greenhill and Merrill Lynch also inquired as to whether we were still considering a sale, and were informed that at that time we were evaluating the possibility of raising equity from potential strategic partners and no longer were we actively exploring a sale. However, Greenhill and Merrill Lynch also were informed by Credit Suisse First Boston at that time that should we receive a proposal for an acquisition during the process, it would be carefully considered.

    On February 16, 2001, representatives of Greenhill and Merrill Lynch contacted representatives of Credit Suisse First Boston and stated that Cable & Wireless was interested in more than making a strategic investment in us, and was interested in acquiring us. Credit Suisse First Boston indicated that our intent was to raise strategic equity capital, but we would not actively discourage Cable & Wireless from doing its due diligence and providing an acquisition proposal. However, Credit Suisse First Boston expressed that it would be our preference that Cable & Wireless be a strategic investor and provide the necessary capital. Credit Suisse First Boston was also told that Mike McTighe, the Chief Executive Officer of Cable & Wireless Global and Sarah Byrne-Quinn, the senior vice president of business development and strategy, wished to speak to Ruann Ernst, our chairman, chief executive officer and president, and Mr. Albinson on February 26, 2001, to make clear their intent and such conversation took place on that day. Additionally, Greenhill and Merrill Lynch indicated that Cable & Wireless and its representatives wished to schedule additional due diligence meetings, including management presentations, from February 28, 2001 to March 2, 2001. Additional information provided by other representatives of Credit Suisse First Boston confirmed Cable & Wireless' interest in acquiring us.

    On February 22, 2001, in response to their request, Credit Suisse First Boston provided a list of available due diligence materials to Greenhill and Merrill Lynch. In return, Greenhill and Merrill Lynch supplied a list of Cable & Wireless' representatives that would be participating in the due diligence sessions, a list of requests for one-on-one interviews with members of our management, and a list of due diligence questions by functional area.

    Between February 28, 2001 and March 2, 2001 (inclusive), members of Cable & Wireless' management and representatives of Greenhill, Merrill Lynch, Pillsbury Winthrop LLP, Cable & Wireless' legal counsel ("Pillsbury Winthrop"), and other advisors retained by Cable & Wireless met in San Francisco with our representatives, Credit Suisse First Boston, and Brobeck, Phleger & Harrison LLP, our legal counsel ("Brobeck"), to discuss our products, strategy, technology and recent acquisitions. While in San Francisco, Cable & Wireless' representatives commenced business, financial, technical and legal due diligence investigations of us and our operations.

    In addition to the customary aspects of the due diligence process, Cable & Wireless held numerous discussions with members of our senior management. Cable & Wireless' due diligence investigation continued after conclusion of the March 2, 2001 meetings, with requests for additional information and for responses to specific questions being made primarily by representatives of Greenhill and Merrill Lynch to representatives of Credit Suisse First Boston.

    On March 6, 2001, representatives of Greenhill and Merrill Lynch contacted representatives of Credit Suisse First Boston to indicate that their client wanted to schedule a conference call between Mr. McTighe and Ms. Byrne-Quinn and Ms. Ernst and Mr. Albinson, and such call took place shortly thereafter. Representatives of Greenhill and Merrill Lynch indicated that the overall sentiment at Cable & Wireless towards a transaction was positive, that their client and its legal team continued to do the necessary work to come to a conclusion and that the entire team was very encouraged by the information provided to date. Merrill Lynch warned that Cable & Wireless would be unlikely to provide a specific proposal during the requested conference call, but one of the conversation topics would be the manner and the time required to arrive at a proposal.

    On March 23, 2001, Cable & Wireless faxed a letter to us stating its interest to proceed with further due diligence and its non-binding intent to discuss the possibility of proceeding with an acquisition of us, indicating a possible price per share of our common stock equal to a 75% premium to the then existing market price of our common stock, subject to successful completion of its ongoing due diligence.

    During the week of March 26, 2001, we met with our advisors from Credit Suisse First Boston and Brobeck to review Cable & Wireless' proposal letter and determined that, based on the terms and conditions set forth in such letter, we would permit Cable & Wireless and its representatives to complete their due diligence investigation with the expectation that Cable & Wireless would continue to work toward proposing an acquisition of one hundred percent of Digital Island.

    On March 27, 2001, representatives of Credit Suisse First Boston spoke to representatives of Merrill Lynch about the timing of the announcement of the transaction proposed by Mr. McTighe. Credit Suisse First Boston, Greenhill and Merrill Lynch were unable to agree upon a timetable for negotiating and executing definitive agreements relating to a transaction. Representatives of Credit Suisse First Boston told representatives of Greenhill and Merrill Lynch that it would need more details on the steps necessary to reach a proposal to adequately counsel our Board of Directors. The parties also scheduled additional meetings to discuss the details and resolve outstanding due diligence matters.

    On March 31, 2001, representatives of Cable & Wireless provided a list of final due diligence questions to be addressed during the upcoming meetings in San Francisco.

    During the week of April 5, 2001, representatives of Cable & Wireless conducted additional on-site due diligence review in San Francisco, including meetings with members of our senior management. In addition to examining in further detail the topics discussed in previous sessions, our executive management provided insight into projected results for the second fiscal quarter ended March 31, 2001. We also discussed potential synergies and the business model of the combined company. Cable & Wireless presented its corporate overview as well as overviews of its network, software and hosting businesses.

    On April 6 and 7, 2001, Ms. Ernst had two days of meetings in London with certain representatives of Cable & Wireless including Graham Wallace, chief executive officer of Cable & Wireless, Mr. McTighe, Avery Duff, executive vice president of human resources, Ms. Byrne-Quinn and Andy McCloud, Executive Vice President Operations. During the meetings, Cable & Wireless indicated that there were still several outstanding issues, including concerns regarding the effect of the transaction on our convertible subordinated notes. Mr. Wallace indicated concern regarding our financial condition and proposed path to profitability.

    On April 13, 2001, Ms. Ernst spoke to Mr. McTighe regarding the timing of an acquisition proposal. Mr. McTighe agreed that their process would be to come to an agreement on terms, after which a joint business plan would be constructed. Mr. McTighe did not promise to propose a price until the following week, but indicated that Greenhill and Merrill Lynch would send terms and conditions during the following week.

    From April 17 through April 22, 2001, Cable & Wireless and its financial and legal advisors reviewed the results of the due diligence investigation and obtained the approvals of Cable & Wireless' senior management necessary to proceed with the proposed transaction. During this period, on April 17, 2001, Pillsbury Winthrop delivered to Cable & Wireless, Greenhill and Merrill Lynch for their review and comment an initial draft of the Merger Agreement. Cable & Wireless' management and its legal and financial advisors held a telephone conference on April 19, 2001, to discuss the proposed Merger Agreement and the terms and conditions of the offer which would be submitted to us. All such activity was conducted with the support and approval of Cable & Wireless' senior management.

    On April 23, 2001, Cable & Wireless sent us a letter outlining the proposed terms of its offer more specifically than the March 23rd letter, delivering a draft Merger Agreement to us and requesting that we reply no later than April 30, 2001. The offer did not include a written notification of the value of the offer, either in the aggregate or on a per share basis. Merrill Lynch and Greenhill did, however, indicate to Credit Suisse First Boston verbally that the price per share being considered by Cable & Wireless on the date the preliminary and non-binding offer was submitted was $2.25 per Share. The closing price of our common stock on April 23rd was $2.32 per Share.

    After carefully considering the terms of Cable & Wireless' offer, including the terms and conditions of the draft Merger Agreement, and meeting with its financial and legal advisors on numerous occasions, our Board of Directors instructed Credit Suisse First Boston to contact Greenhill and Merrill Lynch and indicate that we were interested in engaging in negotiations with Cable & Wireless relating to the sale transaction, provided that the price per Share was increased by Cable & Wireless to at least $3.25. Our Board of Directors requested that Brobeck convey to Pillsbury Winthrop the principal issues raised by the draft Merger Agreement and did so during a conference call on April 26, 2001 with legal and financial advisory representatives of Cable & Wireless.

    During the weeks of April 30 and May 7, 2001, representatives of Merrill Lynch and Greenhill contacted representatives of Credit Suisse First Boston to indicate that Cable & Wireless wished to proceed toward completion of its due diligence investigation and to have its legal representatives engage in contract discussions with our legal representatives. However, Cable & Wireless did not agree at this time to increase its offer to at least $3.25 per Share as requested by Credit Suisse First Boston. Representatives of Cable & Wireless indicated verbally to our representatives that Cable & Wireless might be willing to increase its offer if certain favorable developments were to occur with respect to the business and affairs of Digital Island.

    Although no definitive per Share price had been established, our Board of Directors directed our management and advisors to continue holding discussions with Cable & Wireless and its representatives. From April 30 through May 4, 2001, our legal and financial advisors and those of Cable & Wireless continued to engage in discussions regarding the principal terms and conditions (excluding price) of the proposed acquisition.

    Upon instructions received from representatives of Cable & Wireless, representatives of Pillsbury Winthrop and Brobeck met on May 9, 2001, in San Francisco to discuss the draft Merger Agreement but did not reach agreement with respect to the principal terms and conditions to be contained therein. Later that same day, Cable & Wireless' legal and financial advisors updated Cable & Wireless' management on the proposed terms of a transaction, the status of the outstanding issues (including the principal terms and conditions of the Merger Agreement and the price per Share to be paid) and the status of the ongoing negotiations.

    On May 10, 2001, we issued a press release announcing a new agreement with Microsoft Corporation pursuant to which we would deliver all of Microsoft's online advertisements. Subsequent to the issuance of the press release, the trading price per Share increased from $2.00, the closing price per Share on May 9th, the day immediately preceding the announcement of our agreement, to $3.69, the closing price per Share of our common stock on May 10th.

    On May 10, 2001, representatives of Cable & Wireless' management, along with its legal and financial advisors, met to review and discuss the proposed transaction, including the offer price. Greenhill and Merrill Lynch subsequently met with representatives of Credit Suisse First Boston to discuss the offer price. During this meeting, Cable & Wireless' financial advisors informed Credit Suisse First Boston that Cable & Wireless had been prepared to consider a price per Share in excess of its original $2.25, potentially as high as the $3.25 requested by our Board of Directors. However, as a consequence of the significant increase in the NASDAQ trading price of our Shares on Thursday, May 10, Cable & Wireless was not then in a position to make a determination with respect to any increase in the price per Share it would be willing to offer. The financial advisors of each of Digital Island and Cable & Wireless agreed to defer all discussions relating to price per Share until after the close of the financial markets on Friday, May 11, 2001. Also on May 10, 2001, representatives of Cable & Wireless and Digital Island, along with each of their respective advisors, continued negotiations with respect to the draft Merger Agreement.

    After the close of the financial markets on May 11, 2001, representatives of Greenhill and Merrill Lynch met with representatives of Credit Suisse First Boston to indicate that Cable & Wireless' Board of Directors had preliminarily approved an offer price of $3.40 per Share, and also to convey Cable & Wireless' position on the principal issues raised by the draft Merger Agreement which remained unresolved. Concurrently with the above meeting, certain of our key employees met with Mr. Duff to discuss employment and retention contracts. A meeting between representatives of the parties' respective financial advisors was convened later that evening whereupon Credit Suisse First Boston informed Greenhill and Merrill Lynch that it had reviewed with us the revised offer of Cable & Wireless, and that our counter-proposal was $4.10 per Share. Representatives of Credit Suisse First Boston also communicated our counter-proposal on the principal contractual issues previously communicated by Greenhill and Merrill Lynch. On May 12, 2001, Greenhill and Merrill Lynch telephoned Credit Suisse First Boston to communicate that they had received authorization from Cable & Wireless to accept Digital Island's counter-proposal with respect to the Merger Agreement; however, the price per Share being offered by Cable & Wireless remained at $3.40.

    On May 12, 2001, certain members of our Board of Directors held a special telephonic meeting of the Board of Directors to discuss the proposed per Share offer price as well as the outstanding issues regarding the specific terms of the transaction. George Boutros, the Managing Director and Head of Technology Mergers and Acquisitions at Credit Suisse First Boston, Curtis L. Mo and Eric Simonson, partners at Brobeck, as well as other members of our management team, including Mr. Albinson, Mr. Lasky and Mr. Barrows, briefed our Board of Directors on the current status of discussions with Cable & Wireless, as well as the terms and implications of the proposed acquisition. Due to the absence of two of the members of our Board of Directors, no motion was forwarded with respect to the proposal at that time. Additionally, Ms. Ernst had a conversation with Mr. Wallace during which our counter-proposal of $4.10 per Share was rejected.

    On May 13, 2001, our Board of Directors reconvened in its entirety and held a special telephonic meeting of the Board of Directors. During the meeting of our Board of Directors, members of our executive management and representatives of Credit Suisse First Boston and Brobeck provided our Board of Directors with an update on the terms of the Merger Agreement and related documents, retention plans and diligence items. Our Board of Directors also received an opinion from Credit Suisse First Boston that, as of the date of the meeting, the $3.40 cash per Share that would be received by the holders thereof in the Merger Agreement was fair from a financial point of view to our stockholders. Following additional discussion of the terms of the proposed acquisition, our Board of Directors unanimously:

  •
  determined that the Merger Agreement is advisable and fair to, and in the best interests of, Digital Island and its stockholders, the Offer and all of the transactions contemplated thereby are approved and declared advisable;

  •
  approved the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, including the Merger and the Offer; and

  •
  declared the advisability of the Merger Agreement and resolved to recommend acceptance of the Offer and adoption of the Merger Agreement by the holders of Shares.

    Credit Suisse First Boston contacted representatives of Greenhill and Merrill Lynch after our board meeting on Sunday, May 13, 2001, to indicate that our Board of Directors had accepted Cable & Wireless' offer of $3.40 per Share, subject to finalization of certain contractual terms in accordance with its earlier proposal on the outstanding issues.

    From the afternoon of May 13, 2001 through the morning of May 14, 2001, the parties resolved all outstanding contractual issues and Dali Acquisition Corp., Cable & Wireless and Digital Island executed the definitive Merger Agreement as of May 14, 2001. Four executive officers of Digital Island also executed as of May 14, 2001, employment agreements.

    On the morning of May 14, 2001, we issued a joint press release with Cable & Wireless announcing the execution of the Merger Agreement.

    On May 21, 2001, in accordance with the Merger Agreement, Dali Acquisition Corp. commenced the Offer and we filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9.

    On May 22, 2001, we filed, and on May 18, 2001 Cable & Wireless filed, pursuant to the Merger Agreement, a Notification and Report Form for Certain Mergers and Acquisitions, which was required to be submitted under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Department of Justice and the Federal Trade Commission (the "FTC").

    On May 30, 2001, the FTC granted early termination the applicable waiting period under the HSR Act.

    On June 18, 2001, the Offer expired at 12:00 midnight, New York City time.

    On June 19, 2001, as contemplated by the Offer to Purchase, Cable & Wireless provided for a twenty business day subsequent offering period and also accepted for payment at a price of $3.40 per Share 57,882,248 Shares, which were validly tendered during the initial offering period and not properly withdrawn pursuant to the Offer.

    On June 22, 2001, Dali Acquisition Corp. accepted for payment 4,809,522 additional Shares tendered pursuant to Notices of Guaranteed Delivery. As of such date, such number of Shares, in addition to the Shares that were accepted for payment on June 19, represented approximately 76.2% of the total issued and outstanding Shares.

    Also on June 22, 2001, we gave notice to the holders of our convertible notes that a change of control had occurred in connection with the completion of the Offer. Holders of our convertible notes may elect on or before August 15, 2001 to require us to repurchase their convertible notes at a purchase price equal to the principal amount outstanding plus accrued but unpaid interest up to (but not including) August 20, 2001. Upon consummation of the Merger, we will execute a supplemental indenture providing that any convertible notes that are not repurchased will thereafter be convertible for each $1,000 principal amount outstanding only into $25.834 in cash, without interest (subject to applicable withholding taxes), upon surrender of the convertible notes for conversion.

    On July 16, 2001, our Board of Directors, acting by written consent, in accordance with the Merger Agreement and the applicable provisions of the Delaware law: (1) increased the size of the Board of Directors to ten directors from seven directors; (2) accepted the resignations of the following directors: Christos Cotsakos, Robert Marbut and Mary Cirillo-Goldberg; (3) elected and appointed to the board the following six designees of Cable & Wireless: Graham Wallace, Don Reed, Mike McTighe, Robert Drolet, Avery Duff and Marc Lefar; and (4) authorized, ratified and approved membership on each of our four standing board committees in order to reflect the new composition of our full board.

    On July 17, 2001, the subsequent offering period expired at 12:00 midnight, New York City time. During the subsequent offering period, in accordance with the provisions of applicable law, Dali Acquisition Corp. accepted for payment at a price of $3.40 per share 6,441,749 additional Shares that were validly tendered. As a result, as of the date of this proxy statement, Dali Acquisition Corp. owns approximately 83.7% of our total issued and outstanding Shares (based on the number of issued and outstanding Shares on August 2, 2001).

Reasons for the Board of Directors' Recommendations; Factors Considered

    In approving the Merger Agreement and the transactions contemplated by the Merger Agreement, our Board of Directors considered a number of factors, including the following:

  •
  Our Operating and Financial Condition. Our Board of Directors considered our current and historical financial condition and results of operations, as well as our prospects and strategic objectives, including the risks involved in achieving those prospects and objectives, and the current and expected conditions in the financial markets and industry in which we operate.

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  Market Price and Premium. Our Board of Directors considered the recent and historical price and trading activity of our common stock and the possibility that the price or value of our common stock may decrease in the future. In particular, our Board of Directors considered that the price of $3.40 per Share paid by Cable & Wireless pursuant to the Offer and the Merger represents (1) a premium of 8.6% when compared to the closing price of our common stock on the Friday immediately preceding the date our Board of Directors voted to approve the transaction, (2) a premium of 51.3% when compared to $2.25, the average closing price per share of our common stock for the 20 trading days immediately prior to the date our Board of Directors voted to approve the transaction, and (3) the 31.0%, 68.9% and 68.5% premiums over the average closing price per Share for each of the 5 trading day, the 30 trading day and 45 trading day periods, immediately prior to the date our Board of Directors voted to approve the transaction.

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  Strategic Alternatives. Our Board of Directors reviewed with our executive management and with representatives of Credit Suisse First Boston our prospects and anticipated competitive position if we were to retain our current ownership structure, including the risks and benefits inherent in remaining a stand-alone entity and continuing to pursue our current strategy in an industry environment marked by waning and uncertain economic conditions and deteriorating financial markets. Our Board of Directors also was concerned about our level of growth, path to profitability, the significant capital expenditures required to carry out our business plan and the uncertain market conditions which made it difficult to raise the necessary capital we need to execute our business plan. In light of these concerns, our Board of Directors considered comparable transactions as well as possible alternatives to the Offer and the Merger involving third parties (including preliminary discussions with numerous potential strategic partners and financial investors regarding potential transactions and investments involving our company), the likelihood and timing of completion of such comparable and alternative transactions and the risks associated with them. In considering the likelihood of our receiving other comparable proposals, our Board of Directors discussed the scarcity of potential suitors, suitable strategic partners or financial investors, based on our directors' and officers' knowledge of the industry and the advice of Credit Suisse First Boston. Based on prior discussions and knowledge of the available strategic partners or financial investors, our Board of Directors was aware that other parties were not in a position to sufficiently meet our funding needs or to acquire us. Our Board of Directors also took into account the fact that, in its view, after consultation with Credit Suisse First Boston, conducting an extensive public auction process prior to selling our company would be detrimental to us, would cause significant disruption in our existing operations and would not be likely to produce a better result for us and our stockholders.

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  Credit Suisse First Boston Fairness Opinion and Analysis. Our Board of Directors considered the fairness opinion of Credit Suisse First Boston, dated May 13, 2001. It was the opinion of Credit Suisse First Boston that as of such date and based upon and subject to certain assumptions and matters stated therein, the offer price of $3.40 per Share in cash is fair, from a financial point of view, to the stockholders of Digital Island (other than Cable & Wireless and its affiliates). A copy of the Credit Suisse First Boston opinion is attached hereto as Annex B and is incorporated by reference herein. We urge our stockholders to read the opinion carefully and in its entirety. The opinion does not constitute a recommendation as to how any stockholder should vote with respect to the Merger Agreement.

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  Cable & Wireless' Industry Position. Our Board of Directors reasoned that, as a market leader in the global telecommunications and Internet infrastructure industry, Cable & Wireless was in a strong strategic position to acquire our company and would likely be willing to pay more for our company than any other suitor.

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  Superior Proposal. Our Board of Directors considered the fact that while the Merger Agreement prohibits us from soliciting proposals concerning an acquisition of our company, our Board of Directors, in the exercise of its fiduciary duties, would be able to provide information to, and engage in negotiations with, a third party that makes an unsolicited superior proposal (as defined in the Merger Agreement) and accept a superior proposal (and terminate the Merger Agreement) if it determines that its fiduciary duties so require, which may result in the obligation to make a payment to Cable & Wireless of a termination fee of $8,400,000.

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  Discussions with Management and Advisors. Our Board of Directors discussed the terms of the Offer and Merger with our executive management and our legal and financial advisors.

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  Ability of Cable & Wireless to Purchase the Shares in the Offer and Pay the Consideration in the Merger. Our Board of Directors considered Cable & Wireless' ability to pay the purchase price for the Shares of our common stock in the Offer and the Merger and have sufficient financial resources to pay all transaction related costs. In considering this factor, our Board of Directors reviewed Cable & Wireless' financial condition and industry position.

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  Minimum Condition. Our Board of Directors considered that the tender offer condition requiring a majority of the shares of our common stock on a fully diluted basis (including, without limitation, all Shares of our common stock issuable upon conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of May 14, 2001, and are capable of vesting within 90 days following the completion of the Offer and have an exercise price of $10.00 per Share or less) be tendered in response to the Offer, which cannot be waived by Cable & Wireless, has the effect of requiring that the Offer not be consummated unless a majority of the outstanding shares, other than shares owned by Cable & Wireless or Dali Acquisition Corp., were validly tendered and not withdrawn, thereby assuring that if Dali Acquisition Corp. acquired the minimum required number of Shares of our common stock in the Offer, it would be in a position to effect the Merger.

  •
  Pending Litigation. Our Board of Directors considered the effect that the Merger would have on certain pending litigation matters in which we are involved. A discussion of our litigation with Akamai, Inc. and SRI International is discussed in our periodic report on Form 10-Q filed on May 15, 2001.

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  Limited Conditions to Consummation. Our Board of Directors considered that Cable & Wireless and Dali Acquisition Corp. have committed to consummate the Offer subject only to a limited number of conditions (see "Conditions to the Merger"). The Offer and the Merger are not subject to Cable & Wireless and Dali Acquisition Corp. obtaining financing or a substantial risk of non-completion on legal grounds.

  •
  Transaction Structure. Our Board of Directors evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of our outstanding Shares. Our Board of Directors considered that the cash tender offer enabled our stockholders the opportunity to obtain cash for all of their Shares at the earliest possible time.

  •
  Certainty of Value. Our Board of Directors considered the fact that the purchase price in the Offer and the Merger would be cash, thus eliminating any uncertainties in valuing the consideration to be received by our stockholders. If any consideration were to be received in the form of stock, these uncertainties might be particularly acute in light of the recent volatility in the price of our common stock, as well as the volatility in the market prices of shares of comparable companies and in the Nasdaq National Market in general.

  •
  Potential Conflicts of Interest. Our Board of Directors considered the interests of certain of our executives in the transactions. See "The Merger and Related Transactions—Employment Agreements" on pages 31 through 42.

  •
  Our Future Prospects. Our Board of Directors considered the fact that all holders of Shares (except for Cable & Wireless and Dali Acquisition Corp.) whose Shares are purchased in the Offer will not participate in our future growth. Because of the risks and uncertainties associated with our future prospects, our Board of Directors concluded that this detriment was not quantifiable. Our Board of Directors also concluded that obtaining a cash premium for the Shares now was preferable to enabling the holders of Shares to have a speculative potential future return.

    The description set forth above is not intended to be exhaustive but summarizes the primary factors considered by our Board of Directors. In view of its many considerations, our Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of our Board of Directors may have given different weights to the various factors considered. After weighing all of these considerations, our Board of Directors unanimously approved the terms of the Offer and the Merger and recommended that holders of our common stock tender their Shares in the Offer and approve the Merger Agreement.

Opinion of Digital Island's Financial Advisor

    We retained Credit Suisse First Boston to act as our financial advisor in connection with the Merger. As part of Credit Suisse First Boston's engagement, we requested Credit Suisse First Boston to evaluate the fairness, from a financial point of view, of the consideration (the "Consideration") to be received by the holders of our Shares, other than Cable & Wireless and its affiliates, pursuant to the terms of the Merger Agreement. On May 13, 2001, our Board of Directors met to review the proposed Merger. During this meeting, Credit Suisse First Boston reviewed with our Board of Directors certain financial analyses, as described below. Also at the May 13th meeting, Credit Suisse First Boston rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, that, as of

May 13, 2001, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the Consideration was fair, from a financial point of view, to holders of our Shares, other than Cable & Wireless and its affiliates.

    The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion is attached as Annex B to this Proxy Statement and is incorporated herein by reference in its entirety. We urge our stockholders to, and they should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view and as of the date of the Credit Suisse First Boston opinion, of the Consideration, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger. The summary of the Credit Suisse First Boston opinion in this Proxy Statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

    In connection with its opinion, Credit Suisse First Boston, among other things:

  •
  reviewed a draft of the Merger Agreement and certain other related agreements;

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  reviewed certain publicly available business and financial information relating to us;

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  reviewed certain other information relating to us, including financial forecasts, we provided to or discussed with Credit Suisse First Boston;

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  met with our management to discuss our business and prospects;

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  considered certain financial and stock market data regarding us and compared that data with similar data for other publicly held companies in businesses similar to ours;

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  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been recently effected or announced; and

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  considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for us that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion necessarily is based upon information available to it as of the date of the opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. In connection with their engagement, Credit Suisse First Boston approached third parties to solicit indications of interest in a possible acquisition of and of strategic investments in us and held preliminary discussions with certain of these parties prior to May 13, 2001. Further, the Credit Suisse First Boston opinion does not address our underlying business decision to effect the Merger. In addition, Credit Suisse First Boston assumed that the Merger would be consummated upon the terms set forth in the Merger Agreement without material alteration thereof.

    In preparing its opinion to our Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to us or to the Merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of our actual value. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness, from a financial point of view, of the Consideration and were provided to our Board of Directors in connection with the delivery of the Credit Suisse First Boston opinion.

    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with our Board of Directors at a meeting of our Board of Directors held on May 13, 2001. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

    Historical Trading Analysis.  Credit Suisse First Boston reviewed the historical trading performance of our Shares from January 2, 2001 through May 11, 2001 and compared such performance with the deal price per share of $3.40 (the "Deal Price"). The following table sets forth the average trading price of our Shares for certain periods:

Period	Average Closing Price	Implied Premium Paid
May 11, 2001 (Current)	$3.13	8.6%
Last 5 Days	$2.60	31.0%
Last 10 Days	$2.38	42.9%
Last 30 Days	$2.01	68.9%
Last 60 Days	$2.42	40.5%
Last 90 Days	$3.31	2.7%

    Comparable Companies Analysis.  Credit Suisse First Boston compared the recent performance of our Shares and financial information with that of selected companies in each of the Web Hosting, Content Distribution, Managed Services, and IP Transport industries as set forth below:

Web Hosting Exodus Communications Digex Globix NaviSite Equinix Data Return Content Distribution Akamai Technologies InterNAP Network Services IBEAM Broadcasting
IP Transport
Verizon Communications
AT&T
Qwest Communications
WorldCom
Global Crossing
Broadwing
Level3 Communications
Metromedia Fiber Networks
Williams Communications
Genuity
 Managed Services
Loudcloud

Credit Suisse First Boston calculated the fully diluted aggregate value as a multiple of projected calendar year ("CY") 2001 and 2002 revenue, based on the May 11, 2001 stock price, for us and for each of the companies in each industry group set forth above. The following table presents these multiples for us and the median of these multiples for each industry group set forth above.

	Median Fully Diluted Aggregate Value as a Multiple of Revenue of:
Industry
	CY 2001	CY 2002
Web Hosting	3.1	1.4
Content Distribution	2.7	1.8
Managed Services	1.9	0.7
IP Transport	3.4	2.7

Fully Diluted Aggregate Value as of May 11, 2001 as a Multiple of Revenue of:
Industry
	CY 2001	CY 2002
Digital Island	2.2x	1.6x

    No company utilized in the Comparable Companies Analysis as a comparison is identical to us. In evaluating the comparable companies, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Cable & Wireless' or our control, such as the impact of competition on our or Cable & Wireless' business and the industry generally, industry growth and the absence of any material adverse change in our or Cable & Wireless' financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

    Discounted Cash Flow Analysis.  Credit Suisse First Boston performed an analysis to estimate the present value per Share on a stand alone basis based on our projected future financial performance. Credit Suisse First Boston performed the analyses using a range of EBITDA estimates based on three separate cases for fiscal years 2001 through (and including) 2005, illustrative fiscal year 2005 terminal forward EBITDA multiples and illustrative discount rates of 25.0% to 35.0%, and noted that such estimates assumed future growth rates for us significantly greater than the projected future growth rates for companies comparable to us. For this analysis, Credit Suisse First Boston examined a range of estimates based on securities research analysts, as well as two additional estimate scenarios for us developed by our management, a downside case and a target case. Each case described is only a portion of the overall analysis performed by Credit Suisse First Boston, and Credit Suisse First Boston expresses no judgment on the appropriateness or accuracy of the assumptions underlying each case. The following chart summarizes Credit Suisse First Boston's results, including not meaningful ("NM") amounts:

Price Per Share Based on Fiscal Year 2005 Terminal Forward EBITDA Multiple of
Discount Rate
	7.0x	8.5x	10.0x
25.0%	NM—$15.29	$0.20—$19.06	$1.07—$22.83
30.0%	NM—$13.18	NM—$16.49	$0.58—$19.79
35.0%	NM—$11.46	NM—$14.32	$0.18—$17.23

    Precedent Transaction Analysis.  Credit Suisse First Boston reviewed twenty precedent transactions in the Hosting/Transport, Content Delivery/Streaming, Internet Service Provider, and IT Consulting industries. For each of these precedent transactions, Credit Suisse First Boston compared the multiples of aggregate transaction value to each of last twelve months' revenue, current calendar year forward revenue, and next calendar year ("CY+1") forward revenue, calculated as of the announcement date of each transaction. In addition, Credit Suisse First Boston compared the premium or discount paid by each acquiror over the trading price per share one trading day and 30 trading days prior to the announcement of the transaction.

	Median of Multiples of:			Premium/(Discount) of Transaction Price to Share Market Price
Industry	Last Twelve Months' Revenue	CY Forward Revenue	CY +1 Forward Revenue	One Day Prior	30 Days Prior
Hosting/Transport	6.0x	5.6x	7.6x	37%	38%
Content Delivery/Streaming	211.6	65.2	27.0	20%	43%
Service Providers	37.4	27.8	11.5	(18%)	1%
IT Consulting	2.3	1.8	1.6	80%	25%
The Merger (at the Deal Price)	3.3	2.4	1.7	8.6%	87.6%

    No transaction utilized as a comparison in the Precedent Transaction Analysis is identical to the Merger. In evaluating the Merger, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our business and the industry generally, industry growth, and the absence of any adverse material change in our financial condition and prospects or in our industry or in the financial markets in general. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

    Required Future Value Analysis.  Credit Suisse First Boston calculated our required revenue and EBITDA to generate annual appreciation of 20% to 40% in the trading price of our common stock during the next three years. Credit Suisse First Boston based its analysis on an assumed share price of $3.40, the assumption that the number of our outstanding Shares would double in connection with subsequent equity financings, an illustrative range of calendar year 2004 revenue multiples, and an illustrative range of calendar year 2004 EBITDA multiples. Credit Suisse First Boston noted that our required compound annual revenue growth rate is significantly above the compound annual revenue growth rates for comparable companies as projected by securities research analysts. The analysis is summarized in the following table:

	Assumed Annual Appreciation
	20%	30%	40%
	(in millions except per share amounts)
Implied Digital Island Share Price	$5.88	$7.47	$9.33
Implied Future Digital Island Aggregate Value	$1,309.3	$1,571.0	$1,876.3
CY 2004 Revenue Required at:
Multiple of 1.5x	$872.9	$1,047.3	$1,250.8
Compound Annual Growth Rate From CY 2000	80.0%	88.4%	97.0%
Multiple of 3.0x	$436.4	$523.7	$625.4
Compound Annual Growth Rate From CY 2000	51.4%	58.4%	65.6%
CY 2004 EBITDA Required at:
Multiple of 7.0x	$187.0	$224.4	$268.0
Multiple of 8.5x	$154.0	$184.8	$220.7
Multiple of 10.0x	$130.9	$157.1	$187.6

    Dilution Analysis.  Based on management projections, Credit Suisse First Boston noted that we would require additional capital in the amount of approximately $150—$300 million to achieve cash flow breakeven. Credit Suisse First Boston then considered the dilution to our current stockholders if we raised new capital rather than consummated the Merger. Credit Suisse First Boston utilized a range of per share prices for any new capital, as well as an illustrative range of amounts raised in such financing. The following table summarized the results of Credit Suisse First Boston's analysis:

		% Ownership of Current Shareholders After Capital Raising of:
(Discount) Premium to Market Price	Per Share Price of New Equity
		$100	$150	$200	$250	$300
		(in millions)
(20%)	$2.50	67.3%	57.8%	50.7%	45.1%	40.7%
(10%)	$2.82	69.8%	60.6%	53.6%	48.0%	43.5%
0	$3.13	72.0%	63.1%	56.2%	50.7%	46.1%
10%	$3.44	73.9%	65.3%	58.6%	53.1%	48.5%
20%	$3.76	75.5%	67.3%	60.6%	55.2%	50.7%
40%	$4.38	78.2%	70.6%	64.3%	59.0%	54.5%
80%	$5.63	82.2%	75.5%	69.8%	64.9%	60.6%

    Credit Suisse First Boston noted that if we elected to raise additional capital rather than consummate the Merger, we would be competing with certain of our peers for such additional sources of financing and we could not be certain these additional sources of financing would be available to us.

    Credit Suisse First Boston's opinion was one of many factors taken into consideration by our Board of Directors in making its determination to recommend the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of our Board of Directors or our management with respect to our value or whether our Board of Directors would have been willing to agree if offered different consideration.

    Credit Suisse First Boston was selected by our Board of Directors based on Credit Suisse First Boston's qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston has provided financial and investment banking services to us for which it received compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to a letter agreement dated August 31, 1999, as amended by a letter dated May 9, 2001 (collectively, the "Engagement Letter"), we engaged Credit Suisse First Boston to provide financial advisory services to our Board of Directors in connection with the Merger, including, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the Engagement Letter, we agreed to pay Credit Suisse First Boston a fee calculated using a two-tiered price structure for a completed transaction. If the Merger is consummated, such fee will be $13 million (the "Transaction Fee"). Credit Suisse First Boston also is entitled to receive a fee for rendering its opinion, which fee will be credited against the Transaction Fee. In addition, we agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against any liabilities and expenses arising out of or in conjunction with its rendering of services pursuant to its engagement, except if such liabilities are found in a final court judgment to be the direct result of Credit Suisse First Boston's gross negligence or bad faith.

Change of Control

    The Offer expired at 12:00 midnight, New York City time, on Monday, June 18, 2001. On June 19, 2001, Dali Acquisition Corp. accepted for payment at a price of $3.40 per share 57,882,248 Shares, which were validly tendered and not properly withdrawn pursuant to the Offer. As contemplated by the Offer to Purchase, Dali Acquisition Corp. and Cable & Wireless provided for a twenty business day subsequent offering period.

    On June 22, 2001, Dali Acquisition Corp. accepted for payment 4,809,522 additional Shares tendered pursuant to Notices of Guaranteed Delivery.

    On July 17, 2001, the subsequent offering period expired at 12:00 midnight, New York City time. During the subsequent offering period, in accordance with the provisions of applicable law, Dali Acquisition Corp. had accepted for payment at a price of $3.40 per Share 6,441,749 additional Shares that were validly tendered throughout the subsequent offering period. As a result, Dali Acquisition Corp. currently owns approximately 83.7% of the total issued and outstanding Shares (based on the number of issued and outstanding Shares as of August 2, 2001). See "The Merger And Related Transactions—The Board Of Directors," "—Stock Options," "—Benefit Plans" and "—Employment Agreements."

Conditions to Completion of the Merger

    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions prior to the effective time of the Merger, including the following:

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  that we obtain the approval of the Merger Agreement and the Merger by the affirmative vote of a majority of our stockholders entitled to vote;
  •
  that the waiting periods, and any extension of the waiting periods, applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the U.K. Fair Trading Act of 1973 (the "UK Act") and the E.C. Merger Regulation 4064/89 (the "EC Regulation") have expired or terminated; and
  •
  that no provision of any applicable law and no judgment, restraining order, preliminary or permanent injunction, order or decree of any court or other governmental authority of competent jurisdiction prohibiting or enjoining the completion of the Merger is in effect after each of Digital Island, Cable & Wireless and Dali Acquisition Corp. have used its reasonable best efforts to vigorously contest or resist any action and to have any decree, judgment, injunction or other order vacated, lifted, reversed or overturned.

    On May 22, 2001 we filed, and on May 18, 2001 Cable & Wireless filed, a Premerger Notification and Report Form, which was required to be submitted under the HSR Act, with the Department of Justice and the Federal Trade Commission. On May 30, 2001, we were granted early termination of the waiting period under the HSR Act and we announced that a determination had been made that pre-merger notification was not required under either the UK Act or the EC Regulation, which satisfied the second condition described above. Dali Acquisition Corp. owns a sufficient number of Shares to ensure the satisfaction of the first condition described above.

Termination of the Merger Agreement

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the effective time of the Merger, notwithstanding any approval of the Merger Agreement and the Merger by our stockholders:

  •
  by mutual written consent of Digital Island, Cable & Wireless and Dali Acquisition Corp.;
  •
  by either Digital Island or Cable & Wireless if the effective time has not occurred on or before February 9, 2002, unless such party's failure to fulfill any covenant, agreement, condition or other obligation under the Merger Agreement is the cause of, or resulted in, the failure of the effective time of the Merger to occur on or before such date;

  •
  by either Digital Island or Cable & Wireless if any governmental authority or court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree or ruling or taken any other final and nonappealable action that makes the completion of the Merger illegal or otherwise prevents or prohibits completion of the Merger;
  •
  by Digital Island if any of the representations or warranties made by Cable & Wireless or Dali Acquisition Corp. set forth in the Merger Agreement, without regard to any materiality qualifiers, are not true and correct in any respect, except to the extent the effect of such breach, individually or in the aggregate with all other breaches, would not have a material adverse effect on Cable & Wireless, and the untruth or incorrectness cannot be or is not cured within thirty (30) days after Digital Island gives written notice to Cable & Wireless or Dali Acquisition Corp.;
  •
  by Digital Island if Cable & Wireless or Dali Acquisition Corp. fails to perform in any material respect any material obligation or to comply in any material respect with any material covenant of Cable & Wireless or Dali Acquisition Corp. to be performed or complied with by it under the Merger Agreement that cannot be or is not cured within twenty (20) days after giving written notice to the Cable & Wireless or Dali Acquisition Corp.; or
  •
  by Digital Island in the event it is permitted by the terms of the Merger Agreement to approve or recommend an Acquisition Proposal (defined below). See "The Merger And Related Transactions—Acquisition Proposals."

Acquisition Proposals

    The Merger Agreement provides that we will, and will cause our subsidiaries to, and will use our best efforts to cause our officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by Digital Island) to immediately cease and cause to be terminated all discussion and negotiations, if any, that had taken place prior to May 14, 2001, relating to an Acquisition Proposal. The Merger Agreement further provides that we will not, and will cause our subsidiaries not to, and will use our best efforts to cause our officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by us) and our subsidiaries not to, directly or indirectly:

  •
  solicit, initiate, encourage or facilitate any Acquisition Proposal or any inquiries, proposals or offers from any person, other than Cable & Wireless or Dali Acquisition Corp., relating to an Acquisition Proposal;
  •
  grant any waiver or release under any standstill or similar agreement with respect to any class of our, or any of our subsidiaries', equity securities; or
  •
  furnish any information to or participate in discussions or negotiations with any person that has made or intends to make an Acquisition Proposal.

    The Merger Agreement further provides that we will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cable & Wireless or Dali Acquisition Corp., our approval or recommendation of the Merger Agreement or the Merger unless our Board of Directors, after consulting with our outside legal counsel, determines in good faith that such action is required by their fiduciary duties under the Delaware General Corporation Law or under other applicable law. Further, we may not approve or recommend an Acquisition Proposal, or, in connection therewith, withdraw or modify its recommendation of the Merger Agreement or the Merger, including any statements pursuant to Rule 14e-2 under the Exchange Act, unless all of the following conditions are satisfied:

  •
  the Acquisition Proposal is a Superior Proposal (as defined below);
  •
  we have complied with all the provisions of Section 7.4 of the Merger Agreement;
  •
  our Board of Directors determines in good faith, after consultation with our outside legal counsel, that such action is required by our fiduciary duties under the Delaware General Corporation Law or other applicable law; and

  •
  we have negotiated, and our Board of Directors has determined to enter into, a definitive agreement with respect to the Superior Proposal;

    Prior to entering into a definitive agreement with respect to a Superior Proposal, pursuant to the Merger Agreement, our Board of Directors must notify Cable & Wireless within twenty-four (24) hours of its determination of the material terms and conditions of such definitive agreement. For a period of three (3) days after Cable & Wireless receives the notice, our Board of Directors may not execute a definitive agreement relating to the Superior Proposal nor approve or recommend the Superior Proposal (or in connection therewith modify its approval or recommendation of the Merger Agreement or the Merger). During the three (3) day period, Cable & Wireless is entitled to make any adjustments to the Merger Agreement as Cable & Wireless deems desirable. If our Board of Directors determines that the Acquisition Proposal reflected by the definitive agreement is superior to the Merger Agreement as modified by Cable & Wireless, our Board of Directors may approve or recommend an Acquisition Proposal and/or terminate the Merger Agreement. If, instead, our Board of Directors determines that the Acquisition Proposal is not superior to the Merger Agreement as modified by Cable & Wireless, we must execute an amendment to the Merger Agreement to adopt the adjustment proposed by Cable & Wireless and terminate all discussions relating to the Acquisition Proposal.

    Provided that we comply with the provisions contained in the foregoing paragraphs, we are not prohibited from complying with Rule 14e-2 under the Exchange Act.

    "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) thirty-five percent (35%) or more of our assets or (B) more than thirty-five percent (35%) (in voting power) of our voting securities or of any subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning thirty-five percent (35%) or more (in voting power) of our voting securities or any subsidiary; (iii) the sale of thirty-five percent (35%) or more (in fair market value) of our assets; or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us other than one in which we are the surviving corporation and our stockholders immediately prior to the consummation of such transaction own not less than sixty-five percent (65%) of the voting securities of the surviving corporation after consummation of such transaction, in each case other than the Offer or the Merger.

    "Superior Proposal" means any Acquisition Proposal with respect to which our Board of Directors (a) determines in good faith that such proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such Acquisition Proposal and (b) believes in good faith, based on the advice of Credit Suisse First Boston or another nationally recognized investment bank or financial advisor, that such Acquisition Proposal, if consummated, would result in a transaction more favorable to our stockholders from a financial point of view (taking into account all terms and conditions of the Acquisition Proposal and the likelihood of consummation) than the Offer and the Merger.

Costs, Expenses and Fees

    All costs and expenses incurred in connection with the Merger Agreement and the Merger, including reasonable attorneys' fees and expenses, will be paid by the party incurring the expenses, whether or not the Merger is consummated. In the event we terminate the Merger Agreement because we have approved or recommended an Acquisition Proposal, we must pay Cable & Wireless within one (1) day a fee in the amount of $8,400,000. If we are required to pay Cable & Wireless the termination fee and fail to pay the fee within one (1) day of such amount becoming due and payable, we must pay Cable & Wireless interest on the unpaid amount at a rate equal to the Citibank, N.A. Base Rate in New York City plus two percent (2%). In addition to the expense and fee provisions described in this paragraph, each party to the Merger Agreement may seek damages or remedies at law or in equity with respect to any liability for a breach of the Merger Agreement.

Indebtedness of Digital Island

    Cable & Wireless agreed to provide, or cause its affiliates to provide, us with sufficient funds necessary for us to comply with our repurchase obligations under the indenture dated as of February 29, 2000, between Digital Island and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture"), when and if such obligations become due as a result of the completion of the Offer. Cable & Wireless agreed to provide funds equal to the principal amount outstanding plus accrued but unpaid interest on all indebtedness which may be required to be repaid by us pursuant to the Indenture. Any funds provided by Cable & Wireless or its affiliates will be either in the form of a loan or a capital contribution. On June 22, 2001, we gave notice pursuant to the Indenture to the holders of the 6% Convertible Notes due February 15, 2001 (the "Convertible Notes") of the change in control that occurred upon the completion of the Offer. Accordingly, pursuant to the terms of the Indenture, on August 20, 2001, we will be required to repurchase from holders of Convertible Notes which have properly exercised their "put" right under the Indenture such holder's Convertible Notes at a price equal to the principal amount of such note plus accrued but unpaid interest up to (but not including) August 20, 2001. Holders of our Convertible Notes may elect on or before August 15, 2001, to require us to repurchase their Convertible Notes at a purchase price equal to the principal amount outstanding plus accrued but unpaid interest up to (but not including) August 20, 2001. Upon consummation of the Merger, we will execute a supplemental indenture providing that Convertible Notes that are not repurchased will thereafter be convertible for each $1,000 principal amount outstanding only into $25.834 in cash, without interest (subject to applicable withholding taxes), upon surrender of the convertible notes for conversion. It also is contemplated that the Convertible Notes will be de-registered under the Exchange Act as soon as practicable after the effective time of the Merger.

The Board of Directors

    The Merger Agreement provides that effective upon Cable & Wireless' acceptance for payment of Shares properly tendered and not withdrawn pursuant to the Offer, Cable & Wireless is entitled to designate to serve on our Board of Directors that number of directors equal to the product of (i) the total number of directors on the board, after any permitted increase, and (ii) the percentage that the total number of Shares of our common stock beneficially owned by Cable & Wireless and Dali Acquisition Corp. bears to the total number of Shares of our common stock outstanding. We agreed to take all actions necessary to appoint the individuals designated by Cable & Wireless to our Board of Directors, including increasing the size of our Board of Directors and seeking the resignation of incumbent directors.

    We also agreed to use our best efforts to cause the individuals designated by Cable & Wireless to constitute the number of members (rounded up to the nearest whole number) on (i) each committee of our Board of Directors and (ii) the board of directors of each of our subsidiaries, and each committee thereof, that represents the same percentage as Cable & Wireless designees represent on our Board of Directors. The parties further agreed that at least two incumbent members of our Board of Directors who are not our employees will remain directors until the effective time of the Merger (the "Continuing Directors").

    Our obligation to appoint Cable & Wireless' designees to our Board of Directors is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. We were required to mail to our stockholders the information required by Section 14(f) and Rule 14f-1 which was included in the Schedule 14D-9 mailed to our stockholders on or about May 21, 2001.

    On June 19, 2001, and June 22, 2001, Cable & Wireless accepted for payment Shares properly tendered and not withdrawn pursuant to the Offer equal to approximately 76.2% of the total issued and outstanding Shares.

    On June 22, 2001, Cable & Wireless requested that we increase the size of our Board of Directors to ten (10) from seven (7) members and that Graham Wallace, Don Reed, Mike McTighe, Robert

Drolet, Avery Duff and Marc Lefar each be appointed to our Board of Directors. In addition, Cable & Wireless requested that Graham Wallace be appointed to our Nominating Committee, Mike McTighe be appointed to our Finance Committee and Avery Duff be appointed to our Compensation Committee. On the same day our Board of Directors resolved to accept the resignations of Mary Cirillo-Goldberg, Christos Cotsakos and Robert Marbut. On July 16, 2001, the actions discussed in this paragraph became effective and we and Cable & Wireless agreed that such actions constituted satisfaction of the provisions of the Merger Agreement with respect to the appointment of the Cable & Wireless designees to our Board of Directors. As of the date of this Proxy Statement, our Board of Directors consists of the following persons: Charlie Bass, Robert Drolet, Avery Duff, Ruann F. Ernst, G. Bradford Jones, Marc Lefar, Don Reed, Shahan Soghikian, Mike McTighe and Graham Wallace.

    After completion of the Offer and until the effective time of the Merger, the Continuing Directors only must authorize any termination, amendment, extension of performance or any waiver of the Merger Agreement on our behalf.

Employee Stock Options and Other Employee Benefits

    Pursuant to the Merger Agreement, outstanding stock options under our 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan (the "Stock Option Plans") or assumed by us pursuant to the terms of the Sandpiper Networks, Inc. 1997 Stock Plan and SoftAware, Inc. 1999 Stock Option/Stock Issuance Plan, outstanding options to purchase Shares under our 1999 Employee Stock Purchase Plan (the "ESPP") and outstanding Shares issued under our 1999 Stock Incentive Plan pursuant to the option exchange program implemented by Digital Island in April 2001 (the "Restricted Stock") were treated as set forth below.

    Immediately prior to the completion of the Offer, each outstanding option to purchase Shares under the Stock Option Plans (each, a "Company Stock Option") which, according to its terms would have accelerated upon a "change in control" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, and which had an exercise price that was equal to or greater than $3.40 per Share, became vested and exercisable for all of the Shares subject to those Options and those Options were cancelled upon the completion of the Offer. Immediately prior to the effective time of the Merger, each Company Stock Option which according to its terms would accelerate upon a "corporate transaction" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, which has an exercise price that is equal to or greater than $3.40 per Share, shall vest and become exercisable on an accelerated basis for all of the Shares subject to those Options and shall be cancelled at the effective time of the Merger.

    Upon the completion of the Offer, except as otherwise agreed upon in writing between a holder of a Company Stock Option ("Optionholder") and Cable & Wireless, each Company Stock Option which, according to its terms would have accelerated upon a "change in control" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, and which had an exercise price that is less than $3.40 per Share was cancelled and the cancellation did not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "change in control." Instead, each Optionholder was entitled to a cash payment per Option Share equal to the difference between the exercise price of the Optionholder's Company Stock Option and $3.40 per Share (the "Cancellation Payment"). To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment was to be paid by Dali Acquisition Corp. to the Optionholder at the completion of the Offer upon surrender of the Company Stock Option. The remainder of the Cancellation Payment will be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in our Stock Option Plans or the applicable Company Stock Option agreement. Pursuant to the terms of the Merger Agreement, Dali Acquisition Corp. will pay approximately $8,700,000 to such Optionholders (representing the aggregate amount of such Cancellation Payments).

    At the effective time of the Merger, except as otherwise agreed upon in writing between the Optionholder and Cable & Wireless, each Company Stock Option which, according to its terms would accelerate upon a "corporate transaction" as defined in our Stock Option Plans or the applicable Company Stock Option agreement, and which has an exercise price that is less than $3.40 per Share will be cancelled and will not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "corporate transaction." Instead, each Optionholder will be entitled to the Cancellation Payment. To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to cancellation (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment will be paid by Cable & Wireless to the Optionholder at the effective time of the Merger upon surrender of the Company Stock Option. The remainder of the Cancellation Payment will be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Stock Option Plans or the applicable Company Stock Option agreement. The aggregate amount of the Cancellation Payments to be paid to all such Optionholders is approximately $1,500,000.

    Under the Merger Agreement, all outstanding purchase rights under the ESPP were exercised automatically on the final purchase date of June 18, 2001. A total of 236,244 Shares were purchased at a purchase price of $2.873 per Share. Each participant who elected to receive a refund of his or her payroll deductions received the cash equal to his or her payroll deductions for the final purchase interval. The ESPP terminated with the final purchase date, and no further purchase rights will be granted under the terminated ESPP.

    Upon the completion of the Offer, except as otherwise agreed upon in writing between the holder of Restricted Stock (each, a "Restricted Stockholder"), us and Cable & Wireless, the Restricted Stock issued and outstanding immediately prior to the change in control was cancelled and forfeited, and did not result in any accelerated vesting of the Restricted Stock under the terms of the applicable Restricted Stock issuance agreement between the Restricted Stockholder and us due to a "change in control" or "corporate transaction." Instead, each Restricted Stockholder was entitled to receive a Cancellation Payment equal to $3.40 multiplied by the number of shares of Restricted Stock he or she held immediately prior to the completion of the Offer. To the extent that the Restricted Stockholder's Restricted Stock was vested in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for accelerated vesting of the Restricted Stock on a change in control or corporate transaction), the Cancellation Payment was to be paid by Dali Acquisition Corp. to the Restricted Stockholders at the completion of the Offer. The remainder of the Cancellation Payment will be made at such times as the Restricted Stock would have vested in accordance with the terms of the Restricted Stockholder's Restricted Stock issuance agreement if such agreement had continued in effect, provided that the Restricted Stockholder meets the terms and conditions of vesting set forth in our Stock Option Plans and the applicable Restricted Stock issuance agreement. Pursuant to the terms of the Merger Agreement, Dali Acquisition Corp. will pay approximately $970,000 to such Restricted Stockholders (representing the aggregate amount of such Cancellation Payments).

    Effective as of the effective time of the Merger, we will take all necessary action, including obtaining the consent of the individual Optionholders and Restricted Stockholders, if necessary, to (A) terminate our Stock Option Plans, (B) cancel, upon the completion of the Offer or the effective time of the Merger, as applicable, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested and exercisable as of such date, and (C) cancel upon the completion of the Offer, each Outstanding Restricted Share, whether or not vested as of such date.

    From and after the effective time of the Merger, Cable & Wireless will cause us as the surviving corporation and our subsidiaries to honor in accordance with their terms, all of our contracts, agreements, arrangements, policies, plans and commitments and those of our subsidiaries with respect to benefits or entitlements that accrued prior to the effective time of the Merger that are applicable to any of our current or former employees or directors or of any of our subsidiaries. Our employees, or employees of our subsidiaries will receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Cable & Wireless or any of its subsidiaries for the benefit of our employees for service accrued or deemed accrued prior to the effective time of the Merger with us or our subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and provided further that in determining the amount of vacation pay owed to any employee from and after the effective time of the Merger under the applicable terms of our vacation plan, credit shall be given for such employee's service with us or any of our subsidiaries prior to the effective time of the Merger.

    With respect to any employee benefit plans in which any of our employees or employees of any of our subsidiaries first become eligible to participate on or after the effective time of the Merger or in which our employees or employees of our subsidiaries did not participate prior to the effective time of the Merger, Cable & Wireless will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any such plans in which such employees may be eligible to participate after the effective time of the Merger, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan prior to the effective time of the Merger; (ii) provide each employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger (to the same extent such credit was given under the analogous plan prior to the effective time of the Merger) in satisfying any applicable deductible or out-of-pocket co-payment requirements under any such new plan in which such employees may be eligible to participate after the effective time of the Merger; and (iii) with respect to flexible spending accounts, provide each employee with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the effective time of the Merger occurs; provided that the foregoing shall not apply to the extent it would result in duplications of benefits.

Employment Agreements

    The following individuals, who currently hold with us the positions indicated below, executed offer letters and employment agreements with us and Cable & Wireless which became effective upon the successful completion of the Offer or, if later, the signing of the offer letter or employment agreement:

    Ruann F. Ernst, Chief Executive Officer, President and Director

    Charles Picasso, Chief Operating Officer

    Timothy Wilson, Chief Marketing Officer

    Addo Barrows, Chief Financial Officer

    Howard Lasky, Vice President, General Counsel and Secretary

    Christina J. Stumpf, Chief Technology Officer

    These employment agreements have replaced the employment agreements or arrangements previously in place for these individuals, with the exception of Ms. Stumpf who we recently hired. In addition, pursuant to the executed offer letters and employment agreements, these individuals waived any and all claims to benefits that would have been receivable on account of a "change of control" or a

"corporate transaction" with respect to Digital Island, including rights to our stock options and restricted Digital Island common stock, as described below.

  Ruann F. Ernst

    Pursuant to the terms of her offer letter and employment agreement, Ms. Ernst has agreed to serve as President and Chief Executive Officer of Digital Island, reporting to the Chief Executive Officer of Cable & Wireless Global. For her services, we will pay Ms. Ernst an initial annual base salary of $250,000, and she will have the opportunity to earn a target bonus based upon a percentage of her base salary. In addition, she will be paid a deferred bonus in the amount of $625,000, subject to the following conditions: (i) 40% of the deferred bonus will be paid three months after the completion of the Offer if she remains employed with Digital Island; and (ii) the remaining 60% of the deferred bonus will be paid nine months after the completion of the Offer if she remains employed with Digital Island.

    In addition, subject to certain terms and conditions, Ms. Ernst will be granted the following stock compensation:

  •
  Stock options in shares of Cable & Wireless stock. Within forty-five (45) days following the completion of the Offer, she will be granted stock options to purchase 150,000 common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. Subject to the approval of Cable & Wireless' shareholders of the proposed stock option plan, options will vest at a rate of 25% per year over the four-year period measured from the date of grant.

  •
  Restricted shares of Cable & Wireless stock. At the completion of the Offer, the shares of Digital Island common stock issued to Ms. Ernst in the option exchange program of April 23, 2001 (the "Restricted Shares") and all of her remaining outstanding stock options to purchase shares of our common stock will be cancelled. In return for those cancelled shares and options, she will be awarded restricted shares of Cable & Wireless common stock ("Cable & Wireless Shares") to be issued to her in a series of installments over her period of continued employment. The conversion process will be effected as follows:

  (i)
  The rollover value of her cancelled Restricted Shares will be determined by multiplying the number of those shares by $3.40.

  (ii)
  The rollover value of each of her cancelled options will be determined by multiplying the number of shares of our common stock subject to each such option by the excess (if any) of the $3.40 paid in the Offer over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than $3.40 per share will have a zero rollover value.

  (iii)
  The combined rollover value of her cancelled Restricted Shares and options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the completion date of the Offer to determine the number of Cable & Wireless Shares to which she will be entitled.

    The Cable & Wireless Shares so calculated will be awarded to Ms. Ernst in accordance with the following vesting schedule over her period of continued employment with us:

  (i)
  She will be awarded 25% of her Cable & Wireless Shares on the 6-month anniversary of the completion of the Offer, if she continues in Digital Island's employ through such date.

  (ii)
  She will be awarded another 25% of her Cable & Wireless Shares on the 12-month anniversary of the completion of the Offer, if she remains in Digital Island's employ through that date. At that time, she will also be awarded, subject to her development and delivery of an integration plan for Digital Island approved by Cable & Wireless, bonus shares in an amount equal to 150% of the Cable & Wireless Shares awarded to her under paragraph (i) and the first sentence of this paragraph (ii). As a further performance incentive, she will also be awarded a second share bonus up to an amount equal to 150% of the Cable & Wireless Shares awarded under paragraph (i) and the first sentence of this paragraph (ii), with the actual number of such shares to be determined on a pro-rata basis to the extent Digital Island achieves certain performance targets.

  (iii)
  She will be awarded another 25% of her Cable & Wireless Shares on the 18-month anniversary of the completion of the Offer, if she continues in Digital Island's employ through such date.

  (iv)
  She will be awarded the remaining 25% of her Cable & Wireless Shares on the 24-month anniversary of the completion of the Offer, if she continues in our employ through such date. At that time, she will also be awarded, subject to her development and delivery of an integration plan for us, bonus shares in an amount equal to 150% of the Cable & Wireless Shares awarded to her under paragraph (iii) and the first sentence of this paragraph (iv). As a further performance incentive, she will also be awarded at that time a second share bonus up to an amount equal to 150% of the Cable & Wireless Shares awarded to her under paragraph (iii) and the first sentence of this paragraph (iv), with the actual number of such shares to be determined on a pro-rata basis, to the extent we achieve certain performance targets.

    Under the terms of her new employment agreement, Ms. Ernst will have the right to terminate her employment upon 3-months prior written notice. Her employment will be terminable by us upon 12-months prior written notice.

    If we terminate her employment for any reason other than for Cause (as defined in her new employment agreement) or if she terminates her employment with us for Good Reason (as defined in her offer letter), then (a) all her outstanding Cable & Wireless options and her Cable & Wireless Shares would vest fully, she would also immediately vest in 75% of the maximum number of bonus shares awardable to her, whether or not the performance targets are in fact attained, and she would have a twelve-month period following the termination of her employment in which to exercise her Cable & Wireless options, (b) she and her eligible dependents would be entitled to continued health coverage under our medical plan at no cost for a period of twelve months after her termination, (c) she would be entitled to salary continuation payments, at base salary rate in effect for her at the time of such termination, for a period of twelve months after her termination, and (d) she would be entitled to 50% of her bonus for the fiscal year of her termination, to be paid within 90 days after the close of such fiscal year.

    If we terminate her employment for any reason other than for Cause, or if she terminates her employment for Good Reason, within 9 months after the completion of the Offer, then she would also be entitled to payment of the portion of her deferred bonus that was unpaid on the date of her termination.

    If she terminates her employment for any reason other than Good Reason during the 12-month period measured from the completion of the Offer, she would be entitled to a severance payment equal to the sum of (a) the amount she would have received if she had exercised all of her currently vested stock options and all of her Digital Island stock options that would have vested had those options continued in effect until her termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or her stock option agreements) and tendered the stock acquired upon such exercise in the Offer, plus (b) the amount she would have received if she had tendered in the Offer all of her vested Restricted Shares and all of the Restricted Shares which would have vested had she continued to hold those shares until her termination of employment (without regard to any shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or her restricted stock issuance agreement).

    In addition, Ms. Ernst may be granted additional shares of Cable & Wireless restricted common stock which will be subject to vesting based on service and/or performance milestones. To date, the additional number of shares of restricted common stock has not been determined.

    In the event that any payment or distribution by us to her would be subject to the 20% excise tax imposed by Internal Revenue Code Section 4999 or any interest or penalties incurred by her with respect to such excise tax, she will be entitled to receive an additional payment in an amount such that after a reduction reflecting her total tax liability, including, without limitation, her total income tax (including any applicable federal, state, or local income taxes) and excise tax liability (including any interest and penalties) with respect to the additional payment, she would retain an amount of the additional payment equal to the excise tax (including any interest and penalties) imposed on any payments.

    The terms of her existing loans from us obtained to purchase shares of common stock, together with the existing bonus arrangement under which she is provided with funds from time to time to repay those loans, will remain in effect.

  Charles Picasso

    Pursuant to the terms of his offer letter and employment agreement, Mr. Picasso has agreed to serve as our Chief Operating Officer. For his services, we will pay Mr. Picasso an initial annual base salary of $250,000, and he will have the opportunity to earn a target bonus based upon a percentage of his base salary. In addition, he will be paid a deferred bonus equal to the sum of his base salary and target bonus, subject to the following conditions: (i) 40% of the deferred bonus will be paid three consecutive months after the completion of the Offer if he remains employed with us; and (ii) the remaining 60% of the deferred bonus will be paid nine consecutive months after the completion of the Offer if he remains employed with us.

    In addition, subject to certain terms and conditions, Mr. Picasso will be granted the following stock compensation:

  •
  Stock options in shares of Cable & Wireless stock. Within forty-five (45) days following the completion of the Offer, he will be granted stock options to purchase common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. The number of shares subject to such option will be determined by multiplying his annual rate of base salary by three and dividing the sum by the exercise price. Subject to the approval of Cable & Wireless' shareholders of the proposed stock option plan, the options will vest at a rate of 25% of those shares per year over the four-year period measured from the date of grant.

  •
  Restricted shares of Cable & Wireless stock. At the completion of the Offer, the Restricted Shares of our common stock issued to Mr. Picasso in the option exchange program of April 23, 2001 and all of his remaining outstanding stock options to purchase shares of our common stock will be cancelled. In return for those cancelled shares and options, he will be awarded Cable & Wireless Shares to be issued to him in a series of installments over his period of continued employment. The conversion process will be effected as follows:

  (i)
  The rollover value of his cancelled Restricted Shares will be determined by multiplying the number of those shares by the $3.40 paid in the Offer.

    (ii)
    The rollover value of each of his cancelled options will be determined by multiplying the number of shares of our common stock subject to each such option by the excess (if any) of the $3.40 paid in the Offer over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than $3.40 per share will have a zero rollover value.

    (iii)
    The combined rollover value of his cancelled Restricted Shares and options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the completion date of the Offer to determine the number of Cable & Wireless Shares to which he will be entitled.

    The Cable & Wireless Shares so calculated will be awarded to Mr. Picasso in accordance with the following vesting schedule over his period of continued employment with us:

  (i)
  He will be awarded 50% of his Cable & Wireless Shares on the 12-month anniversary of the completion of the Offer, if he remains in Digital Island's employ through that date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, a special share bonus in an amount equal to 25% of the Cable & Wireless Shares awarded to him under this paragraph (i).

  (ii)
  He will be awarded the remaining 50% of his Cable & Wireless Shares on the 24-month anniversary of the completion of the Offer, if he continues in our employ through such date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, a special share bonus in an amount equal to 50% of the Cable & Wireless Shares awarded to him under this paragraph (ii).

    Mr. Picasso's employment under the terms of the new employment agreement will be terminable at will by either us or himself.

    If we terminate his employment for any reason other than for Cause (as defined in his new employment agreement) or if he terminates his employment for Good Reason (as defined in his new employment agreement), then (a) all of his outstanding Cable & Wireless options and Cable & Wireless Shares would vest fully and he would also immediately vest in the maximum number of additional bonus shares awardable to him, (b) he would be entitled to continued health coverage under our medical plan at no cost for a period of twelve months after his termination, and (c) he would be entitled to salary continuation payments, at the rate of base salary rate in effect for him at the time of such termination, for a period of twelve months after his termination.

    If we terminate his employment for any reason other than for Cause, or if he terminates his employment for Good Reason, within 9 months after the completion of the Offer, he will also be entitled to payment of the portion of his deferred bonus that was unpaid on the date of his termination.

    If he terminates his employment during the 12-month period measured from the completion of the Offer, he will be entitled to a severance payment equal to the sum of (a) the amount he would have received if he had exercised all of his currently vested stock options and all of his stock options that would have vested had those options continued in effect until his termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his stock option agreements) and tendered the stock acquired upon such exercise in the Offer, plus (b) the amount he would have received if he had tendered in the Offer all of his vested Restricted Shares and all the Restricted Shares which would have vested had he continued to hold those shares until his termination of employment (without regard to any shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his restricted stock issuance agreement).

    In the event that any benefits or payments to which he becomes entitled upon a termination of his employment within twelve (12) months following the completion of the Offering would otherwise constitute an excess parachute payment under Section 280G of the U.S. Internal Revenue Code, then such benefits or payments will be subject to reduction to the extent necessary to assure that he receives the greater of (i) the amount that would not constitute an excess parachute payment, or (ii) the amount which yields him the greatest after-tax amount of benefits after taking into account any excise tax imposed on the benefits provided to him under his offer letter (or any other benefits to which he may be entitled in connection with his termination) under Section 4999 of the U.S. Internal Revenue Code.

  Timothy Wilson

    Pursuant to the terms of his offer letter and employment agreement, Mr. Wilson has agreed to serve as our Chief Marketing Officer. For his services, we will pay Mr. Wilson an initial annual base salary of $200,000, and he will have the opportunity to earn a target bonus based upon a percentage of his base salary.

    In addition, he will be paid a deferred bonus equal to one times his base salary, subject to the following conditions: (i) 40% of the deferred bonus will be paid three months after the completion of the Offer if he remains employed with us; and (ii) 60% of the deferred bonus will be paid nine months after the completion of the Offer if he remains employed with us.

    Moreover, subject to certain terms and conditions, Mr. Wilson will be granted the following stock compensation for future services:

  •
  Stock options in shares of Cable & Wireless stock. Within forty-five (45) days following the completion of the Offer, he will be granted stock options to purchase 75,000 common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. Subject to the approval of Cable & Wireless' shareholders of the proposed stock option plan, the options will vest at a rate of 25% of the shares per year over the four-year period measured from the date of grant.

  •
  Restricted shares of Cable & Wireless stock. At the completion of the Offer, the Restricted Shares of our common stock issued to him in the option exchange program of April 23, 2001 and all of his remaining outstanding stock options to purchase shares of our common stock will be cancelled. In return for those cancelled shares and options, he will be awarded Cable & Wireless Shares to be issued in a series of installments over his period of continued employment. The conversion process will be effected as follows:

  (i)
  The rollover value of his cancelled Restricted Shares will be determined by multiplying the number of those shares by the $3.40 paid in the Offer.

  (ii)
  The rollover value of each of his cancelled options will be determined by multiplying the number of shares of our common stock subject to each such option by the excess (if any) of the $3.40 paid in the Offer over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than the $3.40 per share will have a zero rollover value.

  (iii)
  The combined rollover value of his cancelled Restricted Shares and options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the completion date of the Offer to determine the number of Cable & Wireless Shares.

    The number of Cable & Wireless Shares calculated for him will be awarded in accordance with the following vesting schedule over his period of continued employment with us.

  (i)
  He will be awarded 25% of his Cable & Wireless Shares on the 6-month anniversary of the completion of the Offer, if he remains in our employ through that date.

  (ii)
  He will be awarded another 25% of his Cable & Wireless Shares on the 12-month anniversary of the completion of the Offer, if he remains in our employ through that date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 25% of the Cable & Wireless Shares awarded to him under paragraphs (i) and (ii).

  (iii)
  He will be awarded the remaining 50% of his Cable & Wireless Shares on the 24-month anniversary of the completion of the Offer, if he continues in our employ through such date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 50% of the Cable & Wireless Shares awarded to him under this paragraph (iii).

    In addition, Mr. Wilson may be granted additional shares of Cable & Wireless restricted common stock which will be subject to vesting based on service and/or performance milestones. To date, the additional number of shares of restricted common stock has not been determined.

    The employment of Mr. Wilson under the terms of the new employment agreement will be terminable at will by either us or Mr. Wilson.

    If we terminate his employment for any reason other than for Cause (as defined in his new employment agreement) or if he terminates his employment for Good Reason (as defined in his new employment agreement), then (a) all of his outstanding Cable & Wireless options and Cable & Wireless Shares would vest fully and he would also immediately vest in the maximum number of additional bonus shares awardable to him, (b) he would be entitled to continued health coverage under Digital Island's medical plan at no cost for a period of six months after his termination, and (c) he would be entitled to salary continuation payments, at the rate of base salary rate in effect for him at the time of such termination, for a period of six months after his termination.

    If we terminate his employment for any reason other than for Cause, or if he terminates his employment for Good Reason, within 9 months after the completion of the Offer, he will also be entitled to payment of the portion of his deferred bonus that was unpaid on the date of his termination.

    If he terminates his employment during the 12-month period measured from the completion of the Offer, he will be entitled to a severance payment equal to the sum of (a) the amount he would have received if he had exercised all of his currently vested stock options and all of his stock options that would have vested had those options continued in effect until his termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his stock option agreements) and tendered the stock acquired upon such exercise in the Offer, plus (b) the amount he would have received if he had tendered in the Offer all of his vested Restricted Shares and all the Restricted Shares which would have vested had he continued to hold those shares until his termination of employment (without regard to any shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his restricted stock issuance agreement).

    In the event that any benefits or payments to which he becomes entitled upon a termination of his employment within twelve (12) months following the completion of the Offering would otherwise constitute an excess parachute payment under Section 280G of the U.S. Internal Revenue Code, then such benefits or payments will be subject to reduction to the extent necessary to assure that he receives the greater of (i) the amount that would not constitute an excess parachute payment, or (ii) the amount which yields him the greatest after-tax amount of benefits after taking into account any excise tax imposed on the benefits provided to him under his offer letter (or any other benefits to which he may be entitled in connection with his termination) under Section 4999 of the U.S. Internal Revenue Code.

  Addo Barrows

    Pursuant to the terms of his offer letter and employment agreement, Mr. Barrows has agreed to serve as our Vice-President and Treasurer of Digital Island. For his services, we will pay Mr. Barrows an initial annual base salary of $150,000, and he will have the opportunity to earn a target bonus based upon a percentage of his base salary.

    In addition, he will be paid a deferred bonus equal to one times his base salary, subject to the following conditions: (i) 40% of the deferred bonus will be paid three months after the completion of the Offer if he remains employed with us; and (ii) 60% of the deferred bonus will be paid nine months after the completion of the Offer if he remains employed with us.

    Moreover, subject to certain terms and conditions, Mr. Barrows will be granted the following stock compensation for future services:

  •
  Stock options in shares of Cable & Wireless stock. Within forty-five (45) days following the completion of the Offer, he will be granted stock options to purchase common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. The number of shares subject to such options will be determined by dividing his annual rate of base salary by the exercise price for the options. Subject to the approval of Cable & Wireless' shareholders of the proposed stock option plan, the options will vest at a rate of 25% of the shares per year over the four-year period measured from the date of grant.

  •
  Restricted shares of Cable & Wireless stock. At the completion of the Offer, all of Mr. Barrows' Restricted Shares of common stock and all of his remaining outstanding stock options to purchase shares of common stock will be cancelled. In return for those cancelled shares and options, he will be awarded Cable & Wireless Shares to be issued in a series of installments over their period of continued employment. The conversion process will be effected as follows:

  (i)
  The rollover value of his cancelled Restricted Shares will be determined by multiplying the number of those shares by the $3.40 paid in the Offer.

  (ii)
  The rollover value of each of his cancelled options will be determined by multiplying the number of shares of our common stock subject to each such option by the excess (if any) of the $3.40 paid in the Offer over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than the $3.40 per share will have a zero rollover value.

  (iii)
  The combined rollover value of his cancelled Restricted Shares and options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the completion date of the Offer to determine the number of Cable & Wireless Shares.

    The number of Cable & Wireless Shares calculated for him will be awarded in accordance with the following vesting schedule over his period of continued employment with us.

  (i)
  He will be awarded 50% of his Cable & Wireless Shares on the 12-month anniversary of the completion of the Offer, if he remains in Digital Island's employ through that date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 25% of the Cable & Wireless Shares awarded to him under this paragraph (i).

  (ii)
  He will be awarded the remaining 50% of his Cable & Wireless Shares on the 24-month anniversary of the completion of the Offer, if he continues in our employ through such date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 50% of the Cable & Wireless Shares awarded to him under this paragraph (ii).

    The employment of Mr. Barrows under the terms of the new employment agreement will be terminable at will by either us or Mr. Barrows.

    If we terminate his employment for any reason other than for Cause (as defined in his new employment agreement) or if he terminates his employment for Good Reason (as defined in his new employment agreement), then (a) all of his outstanding Cable & Wireless options and Cable & Wireless Shares would vest fully and he would also immediately vest in the maximum number of additional bonus shares awardable to him, (b) he would be entitled to continued health coverage under Digital Island's medical plan at no cost for a period of six months after his termination, and (c) he would be entitled to salary continuation payments, at the rate of base salary rate in effect for him at the time of such termination, for a period of six months after his termination.

    If we terminate his employment for any reason other than for Cause, or if he terminates his employment for Good Reason, within 9 months after the completion of the Offer, he will also be entitled to payment of the portion of his deferred bonus that was unpaid on the date of his termination.

    If he terminates his employment during the 12-month period measured from the completion of the Offer, he will be entitled to a severance payment equal to the sum of (a) the amount he would have received if he had exercised all of his currently vested stock options and all of his stock options that would have vested had those options continued in effect until his termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his stock option agreements) and tendered the stock acquired upon such exercise in the Offer, plus (b) the amount he would have received if he had tendered in the Offer all of his vested Restricted Shares and all the Restricted Shares which would have vested had he continued to hold those shares until his termination of employment (without regard to any shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his restricted stock issuance agreement).

    In the event that any benefits or payments to which he becomes entitled upon a termination of his employment within twelve (12) months following the completion of the Offering would otherwise constitute an excess parachute payment under Section 280G of the U.S. Internal Revenue Code, then such benefits or payments will be subject to reduction to the extent necessary to assure that he receives the greater of (i) the amount that would not constitute an excess parachute payment, or (ii) the amount which yields him the greatest after-tax amount of benefits after taking into account any excise tax imposed on the benefits provided to him under his offer letter (or any other benefits to which he may be entitled in connection with his termination) under Section 4999 of the U.S. Internal Revenue Code.

  Howard Lasky

    Pursuant to the terms of his offer letter and employment agreement, Mr. Lasky has agreed to serve as Vice-President and General Counsel of Digital Island. For his services, we will pay Mr. Lasky an initial annual base salary of $210,000, and he will have the opportunity to earn a target bonus based upon a percentage of his base salary.

    In addition, he will be paid a deferred bonus equal to one times his base salary, subject to the following conditions: (i) 40% of the deferred bonus will be paid three months after the completion of the Offer if he remains employed with us; and (ii) 60% of the deferred bonus will be paid nine months after the completion of the Offer if he remains employed with us.

    Moreover, subject to certain terms and conditions, Mr. Lasky will be granted the following stock compensation for future services:

  •
  Stock options in shares of Cable & Wireless stock. Within forty-five (45) days following the completion of the Offer, he will be granted stock options to purchase common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. The number of shares subject to such options will be determined by dividing two times his annual rate of base salary by the exercise price for the options. Subject to the approval of Cable & Wireless' shareholders of the proposed stock option plan, the options will vest at a rate of 25% of the shares per year over the four-year period measured from the date of grant.

  •
  Restricted shares of Cable & Wireless stock. As of the completion of the Offer, all of Mr. Lasky's Restricted Shares of common stock and all of his remaining outstanding stock options to purchase shares of common stock were cancelled. In return for those cancelled shares and options, he will be awarded Cable & Wireless Shares to be issued in a series of installments over their period of continued employment. The conversion process will be effected as follows:

  (i)
  The rollover value of his cancelled Restricted Shares will be determined by multiplying the number of those shares by the $3.40 paid in the Offer.

  (ii)
  The rollover value of each of his cancelled options will be determined by multiplying the number of shares of our common stock subject to each such option by the excess (if any) of the $3.40 paid in the Offer over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than $3.40 per share will have a zero rollover value.

  (iii)
  The combined rollover value of his cancelled Restricted Shares and options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the completion date of the Offer to determine the number of Cable & Wireless Shares.

    The number of Cable & Wireless Shares calculated for him will be awarded in accordance with the following vesting schedule over his period of continued employment with us.

  (iii)
  He will be awarded 50% of his Cable & Wireless Shares on the 12-month anniversary of the completion of the Offer, if he remains in Digital Island's employ through that date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 25% of the Cable & Wireless Shares awarded to him under this paragraph (i).

  (iv)
  He will be awarded the remaining 50% of his Cable & Wireless Shares on the 24-month anniversary of the completion of the Offer, if he continues in our employ through such date. At that time, he will also be awarded, subject to the substantial achievement of the performance goals set forth in the agreed upon business plan, bonus shares in an amount equal to 50% of the Cable & Wireless Shares awarded to him under this paragraph (ii).

    The employment of Mr. Lasky under the terms of the new employment agreement will be terminable at will by either us or Mr. Lasky.

    If we terminate his employment for any reason other than for Cause (as defined in his new employment agreement) or if he terminates his employment for Good Reason (as defined in his new employment agreement), then (a) all of his outstanding Cable & Wireless options and Cable & Wireless Shares would vest fully and he would also immediately vest in the maximum number of additional bonus shares awardable to him, (b) he would be entitled to continued health coverage under Digital Island's medical plan at no cost for a period of six months after his termination, and (c) he would be entitled to salary continuation payments, at the rate of base salary rate in effect for him at the time of such termination, for a period of six months after his termination.

    If we terminate his employment for any reason other than for Cause, or if he terminates his employment for Good Reason, within 9 months after the completion of the Offer, he will also be entitled to payment of the portion of his deferred bonus that was unpaid on the date of his termination.

    If he terminates his employment during the 12-month period measured from the completion of the Offer, he will be entitled to a severance payment equal to the sum of (a) the amount he would have received if he had exercised all of his currently vested stock options and all of his stock options that would have vested had those options continued in effect until his termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his stock option agreements) and tendered the stock acquired upon such exercise in the Offer, plus (b) the amount he would have received if he had tendered in the Offer all of his vested Restricted Shares and all the Restricted Shares which would have vested had he continued to hold those shares until his termination of employment (without regard to any shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in our stock plans or his restricted stock issuance agreement).

    In the event that any benefits or payments to which he becomes entitled upon a termination of his employment within twelve (12) months following the completion of the Offer would otherwise constitute an excess parachute payment under Section 280G of the U.S. Internal Revenue Code, then such benefits or payments will be subject to reduction to the extent necessary to assure that he receives the greater of (i) the amount that would not constitute an excess parachute payment, or (ii) the amount which yields him the greatest after-tax amount of benefits after taking into account any excise tax imposed on the benefits provided to him under his offer letter (or any other benefits to which he may be entitled in connection with his termination) under Section 4999 of the U.S. Internal Revenue Code.

  Christina J. Stumpf

    Pursuant to the terms of her employment agreement, Ms. Stumpf has agreed to serve as the Chief Technology Officer of Digital Island. For her services, we will pay her an initial annual base salary of $200,000 per year, and she will have the opportunity to earn a target bonus based upon a percentage of her base salary. In addition, Ms. Stumpf will be paid a welcome bonus in the amount of $30,000.

    Moreover, subject to certain terms and conditions, including the approval of the Board of Directors of Cable & Wireless, Cable & Wireless will grant Ms. Stumpf stock options to purchase 60,000 common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. The stock options will vest in accordance with the stock option plan pursuant to which they were granted and the applicable stock option agreement.

    Pursuant to her employment agreement, Ms. Stumpf's employment will be terminable at will by either Digital Island or Ms. Stumpf. In addition, if Digital Island terminates her employment for any reason other than for Cause (as defined in her employment agreement) or if she terminates her employment for Good Reason (as defined in her employment agreement), then (a) she and her dependents would be entitled to continued coverage under Digital Island's group health plans at Digital Island's full expense for a period of six months after her termination, and (b) she would be entitled to salary continuation payments, at the rate of base salary rate in effect for him at the time of such termination (unless a salary reduction is the Good Reason), for a period of six months after her termination.

    The descriptions of the employment arrangements and offer letters for Ruann F. Ernst, Charles Picasso, Timothy Wilson and Addo Barrows are qualified in their entirety by reference to the complete text of their offer letters and the form of employment agreement, filed as Exhibits 3.2 through and including Exhibit 3.6, to our Schedule 14d-9 filed with the Commission on May 21, 2001, and are incorporated herein by this reference. These descriptions of Mr. Lasky's offer letter and form of employment agreement and Ms. Stumpf's employment agreement are qualified in their entirety by reference to the complete text of Mr. Lasky's offer letter and Mr. Lasky's and Ms. Stumpf's employment agreements, filed as Annexes D, E and F to this Proxy Statement, and are also incorporated herein by reference.

    In addition to the executive officers referred to above, Cable & Wireless also has made offers of employment to certain officers and key employees on terms and conditions that are similar to the agreements described above which remain outstanding.

Arrangements with the Board of Directors

    Director and Officer Indemnification; Insurance.  The Merger Agreement provides that Cable & Wireless will indemnify each person who was at the time of or prior to the execution date of the Merger Agreement an officer or director of Digital Island or its subsidiaries to the fullest extent permitted by law, for any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable attorneys' fees and expenses, occurring at or prior to the effective time of the Merger. The Merger Agreement further provides that Cable & Wireless will and will cause us, as the surviving corporation, to maintain our existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the effective time of the Merger; provided, however, that Cable & Wireless may substitute for our current policies insurance policies of substantially equivalent coverage and amounts containing terms no less favorable to such former officers and directors.

    The Merger Agreement further provides that Cable & Wireless will cause us as the surviving corporation, and each of our subsidiaries, to maintain in effect for a period not less than six (6) years, provisions in our or our subsidiaries' certificate of incorporation or by-laws in effect prior to the effective time of the Merger that provide for indemnification and exculpation for acts occurring at or prior to the effective time of the Merger, as described in the next paragraph.

    The DGCL permits, and Article VIII of our amended and restated certificate of incorporation and certain provisions of our bylaws provide for, the elimination of liability of our directors for monetary damages for any act or omission as a director in any proceeding brought by or in the right of our Company or brought by or on behalf of our stockholders except for (a) cases of intentional misconduct or a knowing violation of law, (b) any breach of the director's duty of loyalty to our Company or our stockholders, (c) any transaction from which the director derived an improper benefit, (d) acts or omissions for which liability is expressly provided by statute or (e) acts related to an unlawful stock repurchase or payment of a dividend. Any indemnification obligation will be subject to limitations imposed under applicable law. The DGCL also permits, and our amended and restated certificate of incorporation provides for mandatory indemnification of any of our directors or officers who is, was, or is threatened to be made, a party to a proceeding (including any proceeding by us or in our right) because (a) he or she is or was one of our directors or officers or (b) he or she is or was serving us or any other legal entity in any capacity at our request while a director or officer of ours, against all liabilities and expenses reasonably incurred in connection with such proceeding, if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. In addition, our amended and restated certificate of incorporation expressly authorizes us to enter into agreements to indemnify its officers and directors to the fullest extent permitted by the DGCL and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Agreements with Cable & Wireless or Its Affiliates

    Confidentiality Agreement.  On September 21, 2000, we executed a confidentiality agreement with Cable & Wireless. The confidentiality agreement contains customary provisions pursuant to which, among other things, each party agreed to keep confidential all of the other party's nonpublic, confidential or proprietary information furnished to it subject to certain exceptions, and to use the confidential information solely in connection with evaluating a business combination among the parties. In addition, the confidentiality agreement provides, among other things, that for a period of 18 months from the date of the confidentiality agreement, neither party nor its respective representatives will directly or indirectly solicit for employment or employ any employee of the other party.

Further Action; Reasonable Best Efforts

    The Merger Agreement provides that Digital Island, Cable & Wireless and Dali Acquisition Corp. will:

  •
  promptly file and update any required filings under the HSR Act, the UK Act, the E.C. Regulation or any other applicable foreign antitrust filings with respect to the Offer or the Merger; and

  •
  use their reasonable best efforts to do or cause to be done all things necessary under applicable laws and regulations to consummate the Merger. This includes obtaining all Permits (as such term is defined in the Merger Agreement), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with us and our subsidiaries that are necessary to consummate the Merger, and to fulfill the conditions to the Merger.

    However, neither Cable & Wireless nor Dali Acquisition Corp. will be required to take any further actions or use their reasonable best efforts if acting in such a manner would cause an economic detriment to Cable & Wireless or to us that is material in relation to us and our subsidiaries, taken as a whole, as a result of any of the following:

  •
  accepting any prohibition or limitation on the ownership or operation of any businesses or assets of ours, Cable & Wireless or Dali Acquisition Corp. or ours or their subsidiaries;

  •
  compelling the disposition or holding separate of any business or assets; or

  •
  divesting of any of our Shares.

    The Merger Agreement further provides that at any time after the effective time of the Merger, the proper officers and directors of each of us, Cable & Wireless and Dali Acquisition Corp. will use their reasonable best efforts to take any further action that is necessary or desirable to carry out the purposes of the Merger Agreement.

    We, Cable & Wireless and Dali Acquisition Corp. agreed to cooperate and use reasonable best efforts to vigorously contest and resist any action that could restrict, prevent or prohibit the Merger from being consummated, including, by vigorously pursuing all available avenues of administrative and judicial appeal.

Representations and Warranties

    The Merger Agreement contains various customary representations and warranties including, among others, representations by us as to the absence of certain changes or events concerning our business, compliance with law, filings and financial statements, litigation, employee benefit plans, labor and employment matters, property and leases, intellectual property, environmental matters, taxes, material contracts, customers and suppliers, insurance and brokers.

Conduct of Business by Digital Island Pending the Merger.

    Pursuant to the Merger Agreement, we agreed that, between the date of the Merger Agreement and the effective time of the Merger, we and our subsidiaries would:

  •
  conduct our business in the ordinary course and in a manner consistent with our current business plan;

  •
  use our reasonable best efforts to preserve our business organization intact;

  •
  keep available the services of our current officers, employees and consultants; and

  •
  preserve our current relationships with customers, suppliers and other persons with which we have business relations.

    The Merger Agreement also contains various customary restrictions whereby we and our subsidiaries covenanted and agreed to not take a number of actions, including, among others, altering our organizational documents, issuing or modifying our Shares or rights to our Shares, incurring indebtedness, increasing compensation paid to our employees, directors, officers and agents outside of the ordinary course, amending or terminating any material contracts, or settling any material litigation.

Procedure for Amendment or Waiver

    The Merger Agreement provides that an amendment of the Merger Agreement or a waiver of the Merger Agreement in order to be effective, requires, in the case of an amendment, action by or on behalf of our Board of Directors and Cable & Wireless' board of directors pursuant to an instrument in writing signed by us and Cable & Wireless; and, in the case of a waiver, pursuant to an instrument in writing signed by us and Cable & Wireless. Any amendment or waiver to the Merger Agreement is subject to Section 2.3 of the Merger Agreement which provides for the appointment of directors designated by Cable & Wireless to our board. See "The Board of Directors."

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Annex A hereto. The Merger Agreement should be read carefully and in its entirety for a more complete description of the matters summarized above.

PLANS FOR DIGITAL ISLAND

Plans or Proposals After the Merger

    Following the Merger, we will be an indirect wholly owned subsidiary of Cable & Wireless, our Shares will no longer be traded on the NASDAQ National Market or any other market or stock exchange and the registration of our Shares under the Exchange Act will be terminated. Except as set forth in this Proxy Statement, it is expected that we and our subsidiaries will continue to engage in e-business delivery activities on a basis substantially consistent with our current operations. Following the Merger, only Cable & Wireless will have the opportunity to benefit from any of our earnings and growth, and will bear the risk of any decrease in our value.

    Cable & Wireless does not have any present plans that relate to, or would result in, an extraordinary corporate transaction such as a merger, reorganization or liquidation, other than transactions which may provide a more efficient structure for operating in certain geographical jurisdictions, involving Digital Island or any of its subsidiaries or a sale or other transfer of a material amount of assets of Digital Island or any of its subsidiaries or any changes in Digital Island's corporate structure or business. Cable & Wireless, however, will continue to evaluate the business and operations of Digital Island after the Merger and make such changes as are deemed appropriate by them in their sole discretion.

Material Federal Income Tax Consequences of the Merger

    General.  The following discussion is a summary of the material United States federal income tax consequences of the Merger to holders whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of appraisal rights). This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders as described in this summary.

    Holders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities; are subject to the alternative minimum tax provisions of the Internal Revenue Code; are foreign persons; do not hold their Shares as capital assets; acquired their Shares in connection with stock option or stock purchase plans or in other compensatory transactions; or acquired their Shares as part of an integrated investment such as a hedge, straddle or other risk reduction transaction.

    We intend this discussion to provide only a summary of the material federal income tax consequences of the Merger. In addition, we do not address the tax consequences of the Merger under state, local, or foreign tax laws. Accordingly, we strongly urge you to consult your personal tax advisor to determine your United States federal, state, local or foreign income or other tax consequences resulting from the Merger, with respect to your individual circumstances.

    Gain or Loss Recognized on Sale or Exchange.  The receipt of cash in exchange for the Shares pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. A holder of Shares generally will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. Assuming you held the Shares as a capital asset, such gain or loss will be capital gain or loss. Any capital gain or loss will constitute long-term capital gain or loss if you have held the Shares for more than one year as of the effective time. Individual holders will be subject to tax on the net amount of long term capital gain at a maximum rate of 20%. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    Information Reporting and Backup Withholding.  Payments in connection with the Merger may be subject to backup withholding at a rate of 30.5%. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

Regulatory and Other Approvals

    There are no U.S. federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware).

Source and Amount of Funds

    The total amount of funds required by Dali Acquisition Corp. to purchase all Shares tendered pursuant to and to pay all related fees and expenses in connection with the tender offer was approximately $240 million. The amount of funds required by Digital Island to make all payments to participants in Digital Island stock option plans pursuant to the merger agreement was approximately $11.2 million. The maximum amount of funds required by Digital Island to repurchase the Convertible Notes, which repurchase right was triggered upon completion of the Offer, will be up to approximately $345.3 million. The total amount of funds required by Dali Acquisition Corp. to complete and to pay all related fees and expenses in connection with the merger is estimated to be approximately $47.1 million. Dali Acquisition Corp. will obtain the necessary funds to consummate the Merger and to pay related fees and expenses from Cable & Wireless USA, which in turn will obtain such funds by means of equity contributions, intercompany loans and/or loans from third parties in any combination deemed necessary or appropriate by Cable & Wireless.

Procedures for Exchange of Certificates

    Cable & Wireless has designated Computershare Trust Company of New York to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated by the Merger Agreement. Cable & Wireless will deposit in trust with the Paying Agent cash in an aggregate amount equal to the sum of the product of (i) the number of Shares issued and outstanding at the effective time (other than Shares held in our treasury and each Share owned by us and our subsidiaries or by Cable & Wireless and its subsidiaries, any Shares held by our stockholders that have not been voted in favor of the Merger and for which such stockholders are demanding an appraisal of their Shares in accordance with Delaware law, and certain Shares otherwise cancelled and converted in accordance with employment agreements with certain of our executives) and (ii) $3.40 (the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions, deliver to our stockholders their respective portions of the Payment Fund according to the procedure summarized below.

    At the close of business on the day of the effective time of the Merger our stock transfer books will be closed.

    As soon as practicable after the effective time of the Merger, you will receive in the mail, a notice and letter of transmittal advising you of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent the certificate or certificates which immediately prior to the effective time represented outstanding Shares (the "Certificates") in exchange for the Merger Consideration. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions you will receive, and any other items specified by the letter of transmittal, the Paying Agent will promptly pay to you the Merger Consideration deliverable in respect of the Shares formerly represented by such Certificates. Until you surrender the Certificates, each such Certificate will be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration to which you are entitled. No interest will be paid or accrued in respect of such cash payments.

    If the Certificates are registered in your name and you desire that the Merger Consideration be delivered to a person other than yourself, your Certificates will have to be properly endorsed or accompanied by the appropriate stock powers in order to be in the proper form for transfer. You may also be required to pay the Paying Agent any transfer taxes or other taxes, or establish or prove to the paying Agent that these taxes are either not required or have been paid.

    You should not forward your Certificates to the Paying Agent without a letter of transmittal and you should not return your Certificates with the enclosed proxy card.

    At and after the effective time of the Merger, you will cease to have any rights as a stockholder of Digital Island, except for the right to surrender your Certificates in exchange for payment of the Merger Consideration or, if you are seeking an appraisal of the fair value of your Shares, to perfect your right to receive payment for your Shares pursuant to the Delaware General Corporation Law and the Merger Agreement. No transfer of Shares will be made on our stock transfer books and Certificates evidencing Shares presented to us after the effective time of the Merger will be canceled and exchanged for cash as described above.

    Promptly following the date which is one hundred eighty (180) days after the effective time of the Merger, the Paying Agent will return to Cable Wireless all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate theretofore evidencing Shares may surrender such certificate to us, as the surviving corporation, and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor $3.40 per Share, without interest, but will have no greater rights against us as the surviving corporation or Cable & Wireless than may be accorded to general creditors of the surviving corporation or Cable & Wireless under applicable law. Notwithstanding the foregoing, none of the Paying Agent, Digital Island, Cable & Wireless or Dali Acquisition Corp. will be liable to a holder of a certificate theretofore evidencing Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

APPRAISAL RIGHTS

Overview

    The holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law ("Section 262") to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the $3.40 per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

Appraisal Rights

    Pursuant to the DGCL, any stockholder on the Record Date (i) who properly files a demand for appraisal in writing prior to the vote taken at the Special Meeting, (ii) who continuously holds his or her Shares until the effective time, (iii) whose Shares are not voted in favor of the Merger and (iv) otherwise complies with the requirements of Section 262 shall be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of such Shares.

    Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Special Meeting, not less than 20 days prior to the meeting each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders.

    Stockholders who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to us prior to the vote by our stockholders on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing, by checking the applicable boxes on the reverse side of the proxy card enclosed herewith, that his or her Shares be voted against the proposal or that an abstention be registered with respect to his or her Shares in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those Shares because, in the absence of express contrary instructions, such Shares will be voted in favor of the proposal. (See "The Special Meeting—Vote Required to Approve the Merger Agreement; Proxies" on pages 6 through 7.) Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her Shares must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger or (ii) check either the "against" or the "abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the Holder of record and must reasonably inform Digital Island of the identity of the Holder of record and that such Holder of record intends thereby to demand appraisal of the Shares. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the Holder of record to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the Holder of record. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Holder of record; however, the agent must identify the Holder of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the Holder of record. A Holder of record, such as a broker, fiduciary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

    A stockholder who elects to exercise appraisal rights, if available, should deliver his or her written demand before the Special Meeting to: Digital Island, 45 Fremont Street, San Francisco, California 94105, Attention: Howard Lasky, Secretary.

    The written demand for appraisal should specify the stockholder's name and mailing address, the number of Shares owned, and that the stockholder is thereby demanding appraisal of his or her Shares. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the effective time, Digital Island, (as the "Surviving Corporation") shall notify each stockholder who has complied with Section 262 and who has not voted for or consented to the Merger of the date the Merger became effective.

    Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. Accordingly, our stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Neither Cable & Wireless nor Dali Acquisition Corp. intends to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. Cable & Wireless intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Credit Suisse First Boston Corporation) are not necessarily opinions as to "fair value" under Section 262.

    Within 120 days after the effective time of the Merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and with respect to which we received demands for appraisal, and the aggregate number of holders of such Shares. Such written statement shall be mailed to the stockholder within 10 days after the written request therefor has been received by the Surviving Corporation.

    If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the Shares owned by such stockholders, determining the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In such event, the Delaware Court's appraisal may be more than, less than, or equal to the Merger Consideration. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration. Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    The Delaware Court will then direct the Surviving Corporation to pay the fair value of the dissenting Shares, together with any interest, to the stockholders entitled to payment. Payment will be made when the Stockholder surrenders the certificates to the Surviving Corporation.

    The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all Shares of stock entitled to appraisal.

    Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

    Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and an acceptance of the Merger Consideration, except that (i) any withdrawal made more than 60 days after the effective time will require written approval of the Surviving Corporation, and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

    Any holder who fails to comply fully with the statutory procedure set forth in Section 262 will forfeit his or her rights of dissent.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of July 18, 2001, by (a) all persons who are beneficial owners of 5% or more of our common stock, (b) each director, (c) our executive officers and (d) all such directors and named executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner	Percent of Class
Digital Island common stock, par value $0.001 per share	Entities Associated with Cable and Wireless plc (2)(3)	69,133,519 Shares	84.1%
	Ruann F. Ernst	45,000 Shares	*
	Rick Schultz	0 Shares	*
	Tim Wilson	0 Shares	*
	Paul Evenson	2,288 Shares	*
	Chris Albinson	12,250 Shares	*
	Charlie Bass(4)	20,000 Shares	*
	G. Bradford Jones(5)	20,000 Shares	*
	Shahan Soghikian	0 Shares	*
	Graham Wallace(6)	0 Shares	*
	Don Reed(6)	0 Shares	*
	Mike McTighe(6)	0 Shares	*
	Robert Drolet(6)	0 Shares	*
	Avery Duff(6)	0 Shares	*
	Marc Lefar(6)	0 Shares	*
	All current directors and executive officers as a group (14 persons)(7)	99,538 Shares	*

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after July 18, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
The mailing address of Cable and Wireless plc is 124 Theobalds Road, London WC1X 8RX, England. The mailing address of Cable & Wireless USA, Inc. is 8219 Leesburg Pike, Vienna, Virginia 22182. The mailing address for Dali Acquisition Corp. is 8219 Leesburg Pike, Vienna, Virginia 22182.

(3)
According to Schedule 13D dated June 19, 2001, filed jointly by Cable and Wireless plc, Cable & Wireless USA, Inc. and Dali Acquisition Corp., each of Cable and Wireless plc, Cable & Wireless USA, Inc. and Dali Acquisition Corp. has sole voting and dispositive power of 69,133,519 shares.

(4)
Consists of 20,000 shares of common stock subject to options exercisable within 60 days of July 18, 2001.

(5)
Consists of 20,000 shares of common stock subject to options exercisable within 60 days of July 18, 2001.

(6)
Does not include 69,133,519 shares of common stock beneficially owned by entities affiliated with Cable & Wireless, which such directors of Digital Island may be deemed to beneficially own by virtue of their positions with Cable & Wireless. Each of Graham Wallace, Don Reed, Mike McTighe, Robert Drolet, Avery Duff and Marc Lefar disclaims any such beneficial ownership.

(7)
Includes shares included pursuant to notes (4) and (5) above.

Shareholder Proposals for Next Annual Meeting

    Upon the completion of the Merger, all of the outstanding Shares will be held and voted by Cable & Wireless. As a result, we will not solicit proxies in connection with an annual meeting of stockholders. If the Merger is not completed, then, according to the rules of the Commission, all proposals of stockholders to be presented at the annual meeting would be required to be received by our corporate Secretary a reasonable time before we begin to print and mail any proxy materials. These proposals would also need to comply with the rules of the Commission governing the form and content of proposals in order to be included in our proxy statement and form of proxy.

    In addition, our bylaws provide that, to be timely, a notice must be delivered not less than 120 days prior to the meeting.

Other Matters

    We know of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment unless the authority to do so is withheld in such proxy.

Incorporation of Certain Documents By Reference

    The following documents previously filed by us with the Commission and are incorporated by reference in this Proxy Statement:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2000, previously filed with the Commission on December 29, 2000, as amended on January 29, 2001 and April 11, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000, previously filed with the Commission on February 14, 2001, as amended on April 11, 2001; and

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, previously filed with the Commission on May 15, 2001.

    All documents that we may file with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part of this Proxy Statement from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modified or superseded such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    This Proxy Statement incorporates documents by reference that are not presented in or delivered with this Proxy Statement. These documents are available upon request from Howard Lasky, Secretary, Digital Island, Inc., 45 Fremont Street, San Francisco, California 94105. In order to ensure timely delivery, any request should be made by August 22, 2001.

Available Information

    We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. Our filings are also available to the public at the web site maintained by the Commission at (http://www.sec.gov).

Annex A

    AGREEMENT AND PLAN OF MERGER

by and among

CABLE AND WIRELESS PLC,

DALI ACQUISITION CORP.

and

DIGITAL ISLAND, INC.

Dated as of May 14, 2001

i

ii

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2001 (this "Agreement"), by and among CABLE AND WIRELESS PLC, a corporation organized and existing under the laws of England ("Parent"), DALI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DIGITAL ISLAND, INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is fair to and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such acquisition, Merger Sub shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (each a "Share" and collectively, the "Shares") for $3.40 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the sellers of the Shares in cash, upon the terms and subject to the conditions of this Agreement and the Offer including Annex A hereto;

    WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved this Agreement and declared its advisability and approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1  Definitions.  (a) For purposes of this Agreement:

    "Acquisition Proposal" means (i) any proposal or offer from any Person relating to any direct or indirect acquisition of (A) thirty-five percent (35%) or more of the assets of the Company or (B) more than thirty-five percent (35%) (in voting power) of the voting securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning thirty-five percent (35%) or more (in voting power) of the voting securities of the Company or any Subsidiary; (iii) the sale of thirty-five percent (35%) or more (in fair market value) of the assets of the Company; or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than one in which the Company is the surviving corporation and the Company's stockholders immediately prior to the consummation of such transaction own not less than sixty-five percent (65%) of the voting securities of the surviving corporation after consummation of such transaction, in each case other than the Transactions.

A–1

    "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such specified person.

    "Beneficial Owner" with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

    "Business Day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

    "Control" (including the terms "Controlled by" and "under Common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    "Environmental Laws" means any United States federal, state, local or foreign laws relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under Common Control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

    "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to Know Act, the Oil Pollution Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

    "Intellectual Property" means (i) United States, foreign, and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, internet web sites, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, (v) trade secrets and know-how and (vi) any other similar intellectual property rights, whether or not subject to statutory registration or protection.

    "Knowledge of the Company" means the current actual knowledge of any director or executive officer of the Company.

    "Licenses" mean (i) licenses of Intellectual Property by the Company or any Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or any Subsidiary, and (iii) agreements between the Company or any Subsidiary and third parties relating to the development or use of Intellectual Property excluding (A) shrink-wrap, commodity and similar licenses available generally to the public or industry participants, (B) end-user licenses and (C) licenses for off-the-shelf Software of third parties.

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    "Material Adverse Effect" or "Material Adverse Change" means (i) the occurrence of any event, circumstance, change, development or effect that, either individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) at any time prior to the acceptance for payment by Parent of the Shares pursuant to the Offer, the loss by the Company of (A) any one of the "executive officers" of the Company identified in Section A of the Employment Letter (the "Employment Letter") from Parent to the Company dated as of the date hereof (the "Executive Officers") (other than as a result of the death or disability of such Executive Officers) or (B) fifty percent (50%) or more of the "key employees" identified in Sections B and C of the Employment Letter (the "Key Employees"), in each case including as a lost employee any such employee who is not employed by the Company at the time of consummation of the Offer or has given any written notice or other written indication to the Company prior to the consummation of the Offer that such employee is not willing to continue to be employed by the Surviving Corporation following the Effective Time, other than, in the case of clauses (i) and (ii) above, any event, circumstance, change, development, or effect occurring as a result of (1) general economic and financial conditions, (2) conditions affecting the industry in general in which the Company operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) the Company, (3) changes in the financial markets, trading prices of the Company's securities or trading volumes of the Company's securities, (4) any change arising, in whole or in part, from the public announcement or pendency of the Transactions including, but not limited to, customer attrition associated therewith (but specifically excluding any loss of employees as contemplated by clause (ii) of this definition) or (5) any change arising from or relating to any matters set forth in Section 1.1 of the Disclosure Schedule.

    "Person" means an individual (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

    "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

    "Software" means computer software, programs and databases in any form, all versions, updates, corrections, enhancements, and modifications thereof.

    "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person means an Affiliate Controlled by such Person, directly or indirectly, through one or more intermediaries.

    "Superior Proposal" means any Acquisition Proposal with respect to which the Board (a) determines in good faith that such proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such Acquisition Proposal and (b) believes in good faith, based on the advice of CSFB or another nationally recognized investment bank or financial advisor, that such Acquisition Proposal, if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view (taking into account all terms and conditions of the Acquisition Proposal and the likelihood of consummation) than the Offer and the Merger.

    "Taxes" shall mean any and all federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, assessments, withholdings and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts with respect thereto) imposed by any Governmental

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Authority or taxing authority, including, without limitation: income, franchise, alternative or add-on minimum, windfall or other profits, gross receipts, property, sales, escheats, use, capital stock, payroll, employment, occupation, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, intangible or gains taxes; license, registration and documentation fees; and customs, duties, tariffs and similar charges.

    "Tax Returns" shall mean all returns, declarations, reports, estimates, information returns, and statements of any nature relating to Taxes.

  (b)
  The following terms have the meaning set forth in the Sections set forth below:

Term	Section Reference
Action	§4.9
Adjusted Agreement	§7.4(b)
Agreement	Preamble
Blue Sky Laws	§4.5(b)
Board	Recitals
Cancellation Payment	§3.7(a)
Certificate of Merger	§3.2
Certificates	§3.9(b)
Code	§4.10(b)
Company	Preamble
Company Licensed Intellectual Property	§4.14(b)
Company Owned Intellectual Property	§4.14(b)
Company Notice Date	§2.4
Company Preferred Stock	§4.3
Company Stock Option	§3.7(a)
Company Stock Option Plans	§3.7(a)
Confidentiality Agreement	§7.3(b)
Convertible Notes	§4.3
CSFB	§2.2(a)
DGCL	Recitals
Disclosure Schedule	§4
Dissenting Shares	§3.8(a)
E.C. Merger Regulation	§4.5(b)
Effective Time	§3.2
Employment Letter	§1.1
Encumbrances	§4.1(c)
Environmental Permits	§4.16
ERISA	§4.10(a)
ESPP	§3.7(a)
Exchange Act	§2.1(a)
Executive Officers	§1.1
Fair Trading Act	§4.5(b)
Fairness Opinion	§2.2(a)
Funds	§5.4
Governmental Authority	§4.5(b)
HSR Act	§4.5(b)
Indemnified Parties	§7.6(a)
Indemnified Party	§7.6(a)
Indenture	§5.4

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IRS	§4.10(a)
Key Employees	§1.1
Law	§4.5(a)
Material Contracts	§4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	§3.6(a)
Minimum Condition	§2.1(a)
Multiemployer Plan	§4.10(b)
Multiple Employer Plan	§4.10(b)
Offer	Recitals
Offer Documents	§2.1(b)
Offer to Purchase	§2.1(b)
Optionholder	§3.7(a)
Parent	Preamble
Parent Note	§2.4
Paying Agent	§3.9(a)
Permits	§4.6
Per Share Amount	Recitals
Plans	§4.10(a)
Proprietary Names	§4.14(a)
Proxy Statement	§4.12
Restricted Stock	§3.7(a)
Restricted Stockholder	§3.7(a)
Schedule 14D-9	§2.2(b)
Schedule TO	§2.1(b)
SEC	§2.1(a)
SEC Reports	§4.7(a)
Securities Act	§4.7(a)
Share	Recitals
Shares	Recitals
Stockholders' Meeting	§7.1(a)
Surviving Corporation	§3.1
Termination Date	§9.1(b)
Termination Fee	§9.3(a)
Transactions	§2.2(a)
Warrants	§4.3
2000 Balance Sheet	§4.7(c)
U.S. GAAP	§4.7(b)
Vested Shares	§3.7(a)

ARTICLE II

THE OFFER

    Section 2.1  The Offer.  (a) Provided that this Agreement shall not have been terminated in accordance with its terms and none of the conditions set forth in Annex A hereto shall have occurred or be continuing, Parent shall cause Merger Sub to, and Merger Sub shall, commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) Business Days after the date hereof. The obligation of Merger Sub to accept for payment Shares tendered

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pursuant to the Offer shall be subject to (i) the condition that at least the number of Shares that when added to Shares already owned by Parent and its direct and indirect wholly owned Subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date hereof or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per Share or less) shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) there shall not have occurred or be continuing any of the conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made by Parent without the prior written consent of the Company which (A) decreases the Per Share Amount or changes the form of consideration payable in the Offer, (B) waives the Minimum Condition, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in Annex A hereto or (E) amends any term of the Offer in any other manner materially adverse to the holders of the Shares.

    Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be twenty (20) Business Days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Merger Sub's obligation to accept for payment Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than ten (10) Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than ninety percent (90%) of the issued and outstanding Shares on a fully diluted basis. The Per Share Amount shall, subject to any applicable withholding of Taxes, be net to the sellers of the Shares in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn as promptly as practicable following satisfaction of the Minimum Condition. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the payment equal to the Per Share Amount in cash is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such amount to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such Taxes either have been paid or are not applicable. If this Agreement is terminated by Parent or by the Company, Parent shall cause Merger Sub to, and Merger Sub shall, terminate promptly the Offer.

    (b) As promptly as reasonably practicable on the date of commencement of the Offer, Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase

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and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Merger Sub shall provide the Company and its counsel with copies of any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the formulation of the response of Parent or Merger Sub to such comments.

    Section 2.2  Company Action.  (a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Merger Sub that (i) the Board, at a meeting duly called and held on May 13, 2001, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (the Offer and the Merger, collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof assuming that neither Parent nor Merger Sub are Interested Stockholders (as such term is defined in Section 203 of the DGCL with respect to the Transactions)) and (C) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Credit Suisse First Boston Corporation ("CSFB") has delivered to the Board its opinion that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"), subject to the assumptions and qualifications contained in such opinion. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and neither the Board nor the Company shall withdraw or modify such recommendation in any manner adverse to Merger Sub or Parent except as and to the extent expressly provided in Section 7.4(b).

    (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Fairness Opinion and, except and to the extent expressly provided in Section 7.4(b), the recommendation of the Board described in Section 2.2(a), and an information statement (together with all amendments and supplements thereto, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

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    (c) The Company shall cooperate with and promptly furnish Parent and Merger Sub with the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, in each case that are true and correct as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and Beneficial Owners of Shares. The Company shall cooperate with and promptly furnish Parent and Merger Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares, as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.1, shall deliver to the Company all copies of such information.

    Section 2.3  Directors.  (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate that number of directors on the Board, rounded up to the nearest whole number, on the Board equal to the product of (i) the total number of directors on the Board (giving effect, if applicable, to (A) the number of newly created directorships if the size of the Board is increased pursuant to this Section 2.3(a) and (B) the number of vacancies if the resignation of any director is secured pursuant to this Section 2.3(a)) and (ii) the percentage that the number of Shares beneficially owned in the aggregate by Parent and Merger Sub bears to the total number of Shares outstanding, and the Company, at such time, shall take all action necessary to cause Parent's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company also will use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (i) each committee of the Board and (ii) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, the Parent and the Company shall use their reasonable best efforts to ensure that at least two (2) members of the Board as of the date hereof who are not employees of the Company (the "Continuing Directors") shall remain members of the Board until the Effective Time.

    (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company, at its sole expense, shall take promptly all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) or the Exchange Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under this Section 2.3. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    (c) Following the election or appointment of Parent's designees pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. For the avoidance of doubt, the approval of a majority of the Continuing Directors shall not be required to authorize any payments required to

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be made by the Company, pursuant to, or to otherwise comply with the terms and conditions of, the Parent Note.

    Section 2.4  Indebtedness of the Company.  As and to the extent necessary for the Company to comply with its obligations under the Indenture, Parent shall or shall cause one of its Affiliates to provide to the Company from time to time the funds necessary for the Company to comply with such obligations when and if such obligations become due and payable as a result of the consummation of the Offer contemplated herein; provided that the aggregate amount to be provided by Parent (or its Affiliate) to the Company pursuant to this Section 2.4 shall not exceed the aggregate principal amount plus accrued (but unpaid) interest of all indebtedness which may be required to be repaid by the Company pursuant to the Indenture. Any and all amounts to be provided by Parent (or its Affiliates) to the Company in accordance with this Section 2.4 shall (a) if in the form of a loan, be evidenced by the Interim Financing Non-Negotiable Promissory Note in the form attached hereto as Annex B (the "Parent Note") and (b) if in the form of a capital contribution, entitle Parent to receive that number of Shares and/or other voting securities substantially equivalent to the Shares equal to the amount of such contribution divided by the Per Share Amount. The Company hereby agrees to give or to cause the Trustee (as such term is defined in the Indenture) to give the Company Notice (as such term is defined in the Indenture) on, and not prior to, the thirtieth (30th) day following the date on which funds are transferred by Parent or Merger Sub to the Paying Agent pursuant to the Offer (the "Company Notice Date").

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ARTICLE III

THE MERGER

    Section 3.1  The Merger  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and any other applicable Law, as soon as practicable following completion of the Offer, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Surviving Corporation").

    Section 3.2  Effective Time; Closing  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California 94105, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

    Section 3.3  Effect of the Merger  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. At the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 3.4  Certificate of Incorporation; By-laws  (a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so that it will read as Merger Sub's Certificate of Incorporation, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The name of the corporation is Digital Island, Inc."

    (b) At the Effective Time and without any further action on the part of the Company or Merger Sub, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    Section 3.5  Directors and Officers  The initial directors of the Surviving Corporation shall be the individuals listed on Schedule 3.5, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

    Section 3.6  Conversion of Securities  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

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    (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.6(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.9, of the certificate that formerly evidenced such Share;

    (b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

    (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    Section 3.7  Employee Stock Options/Employee Stock Purchase Plan/Restricted Stock.

    (a) Outstanding stock options under the Company's 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans") or assumed by the Company pursuant to the terms of the Sandpiper Networks, Inc. 1997 Stock Plan and SoftAware, Inc. 1999 Stock Option/Stock Issuance Plan, outstanding rights to purchase Shares under the Company's 1999 Employee Stock Purchase Plan, as amended through the date of this Agreement (the "ESPP") and outstanding Shares issued under the Company's 1999 Stock Incentive Plan pursuant to the option exchange program implemented by the Company in April 2001 (the "Restricted Stock") shall be treated as follows:

        (i) Immediately prior to the completion of the Offer, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans (each, a "Company Stock Option") which, according to its terms would accelerate upon a "change in control" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable for all of the Shares subject to those Options and those Options shall be cancelled upon the completion of the Offer. Immediately prior to the Effective Time, each Company Stock Option which according to its terms would accelerate upon a "corporate transaction" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable on an accelerated basis for all of the Shares subject to those Options and shall be cancelled at the Effective Time.

        (ii) At the completion of the Offer, except as otherwise agreed upon in writing between a holder of a Company Stock Option ("Optionholder") and Parent, each Company Stock Option which, according to its terms would accelerate upon a "change in control" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "change in control." Instead, each Optionholder shall be entitled to a cash payment per Option Share equal to the difference between the exercise price of the Optionholder's Company Stock Option and the Per Share Price (the "Cancellation Payment"). To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall

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    be paid by Merger Sub to the Optionholder at the completion of the Offer upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Company Stock Option Plans or the applicable Company Stock Option agreement.

        (iii) At the Effective Time, except as otherwise agreed upon in writing between the Optionholder and Parent, each Company Stock Option which, according to its terms would accelerate upon a "corporate transaction" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "corporate transaction." Instead, each holder of a cancelled Company Stock Option (each, an "Optionholder") shall be entitled to the Cancellation Payment. To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to cancellation (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall be paid by Parent to the Optionholder at the Effective Time upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Company Stock Option Plans or the applicable Company Stock Option agreement.

        (iv) The Company shall use its best efforts to provide all participants in the ESPP with at least ten (10) days written notice of consummation of the Offer and of their choice to (A) terminate their outstanding purchase rights and have all payroll deduction amounts refunded to them, or (B) let their outstanding purchase rights under the ESPP be exercised automatically on one final purchase date immediately prior to the consummation of the Offer. Each participant who elects to receive a refund of his or her payroll deductions shall promptly receive the cash equal to his or her payroll deductions for the final purchase interval. The ESPP shall terminate with the final purchase date, and no further purchase rights shall be granted under the terminated ESPP.

        (v) Upon completion of the Offer, except as otherwise agreed upon in writing between the holder of Restricted Stock, (each, a "Restricted Stockholder"), and the Company and Parent, the Restricted Stock issued and outstanding immediately prior to the change in control shall be cancelled and forfeited, and such cancellation and forfeiture shall not result in any accelerated vesting of the Restricted Stock under the terms of the applicable Restricted Stock issuance agreement between the Restricted Stockholder and the Company due to a "change in control" or "corporate transaction ". Instead, each Restricted Stockholder shall be entitled to receive a Cancellation Payment equal to the Per Share Amount multiplied by the number of shares of Restricted Stock he or she held immediately prior to the completion of the Offer. To the extent that the Restricted Stockholder's Restricted Stock was vested in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for accelerated vesting of the Restricted Stock on a change in control or corporate transaction), the Cancellation Payment shall be paid by Merger Sub to the Restricted Stockholder at the completion of the Offer. The remainder of the Cancellation Payment shall be made at such times as the Restricted Stock would have vested in accordance with the terms of the Restricted Stockholder's Restricted Stock issuance agreement if it such agreement had continued in effect, provided that the Restricted Stockholder meets the terms and conditions

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    of vesting set forth in the Company Stock Option Plans and the applicable Restricted Stock issuance agreement.

        (vi) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual Optionholders and Restricted Stockholders, if necessary, to (A) terminate the Company Stock Plans, (B) cancel, at the completion of the Offer or the Effective Time, as applicable, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested and exercisable as of such date, and (C) cancel at the consummation of the Offer, each Outstanding Restricted Share, whether or not vested as of such date.

        (vii) All payments made pursuant to this Section 3.7 shall be subject to all applicable Tax withholding requirements.

    (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from Optionholders and Restricted Stockholders and (ii) make any amendments to the terms of such Company Stock Options or the Company Stock Option Plans that are necessary or appropriate to give effect to the transactions contemplated by Section 3.7(a).

    Section 3.8  Dissenting Shares  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Section 262 of DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.9, of the certificate or certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL and (ii) following acceptance of the Shares for payment pursuant to the Offer, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably delayed or withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

    Section 3.9  Surrender of Shares; Stock Transfer Books  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the purpose of exchanging certificates representing Shares for the payment of the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.6(a). At the Effective Time, Parent will make available to the Paying Agent, in cash in the amount of the aggregate Merger Consideration to be paid pursuant to Section 3.6(a) in exchange for outstanding Shares, and such funds shall be invested by the Paying Agent as directed by Parent provided, that such investments be in obligations of or guaranteed by, the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, United States commercial banks with capital surpluses and undivided profits aggregating in excess of U.S. $1 billion.

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    (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.6(a) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to and net of any applicable withholding of Taxes, the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such Taxes either have been paid or are not applicable.

    (c) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.9(a) that remains unclaimed by holders of Shares one hundred eighty (180) days after the Effective Time shall be returned to Parent, upon demand, and, thereafter, such holders shall be entitled to look to the Surviving Corporation and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or Shares for any Merger Consideration delivered in respect of such Share or Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

    (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed before the Company has notice that the Certificate has been acquired by a "protected purchaser" (as such term is defined in Section 8-303 of the Delaware Uniform Commercial Code), and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate or the payment of the Merger Consideration, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

    (f) Parent and Merger Sub shall be entitled to deduct and withhold, or cause its agents to deduct and withhold, from the Per Share Amount or the Merger Consideration or the appraised value contemplated by Section 3.8, as the case may be, payable to a holder of Shares pursuant to the Offer or the Merger or the appraisal of their Shares, as contemplated by Section 3.8, as applicable, any Taxes that are required to be so withheld or deducted under any applicable provision of any Tax Law. To the extent that amounts are so withheld by Parent or Merger Sub or their agents, such deducted or

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withheld amounts shall be treated for all purposes of this Agreement and the Transactions as having been paid to the holder of the Shares in respect of which such deduction or withholding was made by Parent or Merger Sub or their agents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the SEC Reports (except for any and all disclosure set forth under the headings "Quantitative and Qualitative Disclosures About Market Risk" and "Risk Factors Which May Affect Future Results" in any such SEC Reports, in each case which are not identified on Section 1.1 of the Disclosure Schedule) or the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "Disclosure Schedule") the Company hereby represents and warrants to Parent and Merger Sub that:

    Section 4.1  Organization and Qualification; Subsidiaries  (a) The Company and each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and, if such concept is applicable in its jurisdiction of organization, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or approvals would not have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and, if such concept is applicable in its jurisdiction of organization, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

    (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each such Subsidiary, the percentage of the outstanding capital stock of each such Subsidiary owned by the Company and each other Subsidiary is set forth in the SEC Reports. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    (c) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive rights, agreements, limitations on the Company's or any such Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever ("Encumbrances") except for Encumbrances which would not have a Material Adverse Effect.

    (d) The Company does not have any "significant subsidiary" (within the meaning of Rule 1-02(w) of Regulation S-X under the Rules and Regulations of the Exchange Act).

    Section 4.2  Certificate of Incorporation and By-laws  The Company has heretofore furnished or otherwise made available to Parent a true, complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

    Section 4.3  Capitalization  The authorized capital stock of the Company consists of (a) 200,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). As of the close of business on May 10, 2001, there were outstanding

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(i) 82,226,556 Shares, (ii) stock options to purchase an aggregate of 14,081,953 Shares at a weighted average exercise price of $12.50 per Share under the Company Stock Option Plans, (iii) warrants listed on Schedule 4.5 (collectively, the "Warrants") to purchase an aggregate of 120,393 Shares at a weighted average exercise price of $68.11 per Share, (iv) stock purchase rights to purchase up to 200,000 Shares in the aggregate at a purchase price determined in accordance with the terms of the ESPP and (v) $345,000,000 principal amount of notes (the "Convertible Notes") convertible into an aggregate of approximately 2,621,381 Shares at a conversion price of $131.61 per Share. All the outstanding Shares of the Company's capital stock are, and all Shares which may be issued in connection with the Company Stock Option Plans or the ESPP, the exercise of the Warrants and the conversion of the Convertible Notes, will be, if and when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.3, and except for changes since March 31, 2001, resulting from (a) the exercise or conversion of Company Stock Options, Warrants or Convertible Notes outstanding on such date in accordance with their respective terms, (b) the purchase of Shares pursuant to the terms of the ESPP and (c) the exercise or conversion of Company Stock Options granted in the ordinary course of business and capital stock issued upon the exercise thereof since such date, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, calls, commitments, agreements or other rights to acquire from the Company, or other obligation of the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except with respect to the Convertible Notes, neither the Company nor any of its Subsidiaries has any contractual obligation to repurchase, redeem or otherwise acquire any of the securities referred to above. Except as contemplated in connection with the execution of this Agreement or as set forth in the SEC Reports, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company or any of its Subsidiaries. No bonds, debentures, notes or other debentures of the Company having the right to vote on any matters on which the stockholders may vote are issued or outstanding.

    Section 4.4  Authority Relative to this Agreement  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. At a meeting duly called and held on May 13, 2001, the Board unanimously approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Transactions.

    Section 4.5  No Conflict; Required Filings and Consents  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the

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consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any United States or foreign national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights, Encumbrances or other occurrences which would not (A) prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization, registration, order, declaration or permit of, or filing with or notification to, any United States or foreign national, state, provincial, municipal, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the pre-merger notification requirements of the U.K. Fair Trading Act of 1973 (the "Fair Trading Act") and the E.C. Merger Regulation 4064/89 (the "E.C. Merger Regulation"), (iv) the requirements of any other applicable foreign antitrust law, (v) the filing and recordation of appropriate merger documents as required by the DGCL and the National Association of Securities Dealers, Inc., and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    Section 4.6  Permits; Compliance  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted, or as presently contemplated to be conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits, which if adversely determined, would have a Material Adverse Effect, is pending or, to the Knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound, except for any such conflicts, defaults, breaches or violations that would not (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

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    Section 4.7  SEC Filings; Financial Statements  (a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since June 29, 1999. Without limiting the generality of the foregoing, the Company has filed: (i) its Annual Report on Form 10-K for the fiscal years ended September 30, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 2000 and March 31, 2001, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 29, 1999 and (iv) all current reports filed on Form 8-K (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above (including any exhibits, annexes and any amendments thereto) being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of either the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) (A) in the case of SEC Reports filed pursuant to the Securities Act, did not, at the time they were filed, or, if amended, as of the date of and giving effect to such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading and (B) in the case of SEC Reports filed pursuant to the Exchange Act, did not, as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) was prepared in all material respects in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) complies as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein.

    (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2000, including the notes thereto (the "2000 Balance Sheet") or as specifically disclosed in SEC Reports filed since September 30, 2000, and prior to the date of this Agreement, neither the Company nor any Subsidiary has incurred any liability, debt, obligation or claim of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2000 and (ii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

    (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

    Section 4.8  Absence of Certain Changes or Events  Since September 30, 2000, except as expressly contemplated by this Agreement, (a) the Company has conducted its business substantially in the ordinary course and in a manner consistent with the Company's then existing business plan and (b) there has not been any Material Adverse Change. Since March 31, 2001, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in paragraphs (c), (e)(ii),(iv) and (v) (as paragraph (e)(v) relates to paragraphs (e)(ii) and (iv)), (g), (h), (i) and (k) (as paragraph (k) relates to each of the foregoing paragraphs only) of Section 6.1.

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    Section 4.9  Absence of Litigation  Except as set forth in Section 4.9 of the Disclosure Schedule or in any SEC Report under the caption "Legal Proceedings" filed by the Company as of the date hereof, there is no litigation, suit, claim, action, proceeding, arbitration or investigation (an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company, before any Governmental Authority that would have a Material Adverse Effect.

    Section 4.10  Employee Benefit Plan  (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing (or a written summary exists) and the Company has made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications thereto, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

    (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Other than as set forth on Section 4.10(a) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance or similar-type benefits to any Person, (ii) obligates the Company or any Subsidiary to pay separation, severance or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

    (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and to the Knowledge of the Company there is no material default or violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to the knowledge of the Company no fact or event exists that could reasonably be expected to give rise to any such Action.

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    (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, opinion, advisory or notification letter from the IRS covering all of the provisions applicable to the Plan for which such letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion, advisory or modification letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

    (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is not otherwise exempt or for which an administrative class exemption exists with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

    (f)  All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates except when the failure to do so would not have a Material Adverse Effect. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

    (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

    (h) Except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the Plans are subject to the laws of any country other than the United States except to the extent being subject to any such law would not have a Material Adverse Effect.

    Section 4.11  Labor and Employment Matters.  (a) Except as set forth in Section 4.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies would (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or (B) have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

    (b) The Company and the Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet

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due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing, except where the failure to do so would not constitute a Material Adverse Effect. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, except to the extent as would not constitute a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, except as would not (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    Section 4.12  Offer Documents; Schedule 14D-9; Proxy Statement.  Neither the Schedule 14D-9 nor any information supplied by or on behalf of the Company to Parent for purposes of inclusion in the Offer Documents (including, without limitation, information incorporated by reference to documents filed by the Company with the SEC) shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or otherwise omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent's or Merger Sub's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    Section 4.13  Property and Leases.  (a) The Company has good and valid title to or, in the case of leased property have valid leasehold interests in, all of its properties and assets reflected on the Company's balance sheet dated as of March 31, 2001, and included in the Company's Form 10-Q for such period as will be filed with the SEC or otherwise necessary to conduct their respective businesses as currently conducted, or as contemplated to be conducted, except (i) for assets and properties disposed of by the Company in the ordinary course of business since March 31, 2001 or (ii) where the failure to have such valid title or valid leasehold interest would not have a Material Adverse Effect.

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    (b) All material leases of real property leased for the use or benefit of the Company to which the Company is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, or any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto, except as would not have a Material Adverse Effect.

    Section 4.14  Intellectual Property.  (a) Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all filed U.S. and foreign patents and patent applications, (ii) all registered trademarks, servicemarks, trade names, brand names or the like (collectively, "Proprietary Names"), and applications for registration of such Proprietary Names in all countries of the world, (iii) all registered copyrights and any Applications therefor in all countries of the world, and (iv) all Licenses which are owned or Controlled by the Company and any of its Subsidiaries and which if not valid and enforceable would have a Material Adverse Effect.

    (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, to the Knowledge of the Company: (i) the conduct of the business of the Company, the use of each item of Intellectual Property owned by the Company (the "Company Owned Intellectual Property") in connection therewith, do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no written notice has been received by the Company of any claim asserted against the Company that the conduct of the business of the Company as currently conducted conflicts with, infringes upon or might infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) with respect to each item of Company Owned Intellectual Property, the Company is the exclusive owner of the entire unencumbered right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property without limitation; (iii) with respect to each item of Intellectual Property licensed to the Company pursuant to a License (the "Company Licensed Intellectual Property"), the Company has the valid right to use such Company Licensed Intellectual Property in accordance with the terms of the License governing such Company Licensed Intellectual Property; (iv) the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) the Company has not received any written notice of any Person engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property or the Company Licensed Intellectual Property; (vi) each License of the Company Licensed Intellectual Property is valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each of the other parties thereto, and is in full force and effect; (vii) neither the Company, nor, to the Knowledge of the Company, any party to any license covering the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (viii) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property except where the failure of any of the representations set forth in this Section 4.14(b) to be true and correct would not have a Material Adverse Effect.

    (c) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other Intellectual Property.

    Section 4.15  Taxes.  The Company and the Subsidiaries have duly and timely filed or caused to be filed all Tax Returns required to be filed by them, including the Company's consolidated federal Tax Return for its taxable year ended September 30, 2000, which will be filed on or before June 15, 2001, and all such Tax Returns are true, correct and complete, and all Taxes owing by the Company and its Subsidiaries have been paid. No material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by, or with respect to, the Company or any of the Subsidiaries. Neither the IRS nor any other United States federal, state, local or foreign taxing authority or agency or other Governmental Authority is now asserting or threatening to assert against the Company or any

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Subsidiary any material deficiency or claim for any Taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of time for, the assessment or payment of any Tax or the filing of any Tax Return. There are no material Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and no Governmental Authority or taxing authority has initiated or proposed any such adjustment or change in accounting method. The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper Tax authority all material amounts required to be so withheld and paid over under applicable laws. Neither the Company nor any Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar state, local or foreign law (other than the affiliated group the common parent of which is the Company) and neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, or by contract or arrangement (whether or not written) or otherwise. Neither the Company nor any Subsidiary has received written notice of any material claim made by any authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary has made any material change in Tax elections, requested a ruling from any Tax authority or signed any agreement with respect thereto, granted any power of attorney with respect to any matter relating to Taxes or signed any closing agreement with respect to any Tax year.

    Section 4.16  Environmental Matters.  Except as would not have a Material Adverse Effect, to the Knowledge of the Company, (a) the Company has not violated and is not in violation of any Environmental Law and no Governmental Authority or third party has alleged or is alleging any such violation; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not actually or potentially liable under any Environmental Law (including, without limitation, pending or threatened liens); (d) the Company has obtained all Permits required under any Environmental Law ("Environmental Permits") and all such Environmental Permits are in full force and effect; and (e) the Company is in compliance with its Environmental Permits.

    Section 4.17  Material Contracts.  Except as would not (a) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (b) have a Material Adverse Effect, (i) each of the contracts listed as an exhibit to the Company's SEC Reports and each of the customer contracts set forth in Section 4.17 of the Disclosure Schedule (collectively, the "Material Contracts") is a legal, valid and binding agreement enforceable against the Company and, to the Knowledge of the Company, all other parties thereto in accordance with its terms, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iii) the Company is not in receipt of any claim of default under any such agreement. All material contracts to which the Company is a party which are required to be filed with the SEC (as exhibits to the SEC Reports) as "Material Contracts" (as such are described in paragraph (b)(10) of Item 601 of Regulation S-K) have been so filed. The Company has furnished or otherwise made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

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    Section 4.18  Customers and Suppliers.  As of the date of this Agreement, none of the Company's customers listed in Section 4.17 of the Disclosure Schedule, (a) has cancelled or otherwise terminated any contract with the Company prior to the expiration of the applicable contract term or (b) to the Knowledge of the Company, has threatened or indicated its intention to cancel or otherwise terminate its relationship with the Company or to substantially reduce its purchases from the Company of any services other than as a consequence of the conditions described in clauses (1) through (4) of the definition of "Material Adverse Effect."

    Section 4.19  Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, finder, financial advisor, investment bank or other agent (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with, or arising as a result of, the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the Transactions.

    Section 4.20  Antitakeover Statutes.  The Board has approved this Agreement and the Transactions, and such approval is sufficient to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL and any other antitakeover or similar Law to which the Company is subject or any antitakeover or similar provision in the Company's Certificate of Incorporation or By-laws.

    Section 4.21  Vote Required.  Unless Merger Sub owns at least ninety percent (90%) of the issued and outstanding Shares, the adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to approve the Merger or any of the Transactions.

    Section 4.22  Fairness Opinion.  The Company has received the written opinion of CSFB, dated as of the date hereof, to the effect that, as of such date, the Per Share Amount and the Merger Consideration are fair from a financial point of view to the holders of Shares (other than Parent and its Affiliates). A true and correct copy of such opinion has been delivered to Parent and Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

    Section 5.1  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

    Section 5.2  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation

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of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

    Section 5.3  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any property or asset of either of them is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the pre-merger notification requirements of the Fair Trading Act and the E.C. Merger Regulation, (iv) the requirements of any other applicable foreign antitrust law, (v) filing and recordation of appropriate merger documents as required by the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

    Section 5.4  Financing.  At all times from the date hereof until the consummation of the Transactions, Parent has and will make available to Merger Sub sufficient funds (the "Funds") to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger, to make all necessary Cancellation Payments and payments for Vested Shares pursuant to Section 3.7, to assume or repay the Company's obligations under the Indenture, dated as of February 29, 2000 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, and to pay all transaction related expenses of Parent, Merger Sub and any of their Affiliates.

    Section 5.5  Offer Documents; Proxy Statement.  The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for purposes of inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to

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make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    Section 5.6  Interim Operations of Merger Sub.  Merger Sub is not a party to any agreement, has not conducted any activities and has no liabilities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld) and except for actions taken or omitted for the purpose of complying with this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with the Company's current business plan, and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.1 of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

    (b) (i) issue, sell, pledge, license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, or (B) except in the ordinary course of business, except the issuance of Shares pursuant to the exercise of Company Stock Options or pursuant to the ESPP or pursuant to the Warrants or the Convertible Notes, any property or assets of the Company or any Subsidiary, (ii) modify any Company Stock Options outstanding on the date of this Agreement, or (iii) accelerate the of vesting or other benefit of any option, share or award whether or not pursuant to the Company Stock Option Plans, other than in accordance with the express terms of such option, share or award as in effect immediately prior to the date of this Agreement;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

    (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or securities convertible into or exercisable for any shares of its capital stock) except for acquisitions of restricted stock held by employees of the Company and its Subsidiaries upon termination of employment;

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    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or Person or any division thereof or any significant amount of assets, except in the ordinary course of business and in a manner consistent with the Company's current business plan; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans, investments, capital contributions or advances; (iii) enter into any material contract or agreement other than in the ordinary course of business and in a manner consistent with the Company's current business plan; (iv) authorize any capital expenditure in excess of $500,000 in the aggregate except to the extent consistent with the Company's existing business plan; or (v) enter into or amend any material contract, agreement, commitment or arrangement with respect to any matter prohibited by this Section 6.1(e);

    (f)  increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, agents or other representatives, except for increases in the ordinary course of business in salaries or wages of employees of the Company or any Subsidiary or, except as otherwise provided pursuant to the terms of agreements in effect on January 1, 2001, grant any severance or termination pay to, or enter into any new severance agreement with, any director, officer, employee, agent or other representative of the Company or of any Subsidiary, or enter into any employment agreement with any director, officer, employee, agent or other representative (other than with a newly hired employee) of the Company or any Subsidiary, or establish, adopt, enter into or amend (except as may be required by Law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (g) except as required by applicable Law or by U.S. GAAP, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, practices or procedures;

    (h) incur any material obligation to make any payment of, or in respect of, any Tax, take or cause to be taken any action would prevent the Company from filing a consolidated federal Tax Return for the year ending September 30, 2001, except in the ordinary course of business, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender, settle or compromise any material Tax claim, liability, audit or assessment, surrender any right to claim any material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing in any material respect the Tax liability or reducing any Tax asset of the Company;

    (i)  amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's material rights thereunder, except for amendments, modifications or consents which are not materially adverse to the Company's rights and expected benefits under any such Material Contract;

    (j)  settle any material Action; or

    (k) publicly announce an intention, enter into any formal or informal agreement (oral or written) or otherwise make a commitment, to do any of the foregoing.

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ARTICLE VII

ADDITIONAL AGREEMENTS

    Section 7.1  Stockholders' Meeting.  (a) If required by applicable Law in order to consummate the Merger and following consummation of the Offer, the Company, acting through the Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) except as and to the extent expressly provided in Section 7.4, (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

    (b) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least ninety percent (90%) of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

    Section 7.2  Proxy Statement.  If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file with the SEC under the Exchange Act the Proxy Statement, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

    Section 7.3  Access to Information; Confidentiality.  (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors, agents and other representatives of the Company and the Subsidiaries to, afford the officers, employees, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records (including contracts and agreements) of the Company and each Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request, provided that the fulfillment of any such request shall not unreasonably interfere with the conduct of the business of the Company.

    (b) All information obtained by Parent or Merger Sub pursuant to this Section 7.3 shall be kept confidential in accordance with the confidentiality agreement, dated September 21, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

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    (c) No investigation pursuant to this Section 7.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

    Section 7.4  Acquisition Proposals.  (a) From the date hereof until the termination hereof, the Company shall not and shall cause the Subsidiaries not to, and shall use its best efforts to cause the officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by the Company) of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or otherwise knowingly facilitate any Acquisition Proposal or any inquiries, proposals or offers from any Person (other than Parent or Merger Sub) relating to any Acquisition Proposal, (ii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary or (iii) furnish any information to or participate in any discussions or negotiations with any Person that has made or, to the Knowledge of the Company, intends to make an Acquisition Proposal except to the extent the foregoing could not reasonably be expected to be relevant to an Acquisition Proposal; provided, however, that nothing contained in this Section 7.4(a) shall prohibit the Board from taking any action described in clause (iii) above with respect to any Person that has made an unsolicited (as such term relates to the period from and after the date hereof) bona fide written Superior Proposal if, and only to the extent that, (A) the acceptance for payment of any Shares pursuant to the Offer shall not have occurred, (B) the Board, after consultation with outside legal counsel, determines in good faith that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties under the DGCL or its duties or obligations under other applicable Law, and (C) prior to taking such action, the Company receives from such Person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Within twenty-four (24) hours after determining to take any action described in clause (iii) of the preceding sentence, the Company shall notify Parent of any such Superior Proposal (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), and shall thereafter inform Parent on a prompt basis of any material changes to the terms and conditions of such Superior Proposal and, upon the reasonable request of Parent, any material change to the status of any discussion with such third party. The Company shall, and shall cause its Subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided, however, that in connection therewith the Company and the Board of Directors shall be subject to the provisions of Section 7.4(b).

    (b) Notwithstanding anything in this Agreement to the contrary, the Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement, the Offer or the Merger unless the Board, after consultation with its outside legal counsel, determines in good faith that such action is required by its fiduciary duties under the DGCL or under other applicable Law; provided, however, the Board may not approve or recommend an Acquisition Proposal (or in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) (including with respect to any statements pursuant to Rule 14e-2 under the Exchange Act) unless (i) the Acquisition Proposal is a Superior Proposal, (ii) the Company has complied in all material respects with the terms of this Section 7.4, (iii) it determines in good faith (after consultation with its outside legal counsel) that such action is required by its fiduciary duties under the DGCL or under other applicable Law and (iv) the Company has negotiated, and the Board has determined to enter into, a definitive agreement with respect to the Superior Proposal; and provided further, (x) the Board in the twenty-four (24) hours subsequent to the determination described in clause (iv) of the foregoing proviso shall have notified Parent of such

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determination and of all the material terms and conditions of such definitive agreement, (y) the Board shall be prohibited for a period of three (3) calendar days after the date of receipt by Parent of such notification from executing the definitive agreement relating to such Superior Proposal and from approving or recommending such Superior Proposal (or, in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) and during such three (3) day period Parent shall be permitted to make any such adjustment to the terms and conditions of this Agreement as Parent deems advisable (the "Adjusted Agreement") and (z) the Board determines that the Acquisition Proposal reflected by the definitive agreement is a Superior Proposal relative to the Adjusted Agreement. In the event that the Board is permitted by the foregoing to approve or recommend an Acquisition Proposal, it may terminate this Agreement. In the event that the Board, pursuant to clause (z) of the second preceding sentence, determines that the Acquisition Proposal reflected by the definitive agreement is not a Superior Proposal relative to the Adjusted Agreement, the Company shall execute an amendment to this Agreement to conform this Agreement to the Adjusted Agreement and shall terminate all discussions with such other Person. The fact that an Acquisition Proposal received by the Company after the date hereof is determined by the Board not to be a Superior Proposal shall not affect the rights and obligations of either Parent or the Company set forth in this Section 7.4 with respect to any subsequent Acquisition Proposal.

    Section 7.5  Employee Benefits Matters.  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries with respect to benefits or entitlements that accrued prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary, including credit for such service for purposes of determining any amounts which subsequently become payable pursuant to the provisions of Section 3.7(a); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and provided, further that in determining the amount of vacation pay owed to any such Company employee from and after the Effective Time under the applicable terms of the vacation plan of the Surviving Corporation, credit shall be given for such employee's service with the Company or any Subsidiary prior to the Effective Time.

    (b) With respect to any employee benefit plans in which any employees of the Company or any Subsidiary first become eligible to participate on or after the Effective Time or in which the employees of the Company or any Subsidiary did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any Subsidiary under any such plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan prior to the Effective Time; (ii) provide each employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket co-payment requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; and (iii) with respect to flexible spending accounts, provide each employee of the Company and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplications of benefits.

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    Section 7.6  Directors' and Officers' Indemnification and Insurance.  (a) After the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or any Subsidiary (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by Law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state Law.

    (b) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 7.6.

    (c) Parent agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six (6) years provisions in its certificate of incorporation or by-laws or equivalent organizational documents providing for indemnification and exculpation of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the extent set forth in the Company's Certificate of Incorporation and By-laws as of the date hereof; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary of Parent (including the Surviving Corporation) at any time after the Effective Time.

    (d) The rights under this Section 7.6 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

    Section 7.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with, perform or satisfy in any material respect any covenant or agreement to be complied with, performed or satisfied by it hereunder, (c) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication received from any Governmental Authority in connection with or relating to the Transactions and (e) any Action commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relate to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 7.8  Further Action; Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, if any, and thereafter make any other required submissions, if any, under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law with respect to the Transactions

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and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Parent nor Merger Sub will be required by this Section 7.8 to (A) prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their Subsidiaries of any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or compel the Company, Parent, Merger Sub or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or (B) divest any Shares which, in the case of each of clauses (A) and (B) of this Section 7.8(a), has an economic detriment to Parent or the Company that is material in relation to the Company and its Subsidiaries taken as a whole. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

    (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    Section 7.9  Public Announcements.  Parent and the Company agree that no public release or announcement concerning this Agreement, the Transactions, the Offer or the Merger shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

    Section 7.10  Confidentiality Agreement.  The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

ARTICLE VIII

CONDITIONS TO THE MERGER

    Section 8.1  Conditions to the Obligations of Each Party.  The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

    (a) Stockholder Approval. If and to the extent required by the DGCL, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

    (b) Competition Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the Fair Trading Act, and the E.C. Merger Regulation, shall have expired or been terminated;

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    (c) No Order or Injunction. No provision of any applicable Law and no judgment, restraining order, preliminary or permanent injunction, order or decree of any court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of prohibiting or enjoining the consummation of the Merger; and

    (d) Offer. Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall, at the sole discretion of the Company, be deemed satisfied if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

    Section 9.1  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

    (a) by mutual written consent of each of Parent, Merger Sub and the Company duly authorized by the Board and by the Boards of Directors of Parent and Merger Sub; or

    (b) by either Parent or the Company if (i) the Effective Time shall not have occurred on or before the date which is two hundred seventy (270) days after the date hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any covenant, agreement, condition or other obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree or ruling or taken any other action which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

    (c) by Parent if (i) due to an occurrence or circumstance that would result in the existence of any condition set forth in Annex A hereto, Merger Sub shall have (A) failed to commence the Offer within thirty (30) days following the date of this Agreement, (B) terminated the Offer without having accepted for payment thereunder any Shares or (C) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer, unless the existence of any such condition set forth in Annex A shall have been caused by or resulted from the failure of Parent or Merger Sub to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the breach by Parent or Merger Sub, in any material respect, of any of their representations or warranties contained in this Agreement, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Merger Sub or Parent its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing;

    (d) by the Company, upon approval of the Board, if Parent and Merger Sub shall have (i) failed to commence the Offer within thirty (30) days following the date of this Agreement, (ii) terminated the Offer without having accepted for payment thereunder any Shares or (iii) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach in any material respect by the Company of any of its representations or warranties contained in this Agreement.

    (e) by Parent prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex A and (ii) in the case of a breach of a material agreement or covenant, cannot be or has not been cured within ten (10) days after the giving of written notice to the Company, or, in the case of a breach of a representation or warranty, cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company;

    (f)  by the Company, if (i) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement (without regard to materiality qualifiers contained therein) shall not be true

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and correct in any respect, except to the extent the effect of such breach, either individually or in the aggregate with all other such breaches, would not have a material adverse effect on Parent, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or Merger Sub, and, in the case of (ii), such failure cannot be or has not been cured within twenty (20) days after the giving of written notice to Parent or Sub; or

    (g) by the Company in accordance with the provisions of Section 7.4(b).

    Section 9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Section 9.3 and Article X; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

    Section 9.3  Termination Fees.  (a) In the event that:

       (i) (A) this Agreement is terminated pursuant to Section 9.1(c)(i) (as a result of the failure of the Minimum Condition) or Section 9.1(e) (provided neither Parent nor Merger Sub is in breach in any material respect of any of its representations, warranties and covenants set forth in this Agreement to the extent (and only to the extent) such breach causes the basis for termination of the Agreement pursuant to Section 9.1(e)), (B) prior to such termination any Person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and which shall be continuing and not withdrawn prior to the date of such termination, and (C) within one hundred eighty (180) days after such termination, the Company consummates either (1) a merger, consolidation, or other business combination between the Company and any other Person (other than Parent of an Affiliate thereof) or (2) the sale of more than thirty-five percent (35%) (in voting power) of the voting securities of the Company to the Person making such Acquisition Proposal or the sale of thirty-five percent (35%) or more (in fair market value) of the assets of the Company;

      (ii) this Agreement is terminated pursuant to Section 9.1(c)(ii); or

      (iii) this Agreement is terminated pursuant to Section 9.1(g),

then, in any such event, the Company shall pay Parent promptly (but in no event later than one Business Day after the first of such events shall have occurred) a fee in an amount equal to $8,400,000 (the "Termination Fee"), which amount shall be payable in immediately available funds.

    (b) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions (including reasonable attorneys' fees and expenses) shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

    (c) In the event that the Company shall fail to pay all or any portion of the Termination Fee, the Company also shall pay to Parent interest on such unpaid amount, commencing on the date that such amount becomes due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus two percent (2%).

    (d) The expenses provided for in this Section 9.3 are not intended to be exclusive remedies with respect to any liability for a breach of this Agreement, and no party hereto shall be precluded from seeking damages or remedies or at law or in equity as a result of any such matter.

    Section 9.4  Amendment.  Subject to Section 2.3, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after consummation of the Offer no amendment may be made

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that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed Parent and the Company.

    Section 9.5  Waiver.  Subject to Section 2.3, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.

ARTICLE X

GENERAL PROVISIONS

    Section 10.1  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Parent or Merger Sub:	Cable and Wireless plc 124 Theobalds Road London WC1X 8RX England Telephone: 44 207 315 4000 Telecopy: 44 207 315 5000 Attention: Company Secretary
with a copy to:	Pillsbury Winthrop LLP 50 Fremont Street San Francisco, California 94105 Telephone: (415) 983-1000 Telecopy: (415) 983-1200 Attention: Nathaniel M. Cartmell III, Esq. P. Joseph Campisi, Jr., Esq.
if to the Company:	Digital Island, Inc. 45 Fremont Street San Francisco, California 94105 Telephone: (415) 738-4100 Telecopy: (415) 738-4141 Attention: General Counsel
with a copy to:	Brobeck, Phleger & Harrison LLP Two Embarcadero Place 2200 Geng Road Palo Alto, California 94303 Telephone: (650) 424-0160 Telecopy: (650) 496-2885 Attention: Curtis L. Mo, Esq.

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with a copy to:	Brobeck, Phleger & Harrison LLP 1633 Broadway New York, New York 10019 Telephone: (212) 237-2528 Telecopy: (212) 586-7878 Attention: Eric Simonson, Esq.

    Section 10.2  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    Section 10.3  Entire Agreement; Assignment.  This Agreement, the Confidentiality Agreement and the Parent Note constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, negotiations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and (ii) the assignee is able to make and makes for the benefit of the Company pursuant to a written instrument delivered to the Company the representation and warranty set forth in Section 5.6 (which representation shall be deemed to be part of this Agreement).

    Section 10.4  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 3.7, 7.5 and 7.6 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

    Section 10.5  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    Section 10.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

    Section 10.7  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of

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the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

    Section 10.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 10.10  Interpretation.  (a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    (b) In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the extent to which any such party or its counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

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    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CABLE AND WIRELESS PLC
By:	/s/ Robert Drolet
Name:	Robert Drolet
Title:	Chief Commercial Officer, Global Cable and Wireless plc
DALI ACQUISITION CORP.
By:	/s/ Robert Drolet
Name:	Robert Drolet
Title:	President
DIGITAL ISLAND, INC.
By:	/s/ Ruann Ernst
Name:	Ruann Ernst
Title:	President and Chief Executive Officer

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Annex A

CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, but subject to the terms of Section 2.1, Merger Sub shall not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist (other than as a result of any action or inaction of Parent or Merger Sub that constitutes a breach of this Agreement):

      (a) there shall have been instituted or be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or increase the cost of the making of the Offer, the acceptance for payment of any Shares by Parent, Merger Sub or any other Affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their Subsidiaries of any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or to compel the Company, Parent, Merger Sub or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Merger Sub or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) seeking to require divestiture by Parent, Merger Sub or any other Affiliate of Parent of any Shares which, in the case of each of clauses (i) through (iv) of this paragraph (a) has an economic detriment to Parent or the Company that is material in relation to the Company and its Subsidiaries taken as a whole;

      (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any United States or foreign legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

      (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

      (d) any Material Adverse Change;

      (e) any representation or warranty of the Company in the Agreement (i) that is qualified by materiality or Material Adverse Effect shall not be true and correct in any respect as so qualified or (ii) that is not qualified by materiality or Material Adverse Effect shall not be true and correct

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  in all material respects, except to the extent the effect of any such breach, either individually or in the aggregate with all such other breaches, would not have a Material Adverse Effect;

      (f)  the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

      (g) the Agreement shall have been terminated by Parent or the Company in accordance with its terms; or

      (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process) which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (iii) any newly initiated material limitation (whether mandatory or not) by any Governmental Authority on, or other similar event that materially and adversely affects, the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, and in the case of clauses (i) through (iv) of this paragraph (h), as a result thereof, notwithstanding Parent's reasonable best efforts, Parent's ability to access the Funds or to effect payment therewith for the Shares is materially and adversely affected, which in the judgment of Parent in any such case, makes it inadvisable to proceed with such acceptance for payment of or payment for the Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided, that, Merger Sub and Parent may not avail themselves of any such condition at any time during which either Merger Sub or Parent is in breach in any material respect of any of its representations, warranties and covenants set forth in the Agreement to the extent (and only to the extent) such breach causes the failure of the Minimum Condition or any of the conditions set forth in this Annex A. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Capitalized terms used in this Annex A shall have the respective meanings set forth in the Agreement to which it is annexed.

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Annex B

May 13, 2001

Board of Directors
Digital Island, Inc.
45 Fremont Street, Suite 1200
San Francisco, CA 94105

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by the holders of common stock, par value $0.001 per share ("Company Common Stock"), of Digital Island, Inc. (the "Company"), other than Cable & Wireless PLC (the "Acquiror") and its affiliates pursuant to the terms of the Agreement and Plan of Merger, dated as of May 13, 2001 (the "Merger Agreement"), among the Company and the Acquiror, and Dali Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Sub"). Pursuant to the Merger Agreement (i) Sub will commence a tender offer (the "Offer") to purchase all outstanding shares of Company Common Stock at a purchase price of $3.40 per share in cash (the "Consideration"), and (ii) following consummation of Offer, the Company will merge (the "Merger") with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock not owned directly or indirectly by the Acquiror will be converted into the right to receive the Consideration.

    In arriving at our opinion, we have reviewed the Merger Agreement and certain other related agreements, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to us by or discussed with the Company and have met with the Company's management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof, and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition

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of the Company and held preliminary discussions with certain of these parties prior to the date hereof. Our opinion does not address the Company's underlying business decision to engage in the Merger.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

    In the past, we have provided financial and investment banking services to the Company for which we have received compensation.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time held a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer or as to how such stockholder should vote or act on any matter relating to the proposed Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such stockholders, other than the Acquiror and its affiliates.

Very truly yours,
CREDIT SUISSE FIRST BOSTON CORPORATION
By:	/s/ GEORGE BOUTROS
Name:	George Boutros
Title:	Managing Director

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Annex C

APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251 (g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      (d) Any combination of the shares of tock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a

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record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any

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stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. "98. Eff. 7-1-98.)

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Annex D

EMPLOYMENT AGREEMENT

    AGREEMENT, dated as of this 18th day of July, 2001 (the "Agreement"), by and among Digital Island, Inc., a corporation organized under the laws of Delaware (the "Employer"), Cable & Wireless plc, a corporation organized under the laws of England, and Howard Lasky (the "Employee").

1.  Employment, Duties and Agreements.

    (a) The Employer hereby agrees to continue to employ the Employee as Vice-President, General Counsel, and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period set forth in Section 3 hereof (the "Employment Period") at the Employer's San Francisco offices. The Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer and all applicable policies and rules thereof as are consistent with the above job description. The Employee's duties and responsibilities shall be such duties and responsibilities as are customarily held by senior executives of corporations comparable to the Employer as well as any other duties as may from time to time be assigned by the Employer.

    (b) During the Employment Period, excluding any periods of vacation and sick leave, and other leave, to which the Employee is entitled, the Employee shall devote Employee's full business time, energy and attention to the performance of Employee's duties and responsibilities hereunder, except as provided in Section 1(c) below.

    (c) During the Employment Period, the Employee may not, without the prior written consent of the Board, which consent shall not be unreasonably withheld, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to act or serve as a director on the boards of directors of any type of civil, cultural, philanthropic or professional organization so long as such activities do not interfere with the performance of Employee's duties and responsibilities to the Employer as provided hereunder.

2.  Compensation.

    (a) As compensation for the agreements made by the Employee herein and the performance by the Employee of Employee's obligations hereunder, during the Employment Period, the Employer shall pay the Employee, not less than twice a month, a base salary at the rate of U.S. $210,000 per annum (the "Base Salary").

    (b) During the Employment Period, the Employee shall be eligible to receive bonus payments as set forth in the offer letter by and between the Employee and the Employer dated July 18, 2001 attached hereto as Exhibit B (the "Offer Letter"), and thereafter and/or in additional thereto, other bonus payments subject to the rules of any then existing applicable bonus plan and in the Employer's sole and absolute discretion.

    (c) During the Employment Period, the Employee shall be eligible to receive stock-based compensation as set forth in the Offer Letter.

    (d) During the Employment Period, the Employee shall be entitled to holidays, vacation, sick, personal, and paid time-off ("PTO") days in accordance with the policies of the Employer.

    (e) During the Employment Period, the Employee shall be entitled to participate in any and all employee welfare and benefit plans applicable to similarly situated employees to the extent permitted by the particular plan and applicable law.

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    (f)  The compensation provided in this Agreement shall be treated as such for income tax purposes by the Employer and the Employee and shall be paid subject to any deductions authorized by the Employee and any and all tax and related withholdings required by applicable law.

3.  Employment Period.

    (a) The Employment Period is indefinite and shall be terminable at will by either the Employee or the Employer, subject to the rights and obligations set forth in the Offer Letter and Sections 4 and 5 below. This Agreement shall become effective as of the date first stated above.

    (b) For purposes of this Agreement, the term "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to substantially perform Employee's duties hereunder, either with or without reasonable accommodation, for a period of six (6) consecutive months or 180 days within any 270 day period.

    (c) For purposes of this Agreement, the term "Cause" shall mean (i) willful misconduct or dishonesty on the part of the Employee, which in either case is materially and demonstrably injurious to the Employer, (ii) the willful and continued failure by the Employee to perform substantially Employee's duties with the Employer (other than any such failure resulting from Employee's incapacity due to physical or mental illness) for a period of thirty (30) consecutive days after a written demand for substantial performance is delivered to Employee by the Employer, which specifically identifies the manner in which the Employer believes that the Employee has not substantially performed Employee's duties, or (iii) the willful engaging by the Employee in illegal conduct which is materially and demonstrably injurious to the Employer.

    (d) For purposes of this Agreement, termination by the Employee of the Employee's employment for "Good Reason" means the Employee's resignation within ninety (90) days following (i) a material reduction in the scope of Employee's duties and responsibilities, (ii) a reduction in Employee's Base Salary, or (iii) a relocation of Employee's principal place of employment by more than thirty-five (35) miles.

4.  Termination Procedure.

    (a) Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee during the Employment Period shall be communicated by written "Notice of Termination" to the other party hereto in accordance with Section 8(a).

    (b) Termination Date. For purposes of this Agreement, "Termination Date" shall mean (i) if the Employee's employment is terminated by Employee's death, the date of Employee's death, (ii) if the Employee's employment is terminated for Cause, the date on which the Employer communicates the termination to the Employee, (iii) if the Employee's employment is terminated on account of the Employee's Disability, thirty (30) days after Notice of Termination (provided that the Employee shall not have returned to the substantial performance of the Employee's duties on a full-time basis during such thirty (30) day period), and (iv) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

5.  Severance Arrangements.

    If the Employer terminates the Employee's employment with the Employer for any reason other than Cause, or the Employee terminates the Employee's employment for Good Reason, the Employee shall be entitled to (i) salary continuation payments at the Employee's base salary effective at the time of termination, and (ii) continued coverage for the Employee and Employee's dependents under the Employer's group health plans at the Employer's full expense. The Employee shall be entitled to the salary continuation payments and the continued group health plan coverage for a period of six months

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or such longer period specified in the Offer Letter, if any. The Employee shall be entitled to any severance arrangements provided in the Offer Letter.

6.  Restrictive Covenants.

    (a) The Employee agrees that during the Employment Period and thereafter Employee will not appropriate for Employee's own use, disclose, divulge, furnish or make available to any person, unless authorized by the Employer in writing, any confidential or proprietary information concerning the Employer or its affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods (proposed or otherwise) of doing business of the Employer or any of its affiliates (the "Information"); provided, that the term "Information" shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or any other unauthorized disclosure. Notwithstanding the foregoing, the Employee may disclose Information to the extent Employee is compelled to do so by lawful service of process, subpoena, court order, or as Employee is otherwise compelled to do by law or the rules or regulations of any regulatory body to which Employee is subject, in which event Employee agrees to provide the Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to Employee's disclosure of any such information, so that the Employer may, upon notice to the Employee, take such action as the Employer deems appropriate in relation to such subpoena or request.

    (b) The Employee agrees that all right, title and interest to all works of whatever nature generated in the course of Employee's employment with the Employer or its affiliates resides with the Employer. The Employee agrees that Employee will return to the Employer or its affiliates, not later five (5) days after the Termination Date, all property, in whatever form (including computer files and other electronic data), of the Employer in Employee's possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of the Employer and its affiliates.

    (c) Except with the prior written consent of the Employer, the Employee shall not, during the Employment Period and for the one-year period immediately following the Termination Date, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Employer, or any of its affiliates, or any then current or prospective customer, client or supplier of the Employer, or any of its affiliates, to discontinue or limit his or her relationship with the Employer, or affiliates or to otherwise do business with any competing business of the Employer.

    (d) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of Employee's obligations under this Section 6. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employer shall be entitled to seek injunctive relief and specific performance in addition to any other remedies available to the Employer.

    (e) The restrictions in this Section 6 shall be in addition to any restrictions imposed on Employee by statute or at common law.

7.  Representations and Acknowledgments.

    The Employee hereby represents and warrants to the Employer that the execution, delivery and performance of this Agreement does not violate any provision of any agreement which the Employee has with any former employer (a "Former Employer"). The Employee further acknowledges that to the extent the Employee has an obligation to the Former Employer not to disclose certain confidential information, Employee intends to honor such obligation and that honoring such obligation does not violate the foregoing representations and warranties made by the Employee.

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8.  Miscellaneous.

    (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

  If to the Employer:

  Digital Island, Inc.
  45 Fremont Street, Suite 1200
  San Francisco, CA 94105
  Attention: Office of the General Counsel

  If to the Employee:

  Howard Lasky
  10 Bay Vista Court
  Mill Valley, CA 94941

or to such other address as any party hereto may designate by notice to the other, and if delivered personally, shall be deemed to have been received upon receipt or if sent by registered mail, shall be deemed to have been received three days after it is postmarked.

    (b) This Agreement, together with the Offer Letter and any exhibits attached hereto, constitutes the entire Agreement among the parties hereto with respect to the Employee's employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee's employment with the Employer. To the extent any provision of this Agreement conflicts with any provision of the Offer Letter, the provision most favorable to the Employee shall control.

    (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

    (d)

       (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

      (ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

    (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

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    (f)  The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

    (g) This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to its principles of conflicts of law. The Employer and the Employee agree that any dispute arising out of or related to this Agreement shall be resolved in accordance with the Arbitration Agreement attached hereto as Exhibit A. To the extent consistent with the Arbitration Agreement attached hereto as Exhibit A, the Employer and the Employee hereby consent to the exclusive jurisdiction of the courts of the state of California and the United States District Court for the Northern District of California and superior federal courts.

    (h) This Agreement may be executed in several counterparts, including by the exchange of facsimile signature pages containing the signatures of one or both parties, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    (i)  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

(Signature)
Howard Lasky
DIGITAL ISLAND, INC. By: Ruann Ernst Title: Chairman & CEO	CABLE & WIRELESS PLC By: Avery Duff Title: Executive Vice President, Human Resources

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EXHIBIT A: ARBITRATION AGREEMENT

1.
To the maximum extent permitted by law, I, Howard Lasky and Digital Island, Inc. (the "Company") (collectively, the "parties") agree that, except as noted below, any controversy, claim or dispute arising out of or related to my employment or the termination thereof ("claims") shall be arbitrated in accordance with the following procedure:

(a)
Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association ("AAA") in the city closest to my place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA's then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA's selection procedures in effect at the time, and shall be a member of the AAA's panel of arbitrators for employment disputes. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in the city closest to my place of work at the Company where AAA has an office.

(b)
The arbitrator shall have the authority to grant any relief authorized by law.

(c)
The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d)
The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA; except that I may be required to pay administrative fees to the AAA not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the state where I was last employed by the Company. The arbitrator shall have power to award attorneys' fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys' fees, costs or expert witness fees.

(e)
The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee's relationship with his/her employer. However, claims for workers' compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f)
Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g)
The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right for review of the decision is limited to grounds provided under applicable law.

(h)
The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

2.
BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3.
I agree that this agreement to arbitrate shall survive the termination of my employment. This is the complete agreement of the parties on the subject of arbitration of disputes. This agreement supersedes any prior or contemporaneous oral or written understanding on the subject. This agreement cannot be changed unless in writing, signed by me and the Chief Executive Officer of the Company or his or her delegate.

AGREED TO AND ACCEPTED:
Dated: July 18, 2001
(Signature)
Howard Lasky
DIGITAL ISLAND, INC. By: Ruann Ernst Title: Chairman & CEO	CABLE & WIRELESS PLC By: Avery Duff Title: Executive Vice President, Human Resources

Annex E

Digital Island, Inc.
45 Fremont Street, Suite 1200
San Francisco, CA 94105

July 18, 2001

Howard Lasky
10 Bay Vista Court
Mill Valley, CA 94941

Dear Howard:

    We take great pleasure in confirming your continued employment with Digital Island, Inc. (the "Company"). As you are aware, Cable & Wireless plc ("Cable & Wireless") has acquired the Company. As a result, Digital Island, Inc. is a subsidiary of Cable & Wireless. Your continued employment with the Company is subject to your signing a formal Employment Agreement with the Company. The new Employment Agreement will become effective upon execution. Capitalized terms used in this offer letter but not otherwise defined herein will have the same meaning as assigned to them in the Agreement and Plan of Merger by and among Cable & Wireless, the Company and Dali Acquisition Corp., dated May 14, 2001 (the "Merger Agreement").

    As an employee of the Company, the terms of your continued employment include:

POSITION

    You will hold the position of Vice-President, General Counsel with the Company.

BASE SALARY

    Your base salary will be $210,000 per year. Your first review will be in October 2001.

BONUS

    In addition to your base salary, your remuneration will include a bonus amount, subject to the rules of any applicable bonus plan. The target bonus is a percentage of your base salary, but all determinations of your bonus amount will be in the Company's discretion. For the remainder of fiscal 2001, your bonus targets will remain as in effect on May 1, 2001, and payments will include the unpaid portion of the bonus for your service prior to the acquisition. Within 120 days of the date of this offer letter, the Company will provide you with the details of a new bonus plan for the next bonus period.

WELCOME BONUS

    You will be paid a conditional welcome bonus equal to one times your annual base salary (the "Welcome Bonus") if you satisfy the following conditions. If you remain employed with the Company for a period of three (3) consecutive months after the successful completion of the tender offer (the "Closing"), you will be paid 40% of your Welcome Bonus. If you remain employed with the Company for a period of nine (9) consecutive months after the Closing, you will be paid the remaining 60% of your Welcome Bonus. Should your employment terminate by reason of death or Disability (as defined in your Employment Agreement) prior to the completion of the applicable three (3) month or nine (9) month service requirement, the portion of your Welcome Bonus for the applicable period will be pro-rated on the basis of number of months of employment completed during that period (rounded to next whole month).

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STOCK-BASED COMPENSATION

    In exchange for your effective and irrevocable waivers as set forth below, you will receive the stock-based compensation package described below, after approval by the Board of Directors of Cable & Wireless (the "Board of Directors"). If the Board of Directors does not approve this compensation package, you will become entitled instead to cash payments from the Company which provide you with the same economic benefit as the equity compensation proposed below, with such cash payments to be made on each vesting date for your proposed Cable & Wireless stock options and restricted Cable & Wireless stock awards.

  1.
  Stock options in shares of Cable & Wireless stock.  Within forty-five (45) days following the Closing, you will be granted stock options to purchase common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. The aggregate exercise price of your stock options will be equal to two times your annual base salary. Cable & Wireless expects to adopt and obtain the requisite shareholder approval of a plan under which these stock options would vest at a rate of 25% per year over the four-year period measured from the date of grant. The stock options will be incentive stock options within the meaning of Section 422 of the U.S. Internal Revenue Code, to the maximum extent permissible. In the absence of the requisite shareholder approval, these stock options will vest in accordance with the current Senior Employees Share Option Scheme, with the vesting measured from the date of grant.

  2.
  Restricted shares of Cable & Wireless stock.  At the Closing, all of your restricted shares of the Company's common stock, whether vested or unvested (the "Restricted Shares") and all of your outstanding stock options, whether vested or unvested, to purchase shares of the Company's common stock will be cancelled, and in return for those cancelled shares and options, you will be awarded restricted shares of Cable & Wireless common stock ("Cable & Wireless Shares"). The conversion process will be effected as follows:

      The rollover value of your cancelled Restricted Shares will be determined by multiplying the number of your Restricted Shares by $3.40.

      The rollover value of each of your cancelled options will be determined by multiplying the number of shares of Company common stock subject to each such option by the excess (if any) of $3.40 over the exercise price in effect for that option. Any option which has an exercise price equal to or greater than $3.40 will have a zero rollover value.

      The combined rollover value of your Restricted Shares and your options will then be divided by the average closing selling price per common share of Cable & Wireless for the five (5) consecutive trading days ending with the Closing to determine the number of Cable & Wireless Shares.

  3.
  Timing of Awards.  Your restricted Cable & Wireless Shares will be awarded as follows:

  (a)
  You will be awarded 50% of your restricted shares on the 12-month anniversary of the Closing if you are then employed by the Company. In addition, subject to substantial achievement of Company performance against the agreed business plan, you will be awarded bonus shares in an amount equal to 25% of the restricted shares awarded under this paragraph (a).

  (b)
  You will be awarded another 50% of your restricted shares on the 24-month anniversary of the Closing if you are then employed by the Company. In addition, subject to substantial achievement of Company performance against the agreed business plan, you will be awarded bonus shares in an amount equal to 50% of the restricted shares awarded under this paragraph (b).

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  4.
  Additional grants.  In addition to the above, you may be eligible for consideration of grants of stock options in shares of Cable & Wireless stock (together with the stock options described in item 1 of this section, the "Cable & Wireless Options"). In cases of outstanding performance, you also may be eligible for consideration of grants of Cable & Wireless Shares.

TERM OF EMPLOYMENT

    Your employment is terminable at will by either you or the Company.

SEVERANCE ARRANGEMENTS

    If the Company terminates your employment with the Company for any reason other than for Cause or if you terminate your employment with the Company for Good Reason (as Cause and Good Reason are defined in your Employment Agreement), then (a) your Cable & Wireless Options and Cable & Wireless Shares will vest fully and immediately, and you will also immediately vest in and become entitled to the maximum number of bonus shares described in item 3 of the Stock-Based Compensation section of this offer letter, (b) you will be entitled to salary continuation payments at the your base salary effective at the time of termination for a period of six months, and (c) you and your eligible dependents will be entitled to continued health care coverage under the Company's group health plan at no cost to you for a period of six months.

    If the Company terminates your employment with the Company for any reason other than for Cause or if you terminate your employment with the Company for Good Reason (as Cause and Good Reason are defined in your Employment Agreement) within 9 months of the Closing, you will be entitled to payment of the portion of your Welcome Bonus that was unpaid on the date of your termination.

    If you terminate your employment with the Company during the 12-month period commencing immediately after the Closing, you will be entitled to a severance payment equal to the sum of (a) the amount you would have received if you had exercised all of your vested Company stock options and the options that would have become vested had the options continued in effect until your termination of employment (without regard to any options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in the Stock Plans or your stock option agreements) and tendered the stock acquired upon exercise under the Offer, plus (b) the amount you would have received if you had tendered under the Offer all of your vested Restricted Shares in the Company and the Restricted Shares that would have become vested had you continued to hold the Restricted Shares until your termination of employment (without regard to any restricted shares that would have vested solely on account of a "change in control" or "corporate transaction" as defined in the Stock Plans or your restricted stock issuance agreement).

    In the event that any benefits or payments to which you become entitled upon a termination of your employment within twelve (12) months following the Closing would otherwise constitute an excess parachute payment under Section 280G of the U.S. Internal Revenue Code, then such benefits or payments shall be subject to reduction to the extent necessary to assure that you receive the greater of (i) the amount that would not constitute an excess parachute payment, or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the benefits provided to you under this offer letter (or any other benefits to which you may be entitled in connection with your termination) under Section 4999 of the U.S. Internal Revenue Code.

    Should any reduction in your benefits or payments become necessary as a result of such limitation, then you will have the right to select the particular benefits or payments which are to be reduced.

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VACATION AND PERSONAL DAYS

    You will be entitled to vacation and personal days in accordance with the policies established by the Company.

HEALTH AND WELFARE BENEFITS

    You will be entitled to participate in any and all employee welfare and health benefit plans applicable to similarly situated employees to the extent permitted by the particular plan and applicable law.

WAIVERS

    As a condition of receiving Cable & Wireless Options and Cable & Wireless Shares, you irrevocably waive any and all claims to benefits that would have been payable to you on account of a "change in control" of or a "corporate transaction" with respect to the Company (as such terms may be defined in any Company stock option plan or any stock option agreement, restricted stock issuance agreement, employment agreement, or other agreement entered into by and between you and the Company), which benefits include but are not limited to salary continuation payments, bonus payments, and acceleration of vesting of restricted stock or options.

    You understand and agree that the Restricted Shares granted to you under the Digital Island, Inc. 1999 Stock Incentive Plan will be forfeited upon the successful completion of the Offer and that you waive any and all rights as a holder of those Restricted Shares upon such forfeiture. As a result of your signing this offer letter, the Restricted Shares shall automatically be deemed forfeited and the Company shall be deemed the owner and holder of those shares upon such forfeiture, whether or not the certificates therefor have been delivered to the Company.

    You further understand and agree that, as a result of your signing this offer letter, any and all stock options granted with respect to stock in the Company under the Digital Island, Inc. 1999 Stock Incentive Plan or the Digital Island, Inc. 2000 Supplemental Stock Option Plan (collectively the "Stock Plans") will be cancelled, and that you waive any and all rights or entitlements to purchase stock in the Company pursuant to those cancelled options. You also waive your rights to accelerated vesting of any such options, to the extent such acceleration would occur upon the purchase by Cable & Wireless of Digital Island, Inc.

CONFIDENTIALITY PROVISION

    Your acceptance shall include agreement to maintain all of the terms and conditions of this offer letter in strict confidence as shall the Company. To fulfill this obligation, you shall not directly or indirectly communicate, make known, or divulge to any person, agency or court, except your spouse, accountant or attorney, any information whatsoever regarding this offer letter, unless compelled to do so by legal process or unless prior approval is given in writing by the Chief Executive Officer of Cable & Wireless Global. You shall direct your spouse, accountant, and attorney not to breach this confidentiality commitment.

    If you accept our offer letter, please sign the original offer letter and the Employment Agreement and return these materials to us in accordance with our discussions. Please make a copy for your records.

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    I am very pleased that you will be joining us and I look forward to working with you. Should you have any questions concerning this offer and contract, please do not hesitate to discuss them with me.

Sincerely,

Avery Duff
Executive Vice President, Human Resources
Cable & Wireless Global

    I, Howard Lasky, do hereby accept and confirm the terms of this offer of continued employment and acknowledge that I have read the above described offer letter and certify that I have not signed an agreement of confidentiality, covenant not to compete, nor any other type of agreement with restrictive covenants of any kind or nature with any of my employers, past or present, that would restrict, prevent, or otherwise preclude my employment with the Company.

SIGNATURE	DATE

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Annex F

EMPLOYMENT AGREEMENT

    AGREEMENT, dated as of this 26th day of June, 2001 (the "Agreement"), by and among Digital Island, Inc., a corporation organized under the laws of Delaware (the "Employer"), Cable & Wireless plc, a corporation organized under the laws of England, and Christina J. Stumpf (the "Employee").

1.  Employment, Duties and Agreements.

    (a) The Employer hereby agrees to continue to employ the Employee as Chief Technology Officer, and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period set forth in Section 3 hereof (the "Employment Period") at the Employer's San Francisco offices. The Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer and all applicable policies and rules thereof as are consistent with the above job description. The Employee's duties and responsibilities shall be such duties and responsibilities as are customarily held by senior executives of corporations comparable to the Employer as well as any other duties as may from time to time be assigned by the Employer.

    (b) During the Employment Period, excluding any periods of vacation and sick leave, and other leave, to which the Employee is entitled, the Employee shall devote Employee's full business time, energy and attention to the performance of Employee's duties and responsibilities hereunder, except as provided in Section 1(c) below.

    (c) During the Employment Period, the Employee may not, without the prior written consent of the Board of Directors of Employer, which consent shall not be unreasonably withheld, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Employer), provided that it shall not be a violation of the foregoing for the Employee to act or serve as a director on the boards of directors of any type of civil, cultural, philanthropic or professional organization so long as such activities do not interfere with the performance of Employee's duties and responsibilities to the Employer as provided hereunder.

2.  Compensation.

    (a) As compensation for the agreements made by the Employee herein and the performance by the Employee of Employee's obligations hereunder, during the Employment Period, the Employer shall pay the Employee, not less than twice a month, a base salary at the rate of U.S. $200,000 per annum (the "Base Salary"). In addition, upon execution of this Agreement and the Confidential Information and Inventions Agreement attached hereto, you will be entitled to a cash sign-on bonus in the amount of $30,000, payable at the end of the first payroll period of the Employment Period.

    (b) In addition to your base salary, your remuneration will include a bonus amount, subject to the rules of the applicable bonus plan adopted by the Employer. The target bonus is 20% percent of your base salary, but all determinations of your bonus amount will be in the Company's discretion. For the remainder of fiscal 2001, your annual bonus target will be $40,000. Within 120 days of the date of this Agreement, the Company will provide you with the details of a new bonus plan for the next bonus period and thereafter and/or in additional thereto, other bonus payments subject to the rules of any then existing applicable bonus plan and in the Employer's sole and absolute discretion.

    (c) Subject to approval by the Board of Directors of Cable & Wireless and successful completion of the tender offer for the outstanding shares of the Employer's common stock in accordance with the provisions of Article II of the Agreement and Plan of Merger by and among Cable & Wireless plc, the Employer, and Dali Acquisition Corp. dated May 14, 2001 (the "Tender Offer"), within sixty (60) days following the date of this Agreement, you will be granted stock options to purchase 60,000 common

F–1

shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant. If the Tender Offer is unsuccessful, we will recommend to the Board of Directors of Digital Island that you be granted an option to purchase Digital Island's common stock pursuant to specific discussions with Digital Island, as presented to the Board of Directors of Digital Island prior to the announcement of acquisitions by Cable & Wireless.

    (d) During the Employment Period, the Employee shall be entitled to holidays, vacation, sick, personal, and paid time-off ("PTO") days in accordance with the policies of the Employer. The current Digital Island Executive PTO policy consists of an initial annual PTO time of 20 days accrued monthly, followed by the addition of one day each year. Unused vacation time may be carried over to the following year with direct manager approval.

    (e) During the Employment Period, the Employee shall be entitled to participate in any and all employee welfare and benefit plans applicable to similarly situated employees to the extent permitted by the particular plan and applicable law.

    (f)  The compensation provided in this Agreement shall be treated as such for income tax purposes by the Employer and the Employee and shall be paid subject to any deductions authorized by the Employee and any and all tax and related withholdings required by applicable law.

3.  Employment Period.

    (a) The Employment Period is indefinite and shall be terminable at will by either the Employee or the Employer, subject to the rights and obligations set forth in Sections 4 and 5 below.

    (b) For purposes of this Agreement, the term "Disability" shall mean that, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to substantially perform Employee's duties hereunder, either with or without reasonable accommodation, for a period of six (6) consecutive months or 180 days within any 270 day period.

    (c) For purposes of this Agreement, the term "Cause" shall mean (i) willful misconduct or dishonesty on the part of the Employee, which in either case is materially and demonstrably injurious to the Employer, (ii) the willful and continued failure by the Employee to perform substantially Employee's duties with the Employer (other than any such failure resulting from Employee's incapacity due to physical or mental illness) for a period of thirty (30) consecutive days after a written demand for substantial performance is delivered to Employee by the Employer, which specifically identifies the manner in which the Employer believes that the Employee has not substantially performed Employee's duties, or (iii) the willful engaging by the Employee in illegal conduct which is materially and demonstrably injurious to the Employer.

    (d) For purposes of this Agreement, termination by the Employee of the Employee's employment for "Good Reason" means the Employee's resignation within ninety (90) days following (i) a material reduction in the scope of Employee's duties and responsibilities, (ii) a reduction in Employee's Base Salary, or (iii) a relocation of Employee's principal place of employment by more than thirty-five (35) miles.

4.  Termination Procedure.

    (a) Notice of Termination. Any termination of the Employee's employment by the Employer or by the Employee during the Employment Period shall be communicated by written "Notice of Termination" to the other party hereto in accordance with Section 8(a).

    (b) Termination Date. For purposes of this Agreement, "Termination Date" shall mean (i) if the Employee's employment is terminated by Employee's death, the date of Employee's death, (ii) if the Employee's employment is terminated for Cause, the date on which the Employer communicates the termination to the Employee, (iii) if the Employee's employment is terminated on account of the

F–2

Employee's Disability, thirty (30) days after Notice of Termination (provided that the Employee shall not have returned to the substantial performance of the Employee's duties on a full-time basis during such thirty (30) day period), and (iv) if the Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

5.  Severance Arrangements.

    If the Employer terminates the Employee's employment with the Employer for any reason other than Cause, or the Employee terminates the Employee's employment for Good Reason, the Employee shall be entitled to (i) salary continuation payments at the Employee's base salary effective at the time of termination (unless salary reduction is the Good Reason), and (ii) continued coverage for the Employee and Employee's dependents under the Employer's group health plans at the Employer's full expense. The Employee shall be entitled to the salary continuation payments and the continued group health plan coverage for a period of six months.

6.  Restrictive Covenants.

    (a) The Employee agrees that during the Employment Period and thereafter Employee will not appropriate for Employee's own use, disclose, divulge, furnish or make available to any person, unless authorized by the Employer in writing, any confidential or proprietary information concerning the Employer or its affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods (proposed or otherwise) of doing business of the Employer or any of its affiliates (the "Information"); provided, that the term "Information" shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement or any other unauthorized disclosure. Notwithstanding the foregoing, the Employee may disclose Information to the extent Employee is compelled to do so by lawful service of process, subpoena, court order, or as Employee is otherwise compelled to do by law or the rules or regulations of any regulatory body to which Employee is subject, in which event Employee agrees to provide the Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to Employee's disclosure of any such information, so that the Employer may, upon notice to the Employee, take such action as the Employer deems appropriate in relation to such subpoena or request.

    (b) The Employee agrees that all right, title and interest to all works of whatever nature generated in the course of Employee's employment with the Employer or its affiliates resides with the Employer. The Employee agrees that Employee will return to the Employer or its affiliates, not later five (5) days after the Termination Date, all property, in whatever form (including computer files and other electronic data), of the Employer in Employee's possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of the Employer and its affiliates.

    (c) Except with the prior written consent of the Employer, the Employee shall not, during the Employment Period and for the one-year period immediately following the Termination Date, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Employer, or any of its affiliates, or any then current or prospective customer, client or supplier of the Employer, or any of its affiliates, to discontinue or limit his or her relationship with the Employer, or affiliates or to otherwise do business with any competing business of the Employer.

    (d) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of Employee's obligations under this Section 6. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Employer

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shall be entitled to seek injunctive relief and specific performance in addition to any other remedies available to the Employer.

    (e) The restrictions in this Section 6 shall be in addition to any restrictions imposed on Employee by statute or at common law.

7.  Representations and Acknowledgments.

    The Employee hereby represents and warrants to the Employer that the execution, delivery and performance of this Agreement does not violate any provision of any agreement which the Employee has with any former employer (a "Former Employer"). The Employee further acknowledges that to the extent the Employee has an obligation to the Former Employer not to disclose certain confidential information, Employee intends to honor such obligation and that honoring such obligation does not violate the foregoing representations and warranties made by the Employee.

8.  Miscellaneous.

    (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

  If to the Employer:

  Digital Island, Inc.
  45 Fremont Street, Suite 1200
  San Francisco, CA 94105
  Attention: Office of the General Counsel

  If to the Employee:

  Christina J. Stumpf
  21 Mason Road
  Brookline, NH 03033

or to such other address as any party hereto may designate by notice to the other, and if delivered personally, shall be deemed to have been received upon receipt or if sent by registered mail, shall be deemed to have been received three days after it is postmarked or upon receipt from carrier.

    (b) This Agreement, together with any exhibits attached hereto, constitutes the entire Agreement among the parties hereto with respect to the Employee's employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee's employment with the Employer.

    (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

    (d)

       (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

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      (ii) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

    (e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

    (f)  The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

    (g) This Agreement shall be governed by and construed in accordance with the laws of the state of California, without reference to its principles of conflicts of law. The Employer and the Employee agree that any dispute arising out of or related to this Agreement shall be resolved in accordance with the Arbitration Agreement attached hereto as Exhibit A. To the extent consistent with the Arbitration Agreement attached hereto as Exhibit A, the Employer and the Employee hereby consent to the exclusive jurisdiction of the courts of the state of California and the United States District Court for the Northern District of California and superior federal courts.

    (h) This Agreement may be executed in several counterparts, including by the exchange of facsimile signature pages containing the signatures of one or both parties, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    (i)  The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above.

(Signature)
Christina J. Stumpf
DIGITAL ISLAND, INC.	CABLE & WIRELESS PLC
By:	By:
Title:	Title:

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EXHIBIT A: ARBITRATION AGREEMENT

1.
To the maximum extent permitted by law, I, Christina J. Stumpf, and Digital Island, Inc. (the "Company") (collectively, the "parties") agree that, except as noted below, any controversy, claim or dispute arising out of or related to my employment or the termination thereof ("claims") shall be arbitrated in accordance with the following procedure:

(a)
Any and all claims shall be submitted to final and binding arbitration before the American Arbitration Association ("AAA") in the city closest to my place of work at the Company where the AAA has an office. Such arbitration shall be in accordance with the AAA's then current version of the National Rules for the Resolution of Employment Disputes. The arbitrator shall be selected in accordance with the AAA's selection procedures in effect at the time, and shall be a member of the AAA's panel of arbitrators for employment disputes. Either party may initiate arbitration proceedings by filing a demand for arbitration with the AAA in the city closest to my place of work at the Company where AAA has an office.

(b)
The arbitrator shall have the authority to grant any relief authorized by law.

(c)
The arbitrator shall have exclusive authority to resolve all claims covered by this arbitration agreement, and any dispute relating to the interpretation, applicability, enforceability or formation of this arbitration agreement, including, but not limited to, any claim that all or any part of this arbitration agreement is void or voidable. Any issues involving the arbitrability of a dispute shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(d)
The Company will pay all arbitration fees, deposits and administrative costs assessed by the AAA; except that I may be required to pay administrative fees to the AAA not to exceed the amount of the then-current filing fee for a civil action filed in the court of general jurisdiction in the state where I was last employed by the Company. The arbitrator shall have power to award attorneys' fees, expert witness fees and costs according to statute, or according to a separate written agreement between the parties, or the National Rules for the Resolution of Employment Disputes of the AAA, but shall have no other power to award attorneys' fees, costs or expert witness fees.

(e)
The claims covered by the above include, but are not limited to, claims for wrongful termination, unpaid wages or compensation, breach of contract, torts, violation of public policy, claims for harassment or discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, disability, or sexual orientation), claims for benefits (except where an employee benefit or pension plan specifies a procedure for resolving claims different from this one), claims for physical or mental harm or distress, or any other employment-related claims under any federal, state or other governmental law, statute, regulation or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and any other statutes or laws relating to an employee's relationship with his/her employer. However, claims for workers' compensation benefits and unemployment compensation benefits are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency.

(f)
Notwithstanding this agreement to arbitrate, neither party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(g)
The arbitrator shall issue a written arbitration decision stating the arbitrator's essential findings and conclusions upon which any award is based. A party's right for review of the decision is limited to grounds provided under applicable law.

(h)
The parties agree that the arbitration shall be final and binding and any arbitration award shall be enforceable in any court having jurisdiction to enforce this arbitration agreement.

2.
BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE COMPANY AND I GIVE UP ALL RIGHTS TO TRIAL BY JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

3.
I agree that this agreement to arbitrate shall survive the termination of my employment. This is the complete agreement of the parties on the subject of arbitration of disputes. This agreement supersedes any prior or contemporaneous oral or written understanding on the subject. This agreement cannot be changed unless in writing, signed by me and the Chief Executive Officer of the Company or his or her delegate.

AGREED TO AND ACCEPTED:
Dated:

(Signature)
Christina J. Stumpf
DIGITAL ISLAND, INC.	CABLE & WIRELESS PLC
By:	By:
Title:	Title:

1875-PS-SPO1

DETACH HERE

PROXY

DIGITAL ISLAND, INC.

Proxy Solicited by the Board of Directors
for the Special Meeting of Stockholders, August 30, 2001

This Proxy is Solicited on Behalf of the Board of Directors of DIGITAL ISLAND, INC.

   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held August 30, 2001 and the Proxy Statement and appoints Ruann F. Ernst and Howard Lasky, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Digital Island, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, 6th Floor, San Francisco, California 94105 on Thursday, August 30, 2001 at 10:00 a.m. local time (the "Special Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

/x/	Please mark votes as in this example.

The Board of Directors recommends a vote IN FAVOR OF proposal (1), the approval of the Agreement and Plan of Merger. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF proposal (1), the approval of the Agreement and Plan of Merger.

1.	Approval of the Agreement and Plan of Merger, dated as of May 14, 2001, by and among Cable and Wireless plc, Dali Acquisition Corp. and Digital Island, Inc.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
FOR / /	AGAINST / /	ABSTAIN / /	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	/ /
			MARK HERE IF YOU PLAN TO ATTEND THE MEETING	/ /
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.
Please sign, date and return promptly in the accompanying envelope.
Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF SPECIAL MEETING To Be Held on August 30, 2001

SUMMARY
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
WHO WE ARE
THE MERGER AND RELATED TRANSACTIONS
PLANS FOR DIGITAL ISLAND
APPRAISAL RIGHTS
STOCK OWNERSHIP
Annex A

AGREEMENT AND PLAN OF MERGER
ARTICLE I
ARTICLE II
ARTICLE III THE MERGER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO THE MERGER
ARTICLE IX
ARTICLE X
Annex A
CONDITIONS TO THE OFFER
Annex B
Annex C
Annex D
EMPLOYMENT AGREEMENT
EXHIBIT A: ARBITRATION AGREEMENT
Annex E
Annex F
EMPLOYMENT AGREEMENT
EXHIBIT A: ARBITRATION AGREEMENT